UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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BB&T Corporation

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Dear Fellow Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of BB&T Corporation at 11:00 a.m. (EDT) on Tuesday, April 25, 2017. This year’s meeting will be held in Harrisburg, Pennsylvania at the Hilton Harrisburg, on One North Second Street. Shareholders as of the record date of February 15, 2017 are invited to attend.

We are again providing proxy materials to our shareholders primarily through the Internet. We have found this process significantly lowers the cost of our annual proxy campaign. We hope this continues to offer you a convenient way to access our proxy materials. Please read the 2017 proxy statement carefully because it contains important information about the matters we will vote on at our annual meeting.

Separately, on behalf of the Board of Directors, we would like to thank recently retired directors Edward C. Milligan and Edwin H. Welch, Ph.D., and recently retired members of Executive Management, Ricky K. Brown, Steven B. Wiggs and Cynthia A. Williams, for their service and contributions to our company. All were instrumental in executing our vision and mission in the face of meaningful obstacles during the past several years. We benefited from their sound judgement and guidance.

Even if you plan to attend the meeting, we encourage you to vote your shares in advance by following the voting instructions provided. Every vote is important and we look forward to hearing from you.

Sincerely,

Kelly S. King	Jennifer S. Banner
Chairman and Chief Executive Officer	Independent Lead Director

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS OF

BB&T CORPORATION

Date:	Time:	Place:
April 25, 2017	11:00 a.m. EDT	Hilton Harrisburg One North Second Street Harrisburg, PA 17101

AGENDA:

•	Election of the 16 directors named in the proxy statement, each for a one-year term expiring at the 2018 Annual Meeting of Shareholders
•	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2017
•	Advisory vote to approve BB&T’s executive compensation program, commonly referred to as a “say on pay” vote
•	Advisory vote on the frequency of our “say on pay” vote
•	Approval of amendments to the BB&T Corporation 2012 Incentive Plan, which include increasing the number of authorized shares, and re-approval of the Plan for purposes of Internal Revenue Code Section 162(m)
•	A shareholder proposal requesting the elimination of supermajority voting provisions in BB&T Corporation’s articles and bylaws, if properly presented at the meeting
•	Any other business that may properly be brought before the meeting

Record date: You can vote if you were a shareholder of record on February 15, 2017.

If you are attending the meeting, you will be asked to present your admission ticket and valid photo identification, such as a driver’s license, as described in the proxy statement.

By Order of the Board of Directors,

Kelly S. King
Chairman and Chief Executive Officer

March 15, 2017

  Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting To Be
Held on April 25, 2017

A copy of this proxy statement is available at http://www.edocumentview.com/BBT. Also available at this website is the 2016 Annual Report, which highlights summary financial information about BB&T, and our Annual Report on Form 10-K for the year ended December 31, 2016.

BB&T
BB&T

RECENT ACCOLADES

- **Named one of the 2017 Best Banks in America by Forbes**
  ©2017, Forbes Media LLC
  Used with permission

- **One of the top 15 strongest banks in the world; one of only three in the U.S.**
  Bloomberg Markets magazine (2015)

- **Received four Greenwich Excellence Awards in Wealth Management and Personal Investment Services**
  Greenwich Associates (2016)

- **Recognized as a 2016 Javelin Mobile Banking Leader in the Functionality category among the nation's top 30 financial institutions**
  Javelin Strategy & Research (2016)

- **Recognized as one of the "World's Most Admired Companies" and ranked #4 among superregional banks**
  Fortune (2017)

- **Awarded Corporate Social Responsibility Leadership award**
  The Financial Services Roundtable (2016)

- **Top 125 organizations for excellent training**
  Training Magazine (2016)

- **One of The World's Best Treasury & Cash Management Providers**
  Global Finance (2016)

- **5th largest insurance broker in the nation and 6th in the world**
  Business Insurance (2016)

PROXY STATEMENT TABLE OF CONTENTS

COMPENSATION OF EXECUTIVE OFFICERS	65

2016 SUMMARY COMPENSATION TABLE	65
2016 GRANTS OF PLAN-BASED AWARDS	68
2016 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END	69
OPTION EXERCISES AND STOCK VESTED IN 2016	70
2016 PENSION BENEFITS	71
2016 NON-QUALIFIED DEFERRED COMPENSATION	72
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL	73

COMPENSATION OF DIRECTORS	77

2016 DIRECTOR COMPENSATION TABLE	77

PROPOSAL 4 – ADVISORY VOTE ON THE FREQUENCY OF “SAY ON PAY” VOTES	80

PROPOSAL 5 – APPROVAL OF AMENDMENTS TO THE 2012 INCENTIVE PLAN, WHICH INCLUDE INCREASING THE NUMBER OF AUTHORIZED SHARES, AND RE-APPROVAL OF THE PLAN FOR PURPOSES OF INTERNAL REVENUE CODE SECTION 162(m)	81

PROPOSAL 6 – SHAREHOLDER PROPOSAL REQUESTING THE ELIMINATION OF SUPERMAJORITY VOTING PROVISIONS IN BB&T CORPORATION’S ARTICLES AND BYLAWS	90

TRANSACTIONS WITH EXECUTIVE OFFICERS AND DIRECTORS	93

LOANS TO EXECUTIVE OFFICERS AND DIRECTORS	93
RELATED PERSON TRANSACTIONS	93

VOTING AND OTHER INFORMATION	95

SHARES ENTITLED TO VOTE AT THE MEETING	95
QUORUM REQUIREMENTS	95
VOTING PROCEDURES	95
VOTES REQUIRED, NON-VOTES, ABSTENTIONS, AND REVOCATIONS	96
DELIVERING PROXY MATERIALS	96
PROXY COSTS	97
PROPOSALS FOR 2018 ANNUAL MEETING OF SHAREHOLDERS	97
OTHER BUSINESS	98

ANNEX A – NON-GAAP FINANCIAL MEASURES	A-1

ANNEX B – BB&T CORPORATION 2012 INCENTIVE PLAN, AS AMENDED	B-1

ATTENDING THE ANNUAL MEETING

Proxy Statement Summary

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this proxy statement for BB&T Corporation, which we sometimes refer to as the “Corporation” or “BB&T.” This summary does not contain all the information that you should consider, and you should read this entire proxy statement carefully before you vote. Additional information regarding our 2016 performance can be found in our Annual Report on Form 10-K.

2017 Annual Meeting of Shareholders

Time and Date	Location	Record Date
April 25, 2017, at 11:00 a.m. EDT	Hilton Harrisburg One North Second Street Harrisburg, PA 17101	February 15, 2017

Proposals and Voting

Shareholders will vote on the following six proposals:

Proposals	Votes Required	Board Recommendation	More Information
Election of 16 directors named in the proxy statement	Majority of votes cast for each nominee	FOR EACH NOMINEE	Page 8
Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2017	Majority of votes cast	FOR	Page 33
Advisory vote to approve BB&T’s executive compensation program, commonly referred to as a “say on pay” vote	Majority of votes cast	FOR	Page 36
Advisory vote on the frequency of “say on pay” votes	Majority of votes cast (in the absence of a majority, we will consider which frequency receives the most votes by shareholders)	EVERY YEAR	Page 80
Approval of amendments to the BB&T Corporation 2012 Incentive Plan, which include increasing the number of authorized shares, and re-approval of the Plan for purposes of Internal Revenue Code Section 162(m)	Majority of votes cast	FOR	Page 81
A shareholder proposal requesting the elimination of supermajority voting provisions in BB&T Corporation’s articles and bylaws, if properly presented at the meeting	Majority of votes cast	AGAINST	Page 90

BB&T Corporation | 2017 Proxy Statement    1

Proxy Statement Summary

How to Vote

A proxy that is signed and dated, but which does not contain voting instructions, will be voted as recommended by our Board of Directors on each proposal. In addition to voting in person at the annual meeting, shareholders may also vote the following ways:

Voting By Proxy
Voting Methods	Internet	Telephone	Mail
Shareholders of Record (shares registered via Computershare)	www.envisionreports.com/BBT	Call 1-800-652-VOTE (8683) and follow the instructions on the proxy card	Sign, date and mail your proxy card
Beneficial Owners (shares owned through your bank or brokerage account)	www.proxyvote.com	Call 1-800-454-VOTE (8683) and follow the instructions on your voting instruction form	Sign, date and mail your voting instruction form

2    BB&T Corporation | 2017 Proxy Statement

Proxy Statement Summary

Shareholder Engagement and Changes to our Compensation and Governance Programs

Highlights: Significant Enhancements to Compensation and Governance Programs

•   Performance Share Units—a new compensation vehicle

•   Total Shareholder Return—a new long-term incentive metric

•   Enhanced Mix of Long-Term Incentives—two-thirds of long-term incentives subject to robust performance criteria

•   Proxy Access—allows shareholders to have their nominees appear in our proxy statement.

As described under “Corporate Governance Matters—Shareholder Engagement Program,” for the past several years we have conducted a formal shareholder engagement program to discuss issues of importance to our shareholders, with a focus on corporate governance and executive compensation. Historically, shareholders have indicated strong support of our compensation programs through their “say on pay” voting results, but at our last two annual meetings, we received a lower level of shareholder support for that proposal than in prior years. In particular, in 2016, we received 55% of votes in favor of our “say on pay” proposal.

What We Heard

Since receiving the results of the 2016 “say on pay” vote, we have contacted our 50 largest shareholders, representing more than 44% of our outstanding shares. We also met with proxy advisory firms followed by some of our largest shareholders. The primary purpose of these discussions was to better understand and address our shareholders’ concerns about our executive compensation and governance programs. We received the following feedback on our compensation and governance programs:

•   Our shareholders wanted to see a significant portion of our long-term compensation be tied to robust performance objectives.

•   Shareholders suggested adding an additional performance-based metric to our long-term incentive program.

•   As a result of our asset size as compared to our peers, shareholders suggested that we consider adding larger banks to our peer group.

•   Even though we are above the median of our peers in terms of asset size, compensation should not be targeted above the median of our peers.

•   Shareholders expressed concerns that the 2015 Merger Incentive Award would become a regular part of our executive compensation program.

•   Shareholders suggested that we increase our CEO stock ownership guideline.

•   Shareholders requested that we adopt proxy access.

•   Shareholders requested that we publish our Corporate Social Responsibility report on our website.

BB&T Corporation | 2017 Proxy Statement    3

Proxy Statement Summary

What We Did

As outlined below, the Compensation Committee, the Nominating and Corporate Governance Committee and the Board carefully considered the constructive feedback we received during our engagement sessions and enhanced our executive compensation and governance programs over the course of 2016 and continuing into 2017. These changes fit well within our overall compensation philosophy and the objectives of our executive compensation and governance programs.

Compensation Changes Effective in 2016

•   In June 2016, we retroactively added Total Shareholder Return (“TSR”) as a payment modifier that can decrease payments under the previously granted 2016-2018 Long-Term Incentive Performance (“LTIP”) awards based on BB&T’s TSR performance relative to its peer group.

•   We increased the CEO’s stock ownership requirement from 5x salary to 6x salary.

•   We made no 2016 base salary increases for our 2015 Named Executive Officers (“NEOs”).

•   We did not increase compensation target opportunities for our 2015 NEOs.

•   We revised the peer group to add one bank larger than us (Wells Fargo) and one bank closer in size (Citizens Financial).

•   We continue to reinforce that the 2015 Merger Incentive Award was a one-time event that will not be repeated.

Compensation Changes Effective in 2017*

•   We added performance share units to the long-term incentive program to comprise 50% of equity awards.

•   We eliminated the use of stock options.

•   We adjusted the long-term incentive mix to provide for an equal mix of performance share units, LTIP, and restricted stock units, resulting in two-thirds of long-term incentives being subject to robust performance criteria and all awards being subject to a performance hurdle.

•   We included Total Shareholder Return as a payment modifier in our long-term incentive program, that can increase or decrease the LTIP award and performance share unit award payouts based on BB&T’s TSR performance relative to its peer group.

•   We extended our risk-based forfeiture provision to all long-term incentive awards. Awards are subject to reduction or forfeiture if the Compensation Committee determines that there has been a significant negative risk outcome.

•   We made no increases in base salaries for our NEOs.

Governance Changes Effective in 2016

•   We adopted a proxy access bylaw that allows a shareholder or group of up to 20 shareholders that has held at least 3% of our common stock for at least three years to nominate up to 25% of the Board (but at least two directors) and have those nominees appear in our proxy statement, subject to notice and other specific requirements in our bylaws.

•   We published a Corporate Social Responsibility report on our website, highlighting our good stewardship of the natural resources entrusted to us, our promotion of our associates’ and communities’ well-being, and our coherent corporate governance program.

*	See “Compensation Discussion and Analysis—Section 2—2017 Changes to Our Compensation Program” on page 44 for a detailed review of the compensation changes effective in 2017.

4    BB&T Corporation | 2017 Proxy Statement

Proxy Statement Summary

Performance Highlights

Strategic Accomplishments

•  2016 was a strong and profitable year with record earnings, expansion into new markets and a healthy return to our shareholders. Our accomplishments in 2016 demonstrate the power of our vision, mission and values.

•  We extended our long-standing commitment to leadership development for our clients and communities through our BB&T Leadership Institute, Lighthouse Project community service initiative, and Financial Foundations course to increase the financial proficiency of high school students.

•  We ramped up our digital strategy by adding talent and technology to meet our clients’ evolving needs and expectations.

•  We have continued to grow our digital platform, U by BB&T, which allows clients to do business with us wherever they are on whatever device they choose.

•  We were able to approve a 7% increase in our quarterly dividend, achieve a 28.4% total return to shareholders and were approved to conduct share repurchases totaling $840 million. Our dividend yield and long-term returns are among the best in the industry.

•  We successfully integrated our National Penn acquisition and began capitalizing on our earlier acquisitions of Susquehanna Bancshares and The Bank of Kentucky, allowing us to create new capital markets relationships in Philadelphia and Cincinnati.

•  We completed our second largest insurance acquisition – Swett & Crawford, a century-old wholesale broker with a strong and talented team of industry specialists.

•  We made important changes in our Executive Management team, adding five new leaders, creating the new positions of chief digital officer and chief client experience officer, and appointing new leadership to the role of chief information officer.

•  We invested approximately $1 billion in new infrastructure systems over the past three years, positioning us for future growth.

Financial Highlights
2016—A Record Performance Year:

•  Record net income available to common shareholders of $2.3 billion.

•  Asset growth of 4.4% year-over-year.

•  Average non-interest bearing deposits increased 15% year-over-year, second highest growth rate in our peer group.

•  Record revenue of $11.0 billion, up 12.3% from 2015.

•  Nonperforming assets represented 0.57% of loan-related assets, best in our peer group (peer group average 0.99%).

•  Strong capital and liquidity ratios.

•  Credit ratings that are among the highest in our industry.

•  Strong absolute total return to shareholders of 28.4%.

•  Total shareholder return exceeded peer average and S&P Financials Index for the 10, 15, and 20 year periods.

•  BB&T achieved a record stock price during the calendar year, which as of the record date was $48.26.

BB&T Corporation | 2017 Proxy Statement    5

Proxy Statement Summary

Corporate Governance Highlights

Our Board of Directors believes that maintaining a strong corporate governance framework is essential to the continuing growth and success of BB&T. Below are several notable features of our corporate governance framework:

Proxy Access	In 2016, we adopted a proxy access bylaw that allows a shareholder or group of up to 20 shareholders that has held at least 3% of our common stock for at least three years to nominate up to 25% of the Board (but at least two directors) and have those nominees appear in our proxy statement, subject to notice and other specific requirements in our bylaws.
Active, Independent Board of Directors	Fourteen of our sixteen directors are independent, and our directors attended 98% of the Board and committee meetings held last year.
Independent Lead Director	Our Lead Director serves an important governance function by providing strong leadership for the non-management and independent directors.
Strategic Direction and Planning	The Board regularly reviews BB&T’s strategic plan, goals and initiatives for the upcoming year and beyond with a view towards providing oversight, guidance and direction as to our long-term strategy.
Stock Ownership Guidelines	By requiring our CEO to own stock equal to 6x his annual salary and directors to own stock equal to 5x their annual retainer, we effectively align their interests to those of our shareholders.
Pledging/Hedging of Shares	To reduce conflicts of interest, we have strong limitations on pledging and hedging of our common stock by directors and Executive Management members.
Majority Voting for Director Elections	All director nominees in uncontested elections must be elected by an affirmative vote of the majority of votes cast.
Risk Oversight	We have developed a robust risk management organization, reporting to our Board, with the purpose of providing objective oversight of our risk-taking activities.
Clawbacks and Executive Risk Scorecard	We make all executive awards (cash and equity) subject to recoupment and also may utilize our executive risk scorecard to reduce incentive compensation for negative risk outcomes.
Shareholder Engagement	We maintain a robust shareholder engagement program, actively seeking feedback from our shareholders to improve our governance and compensation practices.
Statement of Political Activity	We publish on our website a Statement of Political Activity, describing our Board’s oversight of political contributions and political activity.
Corporate Social Responsibility Report	We publish on our website a Corporate Social Responsibility Report, highlighting our good stewardship of the natural resources entrusted to us, our promotion of our associates’ and communities’ well-being, and our coherent corporate governance program.
Board Committees	We have five standing board committees, as indicated in the following table. Each standing committee has a written charter adopted by the Board that can be found on our website at www.bbt.com.

6    BB&T Corporation | 2017 Proxy Statement

Proxy Statement Summary

BB&T BOARD OF DIRECTORS AND COMMITTEES

The table below shows for each of our directors, their memberships in standing committees and their independence status.

	Independent	Audit	Compensation	Nominating and Corporate Governance	Executive	Risk
Jennifer S. Banner±
K. David Boyer, Jr.
Anna R. Cablik**
James A. Faulkner***
I. Patricia Henry**
Eric C. Kendrick**
Kelly S. King†
Louis B. Lynn, Ph.D.
Charles A. Patton
Nido R. Qubein
William J. Reuter
Tollie W. Rich, Jr.**
Christine Sears
Thomas E. Skains
Thomas N. Thompson
Stephen T. Williams*

†	Chairman of the Board of Directors
±	Independent Lead Director
Member
Chair
*	Designated as the “Audit Committee Financial Expert”
**	Serves on the Trust Committee of Branch Banking and Trust Company
***	Chairman of the Trust Committee of Branch Banking and Trust Company

BB&T Corporation | 2017 Proxy Statement    7

Proposal 1—Election of Directors

PROPOSAL 1—ELECTION OF DIRECTORS

We are asking you to reelect each of the sixteen director nominees listed below to continue serving on our Board of Directors for a one-year term expiring at the Annual Meeting of Shareholders in 2018. Each director nominee will require the affirmative vote of the majority of votes cast to be elected.

Although our Board of Directors expects that each of the nominees will be available for election, if a vacancy in the slate of nominees occurs, it is intended that shares of BB&T common stock represented by proxies will be voted for the election of a substitute nominee, designated by the Board, or the Board may reduce the number of persons to be elected by the number of persons unable to serve.

The membership of our Board of Directors includes all of the board members of Branch Banking and Trust Company (“Branch Bank,” our banking subsidiary), and vice-versa, resulting in the two boards having identical memberships. Matching the membership of these two boards provides for transparency and information sharing between both boards, which allows for better risk management, provides for administrative efficiencies, and takes advantage of the talent and experience provided by the members of each board. This structure is also in line with that of many of the financial services companies found in our peer group.

Each of our nominees has been identified as possessing good business acumen, strength of character, and an independent mind, as well as a reputation for integrity and the highest personal and professional ethics. Sound judgment and community leadership are also important characteristics that our Board members possess. Each nominee additionally brings to us a strong and unique background and set of skills, providing our Board with competence and experience in a wide variety of areas.

8    BB&T Corporation | 2017 Proxy Statement

Proposal 1—Election of Directors

Director Commitment and Skills

COMMITMENT TO BB&T

We are proud of our directors’ devotion to BB&T. Our Board invests a substantial amount of time, effort and energy in planning and executing our vision, mission and values. While each Board member has other professional commitments, no Board member is part of more than two other publicly-traded company boards. We believe that this commitment to BB&T helps promote our vision to become “the Best of the Best.” The following skills matrix shows the diverse range of expertise our directors provide to BB&T.

DIRECTOR SKILLS
	Qualifications			Experience
	Executive Leadership	Public Company Director	Audit Committee Financial Expert Qualified(1)	Accounting	Academia	Corporate Governance and Supervision	Financial Services	Other Bank Director or Bank Executive Experience
Jennifer S. Banner
K. David Boyer, Jr.
Anna R. Cablik
James A. Faulkner
I. Patricia Henry
Eric C. Kendrick
Kelly S. King
Louis B. Lynn, Ph.D.
Charles A. Patton
Nido R. Qubein
William J. Reuter
Tollie W. Rich, Jr.
Christine Sears
Thomas E. Skains
Thomas N. Thompson
Stephen T. Williams

(1)	Indicates Audit Committee members who meet the criteria as an “Audit Committee Financial Expert’’ under applicable SEC rules. Stephen T. Williams has been designated by the Board of Directors as its Audit Committee Financial Expert.

BB&T Corporation | 2017 Proxy Statement    9

Proposal 1—Election of Directors

Nominees for Election as Directors for a One-Year Term Expiring in 2018

The names of the nominees for election to our Board of Directors and their principal occupations, experience, and key qualifications and skills is set forth below.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE DIRECTOR NOMINEES NAMED BELOW.

Jennifer S. Banner Knoxville, TN

Age: 57 Lead Director Tenure: • BB&T since 2003 • Branch Bank since 2013 Board Committees: • Executive • Risk Public Company Directorship: • Communications Sales & Leasing, Inc.

Professional Experience:

Ms. Banner has served as President and Chief Executive Officer of SchaadSource, LLC (a financial and administrative services company) since 2006, Chief Executive Officer of Schaad Companies, LLC (a diversified holding company) since 2008 and Chief Executive Officer of Schaad Family Office, LLC (a diversified holding company) since 2012.

Qualifications and Skills:

Ms. Banner brings to BB&T experience as a Chief Executive Officer and skills in public accounting, as well as financial services, corporate governance and risk management experience from her prior service on the boards of directors of First Vantage Bank and First Virginia Banks, Inc. She served for six years (2010-2015) as a director of the Federal Reserve Bank of Atlanta (Nashville Branch) where she received formal training in monetary policy, the banking system and macroeconomics. In addition, Ms. Banner has experience with community-oriented organizations, construction, real estate development, and serves as a director and chair of the audit committee of Communications Sales & Leasing, Inc., a real estate investment trust in the communications infrastructure space.

K. David Boyer, Jr. Oakton, VA

Age: 65 Tenure: • BB&T since 2009 • Branch Bank since 2013 Board Committees: • Executive • Risk

Professional Experience:

Mr. Boyer has served as Chief Executive Officer of GlobalWatch Technologies, Inc. (a business intelligence, cybersecurity, information assurance, governance and compliance firm) since 2004. Mr. Boyer also has served as a director of Virginia Community Development Corporation (a tax credit fund manager supporting economic development in Richmond) since 2009 and as a Treasury Board Member for the Commonwealth of Virginia from 2002-2014.

Qualifications and Skills:

Prior to his election to the BB&T Board, Mr. Boyer served for over 11 years on Branch Bank’s local advisory board in Washington, D.C. This experience provided Mr. Boyer with a thorough understanding of BB&T’s banking organization, governance structure and its values and culture. Mr. Boyer has extensive experience with risk management, accounting and finance, as well as information technology services, information management, cybersecurity and anti-terrorism assistance services, and brings skills related to this experience to the BB&T Board.

10    BB&T Corporation | 2017 Proxy Statement

Proposal 1—Election of Directors

Anna R. Cablik Marietta, GA

Age: 64 Tenure: • BB&T since 2004 • Branch Bank since 2013 Board Committees: • Compensation • Nominating and Corporate Governance (Chair) Public Company Directorship: • Georgia Power Company

Professional Experience:

Ms. Cablik has served as the President of Anasteel & Supply Company, LLC (a reinforcing steel fabricator) since 1994 and as President of Anatek, Inc. (a general contractor) since 1982.

Qualifications and Skills:

Ms. Cablik brings entrepreneurial and business-building skills and experience to BB&T, having successfully founded and grown several businesses. Her extensive career managing a diverse portfolio of projects provides risk assessment skills and governance experience to the BB&T Board. Her public company director experience has provided her a broad understanding of corporate governance matters. Additionally, as the owner and operator of a company, Ms. Cablik has over 30 years of experience overseeing the preparation of financial statements and the review of accounting matters.

James A. Faulkner Dahlonega, GA

Age: 72 Tenure: • BB&T since 2013 • Branch Bank since 2000 Board Committees: • Audit

Professional Experience:

Mr. Faulkner is currently retired and previously served as a consultant to Branch Bank from 2000 through 2011.

Qualifications and Skills:

Mr. Faulkner brings to BB&T significant financial services leadership, oversight and expertise stemming from his distinguished 52-year career in commercial banking, including serving as the top executive of Century South Banks from 1997 until it merged with BB&T in 2000. He has served as a director of four different public companies over a 25+ year period, providing him with meaningful corporate governance perspective and experience. Mr. Faulkner’s long tenure on the Branch Bank board and his extensive service as a bank executive affords him valuable insight as to BB&T’s banking operations and its vision, mission, values and culture. Mr. Faulkner qualifies as an “audit committee financial expert” under SEC guidelines.

BB&T Corporation | 2017 Proxy Statement    11

Proposal 1—Election of Directors

I. Patricia Henry Stone Mountain, GA

Age: 69 Tenure: • BB&T since 2013 • Branch Bank since 1999 Board Committees: • Audit

Professional Experience:

Ms. Henry is currently retired and previously was the Director of Strategic Projects for Miller Brewing from 2005 to 2008.

Qualifications and Skills:

Ms. Henry brings extensive risk management, strategic planning and organizational development experience and skills to the BB&T Board. At Miller Brewing, Ms. Henry became the first woman to hold a lead management position at a major U.S. brewery when she was named Plant Manager of the Eden, North Carolina facility in 1995. In addition, Ms. Henry’s operational business background allows her to bring the perspective of a commercial client into BB&T’s boardroom. Her institutional knowledge and longstanding Branch Bank board service further qualify her to serve as a member of the BB&T Board.

Eric C. Kendrick Arlington, VA

Age: 70 Tenure: • BB&T since 2013 • Branch Bank since 2003 Board Committees: • Compensation • Nominating and Corporate Governance

Professional Experience:

Mr. Kendrick has served as the President of Mereck Associates, Inc. (a real estate management and development firm) since 1989. He is also President of Old Dominion Warehouse Corporation (a warehouse leasing and development firm) since 1991, President of Upton Corporation (a commercial property development company) since 1991, and President of Murteck Construction Company, Inc. (a general contractor) since 1991.

Qualifications and Skills:

Mr. Kendrick brings to BB&T significant financial services industry experience and corporate governance perspective from his service on the boards of First Virginia Banks, Inc., where he served as a director from 1986 until it merged with BB&T in 2003, and Branch Bank, where he has served as director since 2003. As a successful executive, Mr. Kendrick also brings to the BB&T Board a high level of business acumen, as well as significant experience and valuable perspective from the construction and real estate development industries.

12    BB&T Corporation | 2017 Proxy Statement

Proposal 1—Election of Directors

Kelly S. King Winston-Salem, NC

Age: 68 Tenure: • BB&T since 2008 • Branch Bank since 1995 Board Committees: • Executive • Risk

Professional Experience:

Mr. King has served as Chairman of BB&T since 2010; Chief Executive Officer of BB&T and Chairman and Chief Executive Officer of Branch Bank since 2009; and Chief Operating Officer of BB&T and Branch Bank from 2004-2008.

Qualifications and Skills:

Mr. King has forged a lifetime of leadership experience with BB&T, devoting 33 of his 44 years of service to BB&T as a member of Executive Management. He has assumed leadership roles in commercial and retail banking, operations, insurance, corporate financial services, investment services and capital markets.

Mr. King is credited with leading BB&T to continued profitability and financial stability through the economic downturn beginning in 2008. His unwavering commitment to the company’s vision, mission and values has led to a nationally recognized associate volunteer program, called the Lighthouse Project. Since 2009, the Lighthouse Project completed more than 7,700 projects for the communities we serve.

Mr. King served as the Fifth District representative on the Federal Advisory Council of the Board of Governors of the Federal Reserve System from 2013 through 2016, and served as President of the Federal Advisory Council in 2016. He has been a member of The Financial Services Roundtable since 2010 and he previously served on the Board of the Federal Reserve Bank of Richmond from 2009 to 2011. Mr. King also has served as Chairman of the North Carolina Bankers Association board and as Vice Chairman of the American Bankers Council.

Mr. King was named the Banker of the Year for 2015 by American Banker magazine. His leadership steered the successful completion of our 2015 acquisition of Susquehanna Bancshares—a transaction that was named M&A Deal of the Year (Over $1B to $5B) by The M&A Advisor. Mr. King was named by SNL Financial as one of its “Most Influential” in banking in 2015 & 2014. In 2011, he was ranked #3 “Best CEO” by sell-side analysts in a study by Institutional Investor magazine. Since 2009, BB&T has led all U.S. banks in total awards for small business and middle market banking by Greenwich Associates. BB&T was named one of the “2017 Best Banks in America” by Forbes, and one of the “World’s Most Admired Companies” by Fortune, ranking #4 among superregional banks.

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Proposal 1—Election of Directors

Louis B. Lynn, Ph.D. Columbia, SC

Age: 68 Tenure: • BB&T since 2013 • Branch Bank since 2006 Board Committees: • Compensation • Nominating and Corporate Governance

Professional Experience:

Dr. Lynn has served as the President and Chief Executive Officer of ENVIRO AgScience, Inc. (a defense contractor and provider of construction, construction management, and landscape and design services) since founding the firm in 1985.

Qualifications and Skills:

Dr. Lynn possesses valuable oversight skills and governance experience gained in serving as the top executive of ENVIRO AgScience. He also brings to the BB&T Board government and private sector design and construction experience of sustainable energy efficient facilities. Dr. Lynn has served as a member of the Clemson University Board of Trustees since 1988. He also serves as an Adjunct Professor of Horticulture at Clemson University and served on a number of national and state boards related to agriculture, higher education and business leadership. His familiarity with modern agriculture science and agribusiness imparts an important perspective to the Board, as does his service in the field of higher education.

Charles A. Patton Hopewell, VA

Age: 60 Tenure: • BB&T since 2013 • Branch Bank since 1998 Board Committees: • Executive • Risk (Chair)

Professional Experience:

Mr. Patton has served as a consultant and manager of Patton Holdings, LLC (a real estate holding company) since 2007 and manager of PATCO Investments, LLC (emphasizing specialty lending and equity participations) since 1998.

Qualifications and Skills:

Over the course of his extensive career in the financial services industry, Mr. Patton has served in a variety of leadership positions, including as the President and Chief Executive Officer of Virginia First Savings Bank. As the top executive of Virginia First, he gained leadership, oversight and risk management skills, as well as financial industry and banking operations expertise, which are valuable as a director of BB&T. His long tenure on the Branch Bank board has imparted him with significant institutional knowledge about BB&T, while also providing corporate governance expertise. Mr. Patton also is a leader in his community, holding leadership positions in a variety of social and civic organizations in the Richmond, Virginia area. He is a Director and the Chairman of the Audit and Finance Committees of Richard Bland College Foundation, Inc.

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Proposal 1—Election of Directors

Nido R. Qubein High Point, NC

Age: 68 Tenure: • BB&T since 1990 • Branch Bank since 2013 Board Committees: • Executive • Risk Public Company Directorship: • La-Z-Boy Incorporated

Professional Experience:

Dr. Qubein has been a BB&T director since 1990 and a Branch Bank director since 2013. He has served as President of High Point University since 2005 where he transformed the institution from a small college to a thriving university. He is also Executive Chairman of Great Harvest Bread Company (a whole grain bread bakery franchising company) since 2001.

Qualifications and Skills:

Dr. Qubein has written a dozen books on leadership, sales, communication and marketing and serves as advisor to businesses and organizations throughout the country on how to position their enterprises and create successful leadership programs. He is a business coach to CEOs and top executives. During his tenure on the BB&T Board, he has provided key leadership and made important contributions to the development and successful execution of BB&T’s strategy to be the “best of the best.” His many entrepreneurial ventures and service on more than 30 volunteer boards over the course of his career contribute governance and community service skills and experience to BB&T. He has been recognized nationally for his entrepreneurial and professional achievements including his induction in three halls of fame, receiving the University of Delaware’s Siegfried Entrepreneurship Award, and membership in the Horatio Alger Association for Distinguished Americans with such notable leaders like Starbuck’s Howard Schultz and General Colin Powell.

William J. Reuter Lititz, PA

Age: 67 Tenure: • BB&T since 2015 • Branch Bank since 2015 Board Committees: • Executive • Risk

Professional Experience:

Mr. Reuter is the retired Chairman and Chief Executive Officer of Susquehanna Bancshares, Inc., having served as Chief Executive Officer and Chairman from 2001 and 2002, respectively, until the merger of the company with BB&T Corporation. He was also Chairman of the Board of its banking subsidiary, Susquehanna Bank, as well as the following subsidiaries: Boston Service Company, Inc. (d/b/a Hann Financial Service Corp.), Valley Forge Asset Management, LLC, The Addis Group, LLC; Stratton Management Company and Semper Trust Company.

Qualifications and Skills:

Mr. Reuter brings extensive experience in the financial services industry, beginning his career with Susquehanna in 1973, when he joined one of its predecessor banks in Maryland. He has more than 40 years in leadership roles within the banking industry. Mr. Reuter’s experience as the CEO and Chairman of a large, publicly traded financial services organization and his risk management expertise qualify him to serve as a member of our Board. He joined our Board in August 2015 as a part of the Susquehanna merger. Mr. Reuter has held leadership roles in numerous community organizations throughout his career, including serving as campaign chairman for United Way campaigns in both Hagerstown, MD, and Lancaster, PA.

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Proposal 1—Election of Directors

Tollie W. Rich, Jr. Cape Coral, FL

Age: 67 Tenure: • BB&T since 2013 • Branch Bank since 2007 Board Committees: • Audit

Professional Experience:

Mr. Rich retired in 2000 as a senior banking executive at Branch Bank. Prior to that, his banking career spanned over 30 years, culminating with his service as the Executive Vice President, Chief Operating Officer and a director of Life Savings Bank, FSB, which merged with Branch Bank in 1998.

Qualifications and Skills:

Mr. Rich brings valuable perspective to the BB&T Board by combining financial industry leadership and expertise with significant corporate governance and supervisory experience. His extensive career in the financial services industry affords a deep understanding of operations and management, while his tenure on the Branch Bank board provides experience on corporate governance matters. Mr. Rich has a longstanding involvement with charitable and community organizations and presently utilizes his leadership skills on various civic and business association boards.

Christine Sears Harrisburg, PA

Age: 61 Tenure: • BB&T since 2015 • Branch Bank since 2015 Board Committees: • Audit

Professional Experience:

Ms. Sears has served as the President and Chief Executive Officer of Penn National Insurance since January 1, 2015. Prior to being appointed Penn National’s President and Chief Executive Officer, Ms. Sears served as Penn National’s Executive Vice President and Chief Operating Officer since 2010 after serving as Penn National’s Chief Financial Officer from 1999 to 2010.

Qualifications and Skills:

Ms. Sears joined Penn National in 1980 as a financial analyst and held various positions of increasing leadership in the company prior to being named the President and Chief Executive Officer. Her deep understanding of the insurance industry is very valuable to our Board of Directors as BB&T’s insurance operations are our largest source of non-interest income. Ms. Sears joined our Board in August 2015 as a part of the Susquehanna merger. Ms. Sears qualifies as an “audit committee financial expert” under SEC guidelines.

Ms. Sears is a Certified Public Accountant, holds the Chartered Property Casualty Underwriter designation from the Institute for Chartered Property Casualty Underwriters, and has completed the Insurance Executive Development Course of the Wharton School of Business at the University of Pennsylvania.

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Proposal 1—Election of Directors

Thomas E. Skains Charlotte, NC

Age: 60 Tenure: • BB&T since 2009 • Branch Bank since 2013 Board Committees: • Executive (Chair) • Risk Public Company Directorship: • Duke Energy Corporation • National Fuel Gas Company

Professional Experience:

Mr. Skains served as Chairman, President and Chief Executive Officer of Piedmont Natural Gas Company, Inc. from 2003 until its acquisition in October 2016 by Duke Energy Corporation.

Qualifications and Skills:

Mr. Skains brings extensive leadership and strategic planning experience to BB&T through his experience leading a major natural gas utility in the Southeast. Mr. Skains also brings a wealth of corporate governance and risk management expertise gained through his former role as the President and Chief Executive Officer of Piedmont Natural Gas, a publicly traded corporation, and as a director of Duke Energy Corporation and National Fuel Gas Company, both publicly traded companies. His experience in the highly regulated natural gas industry is especially valuable given the high degree of regulation that currently exists in the financial services industry. Mr. Skains has served on a wide variety of boards for prominent civic and business associations, providing him with extensive community relations experience.

Thomas N. Thompson Owensboro, KY

Age: 68 Tenure: • BB&T since 2008 • Branch Bank since 2013 Board Committees: • Compensation (Chair) • Nominating and Corporate Governance

Professional Experience:

Mr. Thompson has served as President of Thompson Homes, Inc. (a home builder) since 1978 and served as a member of the Kentucky House of Representatives from 2003-2016.

Qualifications and Skills:

As a former member of the Kentucky legislature, including serving as the Chairman of the House Banking and Insurance Committee, Mr. Thompson provides BB&T with a unique perspective on risk management and the regulation of the financial services industry. He also has valuable experience in the banking industry, having served as a director of AREA Bancshares, which was acquired by BB&T in 2002. Mr. Thompson also brings governance and community service skills and experience to the BB&T Board, having served as a director of various educational and community organizations.

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Proposal 1—Election of Directors

Stephen T. Williams Winston-Salem, NC

Age: 57 Tenure: • BB&T since 2007 • Branch Bank since 2013 Board Committees: • Audit (Chair)

Professional Experience:

Mr. Williams has served as a consultant and manager of Williams Development Group, LLC (a real estate development company) since August 2013. He has served as President of A.T. Williams Oil Company (a family investment company) since 1995 and served as President and Chief Executive Officer of WilcoHess, LLC (an operator of gas stations, convenience stores, restaurants and travel centers) from 2001 through January 2014.

Qualifications and Skills:

In addition to the management and oversight skills and experiences gained in serving as the top executive of A.T. Williams Oil Company and WilcoHess, Mr. Williams has a unique perspective on the needs of customers within BB&T’s footprint through his experience with the daily operations of a chain of over 400 gas stations, convenience stores, restaurants and travel centers in Alabama, Georgia, Tennessee, Virginia, Pennsylvania, and the Carolinas. In addition, Mr. Williams has gained experience in building ties between business and the local community through his involvement with community-oriented organizations such as the Winston-Salem Alliance. Mr. Williams qualifies as an “audit committee financial expert” under SEC guidelines.

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Corporate Governance Matters

CORPORATE GOVERNANCE MATTERS

The Board of Directors periodically reviews BB&T’s corporate governance policies, practices and procedures to ensure that we follow best practices and meet or exceed the requirements of applicable laws, regulations and rules. Our ultimate purpose is to create a strong, sound, and profitable financial services company with long-term, sustainable growth and value for our shareholders.

Key Corporate Governance Documents—Please visit our website at www.bbt.investorroom.com to view the following documents:

•  Corporate Governance Guidelines

•  Board Committees and Charters

•  Codes of Ethics

•  Statement of Political Activity

•  Accounting, Securities and Legal Violations Policy

•  Corporate Social Responsibility Report

A shareholder may also request a copy of any of these documents by contacting the Corporate Secretary, BB&T Corporation, 200 West Second Street, Winston-Salem, North Carolina 27101.

Corporate Governance Guidelines

Our Corporate Governance Guidelines provide the framework for fulfillment of the Board’s corporate governance duties and responsibilities, taking into consideration corporate governance best practices and applicable laws and regulations. The Guidelines address a number of matters applicable to directors, including director qualification standards and director independence requirements, share ownership guidelines, Board responsibilities, role of the independent Lead Director, retirement, meetings of non-management directors, and director compensation.

Director Independence

In determining director independence, our Board considers the New York Stock Exchange’s (“NYSE”) bright-line independence criteria. Consistent with NYSE rules, our Board of Directors also broadly considers all other relevant facts and circumstances that bear on the materiality of each director’s relationship with BB&T, including the potential for conflicts of interest, when determining director independence. To assist it in making independence determinations, our Board of Directors has adopted categorical standards which are contained in our Corporate Governance Guidelines. These director independence standards reflect, among other items, the NYSE independence requirements and other applicable laws and regulations related to director independence, and address certain relationships that the Board has determined do not affect a director’s independence.

The Nominating and Corporate Governance Committee assists the Board by annually evaluating the independence of each prospective and incumbent director using the foregoing standards and such other factors as the Nominating and Corporate Governance Committee deems appropriate, and makes a recommendation to the Board regarding the independence of each such person. As a part of this evaluation process, the Nominating and Corporate Governance Committee considers each director’s occupation, other publicly held company directorships, personal and affiliate transactions with BB&T and its subsidiaries, certain charitable contributions, relationships considered in accordance with our Related Person Transactions Policy and Procedures, and other relevant direct and indirect relationships that may affect independence. Banking relationships with BB&T or any of

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Corporate Governance Matters

its subsidiaries (including deposit, investment, lending and fiduciary) that are conducted in the ordinary course of business on substantially the same terms and conditions as otherwise available to nonaffiliated customers for comparable transactions are not considered material in determining independence.

After duly considering all such information, our Board of Directors has affirmatively determined that of the sixteen members of the Board, the following fourteen directors have no disqualifying material relationships with BB&T or its subsidiaries and are independent: Messrs. Boyer, Faulkner, Kendrick, Lynn, Patton, Reuter, Rich, Skains, Thompson and Williams, and Mmes. Banner, Cablik, Henry and Sears. The following two directors were deemed not independent due to certain disqualifying relationships with BB&T: Messrs. King and Qubein. Each member of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee has been determined by the Board to be “independent” in accordance with the requirements of the NYSE and our Corporate Governance Guidelines.

Board Composition

Our Board currently consists of sixteen directors. We believe the Board’s current size provides us with certain advantages. Over the last several years, financial institutions have faced increased regulatory and economic pressure. This has led to additional demands resulting in a greater time commitment on the part of our directors and executive officers. In response, we have expanded the size of our Board committees and increased the responsibilities of each committee. The size of our Board is an advantage when assigning an appropriate number of members to each committee in order to properly analyze and respond to increasingly complex developments, whether regulatory, economic, or otherwise. The diversity of viewpoints on each committee also allows for more effective challenge to proposals from management and directors. In addition, the number of independent directors aids in maintaining the requisite independence standards of the Audit, Compensation, and Nominating and Corporate Governance committees. The Board believes that its current size and structure is appropriate to effectively represent the interests of our shareholders.

Board Leadership Structure

CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER

Our Board of Directors is led by the Chairman. Under our bylaws, the Chairman is elected by the Board and presides over each Board meeting and performs such other duties as may be incident to the office of Chairman. Our bylaws and Corporate Governance Guidelines each provide that the Chairman may also hold the position of Chief Executive Officer. BB&T’s Chairman and Chief Executive Officer is not permitted to serve as a member of any standing Board committee, other than the Executive Committee and the Risk Committee. Our Corporate Governance Guidelines provide that when the position of Chairman of the Board is not held by an independent director, the Board will appoint an independent Lead Director.

It is the Board’s current belief that having a unified Chairman and Chief Executive Officer is appropriate and in the best interests of BB&T and our shareholders. The Board believes that combining the Chairman and Chief Executive Officer roles provides the following advantages to us:

•	our Chief Executive Officer is the director most familiar with our business and industry and is best situated to lead discussions on important matters affecting the business of BB&T;

•	combining the Chief Executive Officer and Chairman positions creates a firm link between management and the Board and promotes the development and implementation of corporate strategy; and

•	combining the roles of Chief Executive Officer and Chairman contributes to a more efficient and effective Board and does not undermine the independence of the Board.

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Corporate Governance Matters

INDEPENDENT LEAD DIRECTOR

Jennifer S. Banner serves as the Board’s Lead Director. The role of the Lead Director is to assist the Chairman and the remainder of the Board in ensuring effective governance in overseeing the direction and management of BB&T. The Lead Director serves a two-year term and may serve for one subsequent one-year term at the discretion of the Board. Our Board believes that the Lead Director serves an important corporate governance function by providing separate leadership for the non-management and independent directors.

Strategic Direction and Planning

One of the Board’s most important and vital functions is to provide oversight, guidance and direction as to BB&T’s long-term strategy. Accordingly, in the first quarter of each year, management provides to the Board a detailed report on our strategic plan, goals and initiatives for the upcoming year and beyond. The process includes an independent risk assessment to ensure all strategic activities are consistent with the Board approved risk appetite parameters. Before it is approved, the Board engages in thorough and detailed discussions and deliberations over the strategic plan. The plan also includes reporting on management’s success in executing on the prior year’s strategic plan to ensure accountability.

Standing Board Committees, Membership and Attendance and Lead Director Responsibilities

Under our Corporate Governance Guidelines, directors are expected to attend all Board meetings, meetings of assigned committees, and annual meetings of shareholders. Each director is required to be sufficiently familiar with the business of BB&T, including our strategy, financial statements, capital structure, business risks and competition, to facilitate active and effective participation in such meetings. During 2016, the full Board of Directors held ten meetings. Each of the directors attended more than 75% of the aggregate meetings of our Board and the committees on which they served in 2016. All of our directors attended the Annual Meeting of Shareholders in 2016.

It is anticipated that the Board standing committees will perform additional duties that are not specifically set out in their respective charters as may be necessary or advisable in order for us to comply with certain laws, regulations or corporate governance standards, as the same may be adopted, amended or revised from time to time. With respect to each standing committee, the current members, the principal functions and the number of meetings held in 2016 are shown below. Also shown below are the responsibilities of our Lead Director.

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Corporate Governance Matters

Independent Lead Director

Jennifer S. Banner

•  Assists the Chairman and the remainder of the Board in ensuring effective governance in overseeing the direction and management of BB&T.

•  Organizes and sets the agenda and presides over executive sessions, which meet at least three times per year.

•  Presides at all Board meetings at which the Chairman is not present (including executive sessions).

•  Takes responsibility for feedback to/engagement with the Chief Executive Officer on executive sessions.

•  Suggests matters and issues for inclusion on the Board agenda.

•  Works with the Chairman and committee chairs to ensure that there is sufficient time for discussion of all agenda items.

•  Facilitates teamwork and communication among the independent directors and the Chairman.

Audit Committee

Stephen T. Williams Chair 8 meetings in 2016

Committee Members:

James A. Faulkner, I. Patricia Henry, Tollie W. Rich, Jr., Christine Sears

•  Assists the Board in its oversight of the integrity of our financial statements and disclosures.

•  Assists in oversight of BB&T’s internal control processes.

•  Monitors financial risks and exposures and reviews with management and the auditors the steps management has taken to monitor, minimize or control such risks or exposures.

•  Responsible for the appointment, compensation, retention and oversight of the work of the independent external auditor for the purpose of preparing or issuing an audit report or performing other audit, review or attest services.

•  Evaluates the qualifications, performance and independence of, the independent registered public accounting firm.

•  Oversees BB&T’s internal audit function and receives regular reports from the general auditor.

Compensation Committee

Thomas N. Thompson Chair 7 meetings in 2016

Committee Members:

Anna R. Cablik, Eric C. Kendrick, Louis B. Lynn

•  Manages the duties of the Board related to executive compensation.

•  Reviews and approves BB&T’s compensation philosophy and practices.

•  Determines the compensation of the CEO and the highest levels of BB&T management.

•  Recommends Board compensation and benefits for directors.

•  Engages an independent compensation consultant to make recommendations relating to overall compensation philosophy, the peer financial group to be used for external comparison purposes, short-term and long-term incentive compensation plans, and related compensation matters.

•  Oversees risk management with respect to the design and administration of material incentive compensation arrangements.

•  Responsible for oversight and review of our compensation and benefit plans, including administering our executive compensation programs.

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Corporate Governance Matters

Executive Committee

Thomas E. Skains Chair 4 meetings in 2016

Committee Members:

Jennifer S. Banner, K. David Boyer, Jr., Kelly S. King, Charles A. Patton, Nido R. Qubein, William J. Reuter

•   Authorized to exercise all powers and authority of the Board in management of the business and affairs of the Corporation between Board meetings.

Nominating and Corporate Governance Committee

Anna R. Cablik Chair 5 meetings in 2016

Committee Members:

Eric C. Kendrick, Louis B. Lynn, Thomas N. Thompson

•   Reviews and recommends the composition and structure of the Board and its committees and evaluates the qualifications and independence of members of the Board on a periodic basis.

•   Considers the performance of incumbent directors in determining nominations for re-election.

•   Identifies and reviews qualified candidates for election as directors.

•   Administers BB&T’s Related Person Transactions Policy and Procedures.

•   Oversees annual self-assessments for board members.

•   Oversees Board Committee composition and executive management succession planning processes.

•   Reviews and monitors compliance with BB&T’s Codes of Ethics.

•   Oversees management’s integration of BB&T’s values and culture with its strategy and objectives.

Risk Committee

Charles A. Patton Chair 12 meetings in 2016

Committee Members:

Jennifer S. Banner, K. David Boyer, Jr., Kelly S. King, Nido R. Qubein, William J. Reuter, Thomas E. Skains

•   Reviews processes for identifying, assessing, monitoring and managing compliance, credit, liquidity, market, operational (including information technology and client information risks), reputational and strategic risks.

•   Assesses the adequacy of BB&T’s risk management policies and procedures.

•   Receives periodic reports on our risks, approves BB&T’s risk management framework and periodically reviews and evaluates the adequacy and effectiveness of the risk management framework.

•   Discusses with management, including the Chief Risk Officer, our major risk exposures and reviews the steps management has taken to identify, monitor and control such exposures.

•   Approves statements defining BB&T’s risk appetite, monitors our risk profile and provides input to management regarding our risk appetite and risk profile.

•   Oversees management’s implementation and management of, and conformance with, BB&T’s significant risk management policies, procedures, limits and tolerances.

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Corporate Governance Matters

Majority Voting and Director Resignation Policy; Director Retirement

Our articles of incorporation require each director to be elected by the majority of the votes cast at a meeting of shareholders. Under our Director Resignation Policy, any director nominee who receives a greater number of votes “withhold” than votes “for” such election shall tender his or her resignation to the Board. The Nominating and Corporate Governance Committee will then consider all of the relevant facts and circumstances and recommend to the Board whether to accept, reject or otherwise act with respect to such resignation. The Board will act on the Committee’s recommendation within 130 days following certification of the shareholder vote and will publicly disclose its decision within this 130-day timeframe. A director whose resignation is under consideration will abstain from participating in any recommendation or decision regarding that resignation. If a director’s resignation is not accepted, the director will continue to serve for the remainder of his or her term.

Currently, pursuant to North Carolina law and our bylaws, an incumbent director who is not re-elected remains in office until the director’s successor is elected and qualified or until his or her earlier resignation or removal. Our current Director Resignation Policy addresses this “holdover” issue by requiring any director who does not receive the requisite affirmative majority of the votes cast for his or her re-election to tender his or her resignation to the Board.

Our bylaws require directors to retire at the end of the year in which the director becomes 72 years of age; provided, however, that a director may voluntarily elect to retire earlier.

BB&T’s Culture

We are very proud of our culture at BB&T, which has been deliberately developed and consistently articulated for more than 40 years. In a rapidly changing and unpredictable world, we believe individuals and organizations need a clear set of fundamental principles to guide their actions. At BB&T, we know our business will, and should, experience constant change. Change is necessary for progress. In any context, our vision, mission and values, are unchanging because these principles are based on basic truths.

We are a mission-driven organization with a clearly defined set of values. We encourage our employees, who we commonly refer to as associates, to have a strong sense of purpose, a high level of self-esteem and the capacity to think clearly and logically. We believe a competitive advantage is largely in the minds of our associates and their capacity to turn rational ideas into actions help us accomplish of our mission to make the world a better place to live by:

•	Helping our clients achieve economic success and financial security;

•	Creating a place where our associates can learn, grow and be fulfilled in their work;

•	Making the communities in which we work better places to be; and

•	Thereby optimizing the long-term return to our shareholders, while providing a safe and sound investment.

We realize our vision—“to create the best financial institution possible”—by meeting our responsibilities to our clients, associates, shareholders and communities. Our 10 values represent our over-arching beliefs. Our values are consistent with one another and integrated into a sound framework of character, judgment, success and happiness. Our focus on values grows from a belief that ideas matter and that an individual’s character is of critical significance.

Executive Management continually reinforces the BB&T culture through a quarterly video, annual regional in-person visits and other internal communication channels.

BB&T Values

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Corporate Governance Matters

Ethics at BB&T

Ethics matter at BB&T. We believe that the ultimate success of BB&T is directly related to the extent that each one of our associates lives and works every day by adhering to our BB&T values. We are keenly focused on always doing what is right in all interactions with our stakeholders—our clients, associates, senior leaders, directors, communities and shareholders. We also value and respect the opinions and insights of associates at all levels throughout the organization. Accordingly, we encourage associates to raise concerns with their managers, and we also provide other channels such as regional associate relations managers, a BB&T Ethics Hotline and our “Raise a Concern” web reporting form. We appointed a Chief Ethics Officer in 2015 in furtherance of our commitment to sound ethical practices.

We maintain three separate Board-approved Codes of Ethics that apply to our associates, senior financial officers and Directors. These Codes govern our corporate conduct, and each Code is specifically tailored to recognize the importance of each of these groups in maintaining a strong culture based on our values and adherence to ethical business practices. Any future waivers or substantive amendments of the Codes of Ethics applicable to our Directors and certain of our executive officers will be disclosed on our website.

SALES PRACTICES

At BB&T, our performance is driven by our culture. Our culture is based on the central theme of “The Client Comes First.” We believe relationships are built on trust, and over time. We believe in understanding our clients’ needs and then explaining our products and services that may meet those needs. Where there is a need and we have a solution, we believe the client will decide whether to “buy” or not. We don’t want to ever incent an associate to try to make a sale happen. We do, however, as appropriate, want to reward and recognize our associates for doing the right thing (i.e., helping our clients).

Shareholder Engagement Program

We have a formal shareholder engagement program designed to build and maintain relationships with our largest shareholders. This engagement consists of a year-round dialogue with our shareholders, and regular reports to our Executive Management and Board of Directors. A summary of our shareholder engagement program is set forth below:

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Corporate Governance Matters

The goals of our shareholder engagement program include, but are not limited to:

•	Obtaining shareholder insight into our corporate governance, executive compensation, and other policies and practices, including shareholder concerns and priorities;

•	Communicating Board and management actions in response to shareholder feedback;

•	Discussing current trends in corporate governance and executive compensation matters; and

•	Providing insight into our current practices and enhancing communication with our largest shareholders.

We are committed to ongoing shareholder engagement and expect to continue our shareholder engagement program. We believe that our shareholder engagement program allows Executive Management and the Board to gather information about investor concerns and make educated and deliberate decisions that are balanced and appropriate for our diverse shareholder base and that are in the best interests of BB&T.

GOVERNANCE PROGRAM ENHANCEMENTS

Our continued engagement has led to several changes to our governance practices over the past several years.

Most recently, some of our shareholders have expressed support for proxy access, which allows director nominees of shareholders to be included with our proxy materials under certain circumstances. As a result, in 2016 we amended our bylaws to provide for proxy access.

As another example, last year we began publishing a Corporate Social Responsibility report on our website in response to shareholder requests for insight into our efforts in this area.

COMPENSATION PROGRAM ENHANCEMENTS

In addition, our engagement efforts have prompted several enhancements to our executive compensation program. Please refer to our discussion of compensation-related changes made in response to discussions with our shareholders on page 39 under “Shareholder Engagement and Changes to our Compensation Program”.

Proxy Access

Based on input received during our shareholder engagement process, on December 20, 2016, our Board of Directors amended our bylaws to provide for proxy access. Subject to the proxy access requirements in our amended bylaws:

•	A single shareholder or group of up to 20 shareholders;

•	Owning 3% of our common stock for at least 3 years;

•	May submit director nominees for up to 25% of our board (but at least 2 board seats) for inclusion in our proxy statement.

For further information on proxy access, see “Proposals for 2018 Annual Meeting of Shareholders—Director nominations for inclusion in our proxy statement (Proxy Access).”

Nominating and Corporate Governance Committee Director Nominations

The Nominating and Corporate Governance Committee is responsible for selecting individuals who demonstrate the highest personal and professional integrity, have demonstrated exceptional ability and judgment and who are expected to be the most effective in serving the long-term interests of BB&T and its shareholders.

A director candidate is nominated to stand for election based on his or her professional experience, recognized achievement in his or her respective field, an ability to contribute to our business, his or her experience in risk management, and the willingness to make the commitment of time and effort required of a BB&T director over an extended period of time. A director must be “financially literate,” as defined by the Board,

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Corporate Governance Matters

and should understand the intricacies of a public company. A director should possess good judgment, strength of character, and an independent mind, as well as a reputation for integrity and the highest personal and professional ethics. Other factors will be taken into consideration to ensure that the overall composition of our Board is appropriate, such as occupational and geographic diversity and age. An important goal of the Board is to include members with diverse backgrounds, skills, and characteristics that, taken as a whole, will help ensure a strong and effective governing body. The Nominating and Corporate Governance Committee annually assesses these factors in the director selection and nomination process.

Director nominees are recommended to the Board of Directors annually by the Nominating and Corporate Governance Committee for election by the shareholders. The Nominating and Corporate Governance Committee considers candidates submitted by directors and shareholders, subject to the requirements set forth below, and it may consider candidates submitted by a third-party search firm hired for the purpose of identifying director candidates. The Nominating and Corporate Governance Committee conducts an extensive due diligence process to review potential director candidates and their individual qualifications, and all such candidates, including those submitted by shareholders, will be evaluated by the Nominating and Corporate Governance Committee using the Board membership criteria described above. The Committee then reports to the Board its recommendations concerning each director nominee. The Board considers the Nominating and Corporate Governance Committee’s recommendations and selects director nominees to be submitted by BB&T to shareholders for approval at the next annual meeting of shareholders.

Pursuant to our Corporate Governance Guidelines, the Nominating and Corporate Governance Committee also will consider qualified director nominees recommended in writing by shareholders when such recommendations are submitted with the information set forth in Article II, Section 10 of the Corporation’s bylaws and policies regarding director nominations. The written notice must include the following information:

•	the nominee’s full name, age and residential address;

•	the principal occupation(s) of the nominee during the past five years;

•	the nominee’s previous and/or current memberships on all public company boards of directors and the amount of all BB&T securities beneficially owned;

•	any agreements, understandings or arrangements between the nominee and any other person or persons with respect to the nominee’s nomination or service on the Board of Directors or the capital stock or business of BB&T;

•	any bankruptcy filings, criminal convictions, civil actions, actions by the Securities and Exchange Commission (“SEC”) or other regulatory agency or any violation of Federal or State securities law by and against the nominee or any affiliate of the nominee; and

•	a signed statement by the nominee consenting to serve as a director if elected.

The written notice also must be submitted in accordance with the general procedures for shareholder nominations (including deadlines for the notice to be received by the Secretary), which are summarized under the caption “Voting and Other Information-Proposals for 2018 Annual Meeting of Shareholders” below. Shareholders may submit, in writing, the names and qualifications of potential director nominees to the Corporate Secretary, BB&T Corporation, 200 West Second Street, Winston-Salem, North Carolina 27101, for delivery to the Chair of the Nominating and Corporate Governance Committee for consideration.

Corporate Social Responsibility Report

We understand that it is important to our shareholders that we minimize our environmental impact, promote positive social efforts, and implement transparent governance practices. BB&T was a winner of the Financial Services Roundtable award for Corporate Social Responsibility Leadership in 2016. This award emphasizes the positive impact of companies in areas of financial education, support of social causes, products that assist the underserved, and protecting the environment.

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Corporate Governance Matters

We’ve shown our commitment to these causes through the following:

Environmental	Education	Community Service

•  Bank-wide conservation initiatives, including reducing the volume of paper used, purchasing recycled paper and environmentally-friendly cleaning products and recycling nearly 16.4 million tons of paper in 2015

•  Through our Financial Foundations program, powered by EverFi, we teach high school students throughout our footprint how to comprehend and work with the principles of personal finance at no cost to schools or taxpayers

•  BB&T Lighthouse Project completed more than 9,000 community service projects since 2009 (helping 13 million people), including financial help to local charities while our associates provide hands-on support for community projects including landscaping, facility renovations and meal preparation

• We are an advocate for the environment and sustainable design in new building construction, utilizing recycled content and energy efficient appliances	• Provide comprehensive educational opportunities to our associates through BB&T University and BB&T Banking School at Wake Forest University	• Launched our homeless outreach program in 2012, supporting emergency housing, food, transportation and medical care for homeless families in our community

Our full Corporate Social Responsibility Report is on our website. This publication highlights our endeavors to act as good stewards of the natural resources entrusted to us and to promote the well-being of our associates and communities.

Statement of Political Activity

The Board of Directors oversees BB&T’s political strategy, political contributions and lobbying expenses. BB&T periodically participates in policy debates on issues to support our interests and sponsors employee political action committees, or PACs, which allow associates to voluntarily pool their financial resources to support federal and state candidates who support legislation important to us, and our shareholders, clients and communities. All PAC expenditures are a matter of public record and are available for review on the websites of the Federal Election Commission and various state election offices. It is our policy not to use corporate funds to make contributions to political candidates, political parties or political committees organized for the advancement of political candidates, including Super PACs.

Policy for Accounting and Legal Complaints

The Audit Committee oversees a policy that governs the reporting of:

•	complaints regarding accounting, internal accounting controls, or auditing matters and

•	reports of:

•	material violations by BB&T or any of our officers, directors, associates or agents, of federal or state securities laws,

•	material breaches of fiduciary duty arising under federal or state law, or

•	suspected violations of any other laws or regulations that govern the Corporation’s actions.

We have engaged an independent service provider to receive and track all such complaints. Any verified complaint is referred to our General Counsel, who is responsible for reviewing those complaints in accordance with our whistleblower procedures and reporting all relevant information regarding the nature of the complaint to

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Corporate Governance Matters

the Audit Committee. The General Counsel investigates or causes to be investigated all matters referred pursuant to this policy and maintains a record of such complaints that includes the tracking of the receipt of their referral, investigation and resolution. Generally, if such a complaint is raised by an attorney in our legal department, then the complaint will be referred to our Chief Executive Officer. The General Counsel (or the Chief Executive Officer, as the case may be) periodically prepares a summary report of such complaints for the Audit Committee, which oversees the consideration of all reported complaints covered by this policy. The telephone number for reporting complaints as described in this section is 800-432-1911.

Board Skills and Training Program

The Board Skills and Training Program provides a formal framework designed to support the directors’ performance of their responsibilities as members of the Board and Board committees. The courses are provided by both in-house experts and outside consultants on a wide range of topics to enhance the directors’ knowledge in areas important in carrying out their responsibilities as directors. Courses of general application are offered to the full Board while others are tailored to the specific requirements of the various Board committees. The directors’ participation is considered by the Nominating and Corporate Governance Committee in its annual evaluation of their performance.

Management Succession Planning

Management succession planning is a priority of the Board of Directors. Our Corporate Governance Guidelines provide that the Board of Directors is responsible for ensuring that we have developed an Executive Management succession plan, including procedures for Chief Executive Officer selection in the event of an emergency or the retirement of the CEO. This plan is reviewed and evaluated by the Board at least annually. The Lead Director facilitates the Board’s review and evaluation of our Executive Management succession plan. As part of the plan, our Chairman and CEO makes available his recommendations and evaluations of potential successors, along with a review of any development plans of such individuals. This process establishes procedures for planning and responding to events involving an absence of the CEO, whether for the short- or long-term, and allows the Board to exercise its judgment and discretion with regard to the selection of a new CEO.

Risk Oversight

Our vision, mission and values are the foundation for the risk management framework utilized at BB&T and therefore serve as the basis on which the risk appetite and risk strategy are built. Our Risk Management Organization (RMO) provides independent oversight and guidance for risk-taking across the enterprise. In keeping with the belief that consistent values drive long-term behaviors, our RMO has its own risk values that establish the guiding principles of our day-to-day activities:

•	Managing risk is the responsibility of every associate.

•	Proactively identifying risk and managing the inherent risks of their business is the responsibility of our business units.

•	Manage risk with a balanced approach which includes quality, profitability, and growth.

•	Measure what is managed and manage what is measured.

•	Utilize accurate and consistent risk management practices.

•	Thoroughly analyze risk quantitatively and qualitatively with judgments clearly identified.

•	Realize lower cost of capital from high quality risk management.

•	Ensure there is appropriate return for the risk taken.

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Corporate Governance Matters

As illustrated below, we execute on our risk values through a risk management framework based on the following “three lines of defense:”

•	First Line of Defense: Risk management begins with the business units and corporate support groups, the point at which risk is originated and where risks must be managed. Business unit managers in the first line identify, assess, control, and report their respective group’s risk profile.

•	Second Line of Defense: The RMO provides independent oversight and aggregates, integrates, and correlates risk information into a holistic picture of the Corporation’s risk profile and concentrations.

•	Third Line of Defense: Audit Services (BB&T’s internal audit function) evaluates the design and effectiveness of the risk management framework and its results.

We place significant emphasis on risk management and maintain a separate Board-level Risk Committee which oversees risk reporting to the Board of Directors and functions as a significant part of our risk management framework. Among its responsibilities, the Risk Committee monitors our risk profile, approves risk appetite statements, and provides input to management regarding our risk appetite and risk profile.

The RMO is led by the Chief Risk Officer (CRO) and is responsible for facilitating effective risk management oversight, measurement, monitoring, reporting, and consistency. The CRO has direct access to our Board of Directors and Executive Management to communicate any risk issues (current or emerging) as well as the performance of the risk management activities throughout the enterprise. The CRO also chairs the Risk Management Committee (RMC), which provides oversight on a fully integrated view of risks across our organization, including strategic, compliance, credit, liquidity, market, operational, and reputation risks.

Communications with the Board of Directors

Any shareholder or other interested party may contact the Board of Directors or any individual director(s) may do so by written communication mailed to: Board of Directors, c/o Corporate Secretary, BB&T Corporation, 200 West Second Street, Winston-Salem, North Carolina 27101. Any proper communication so received will be processed by the Secretary as agent for the Board or any individually named director. Unless, in the judgment of the Secretary, the matter is not intended or appropriate for the Board, the Secretary will prepare a summary of the communication for prompt delivery to the appropriate member(s) of the Board.

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Stock Ownership Information

STOCK OWNERSHIP INFORMATION

The table below sets forth the beneficial ownership of BB&T common stock by all directors, the named executive officers in this proxy statement (or NEOs), all directors and executive officers of BB&T as a group and each person who is known to be the beneficial owner of more than five percent of our common stock as of February 15, 2017. Unless otherwise indicated, all persons listed below have sole voting and investment powers over all shares beneficially owned. Applicable percentage ownership is based on 808,517,616 shares of BB&T common stock outstanding as of February 15, 2017.

Name of Beneficial Owner/Number of Persons in Group	Shares of Common Stock Beneficially Owned(1)		Shares of Common Stock Subject to a Right to Acquire(2)	Percentage of Common Stock
Directors and Executive Officers
Jennifer S. Banner	27,869		9,007	*
K. David Boyer, Jr.	11,920		8,620	*
Anna R. Cablik	22,095		26,811	*
James A. Faulkner	38,544	(3)	1,114	*
I. Patricia Henry	14,926		1,114	*
Eric C. Kendrick	168,102	(4)	1,114	*
Kelly S. King	444,313	(5)	678,429	*
Louis B. Lynn, Ph.D.	9,427		1,114	*
Charles A. Patton	72,695		1,114	*
Nido R. Qubein	59,563	(6)	26,811	*
William J. Reuter	44,914		35,280	*
Tollie W. Rich, Jr.	120,128	(7)	1,114	*
Christine Sears	12,444		1,058	*
Thomas E. Skains	19,787	(8)	8,620	*
Thomas N. Thompson	556,574	(9)	22,139	*
Stephen T. Williams	386,782	(10)	22,139	*
Daryl N. Bible	107,815		172,483	*
Ricky K. Brown	194,216	(11)	465,768	*
Barbara F. Duck	105,638		118,683	*
Donna C. Goodrich	70,307	(12)	157,731	*
Christopher L. Henson	200,958	(13)	226,671	*
Clarke R. Starnes III	108,872		137,772	*
Directors and Executive Officers as a group (29 persons)	2,951,019	(14)	2,339,664	*
Beneficial Owners Holding More Than 5%
BlackRock, Inc.(15) 55 East 52nd Street New York, NY 10022	50,369,498		—	6.23%
The Vanguard Group, Inc.(16) 100 Vanguard Blvd. Malvern, PA 19355	52,538,406		—	6.50%

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Stock Ownership Information

*	Less than 1%.
(1)	As reported to BB&T by the directors and executive officers, and includes shares held by spouses, minor children, Individual Retirement Accounts (IRAs), affiliated companies, partnerships and trusts as to which each such person has beneficial ownership. With respect to executive officers, also includes shares allocated to such persons’ individual accounts under the BB&T Corporation 401(k) Savings Plan, the BB&T Corporation Non-Qualified Defined Contribution, and Individual Retirement Accounts (IRAs). With respect to shares pledged, our Corporate Governance Guidelines limit pledging activity so that share pledges by directors and members of Executive Management are limited to those shares in excess of each individual’s shares ownership requirement (share pledges which existed prior to December 1, 2013 are exempt from this requirement).
(2)	Amount includes options to acquire shares of BB&T common stock that are or become exercisable within sixty days of February 15, 2017 and restricted stock units that will vest within sixty days of that date.
(3)	Amount includes 5,900 shares pledged as security.
(4)	Amount includes 35,011 shares held by spouse with sole investment and voting powers.
(5)	Amount includes 59,464 shares held by spouse with sole investment and voting powers.
(6)	Amount includes 8,641 shares held by spouse with sole investment and voting powers and 3,070 shares held by spouse as custodian for child with sole investment and voting powers.
(7)	Amount includes 57,111 shares held by spouse’s trust for which Mr. Rich, as co-trustee, shares investment and voting powers. Amount also includes 2,548 shares held by his mother with sole investment and voting powers.
(8)	Amount includes 17,287 shares jointly owned with spouse with shared investment and voting powers.
(9)	Amount includes 3,814 shares held by his son. Amount also includes 286,619 shares pledged as security.
(10)	Amount includes 12,302 shares held by Mr. Williams as trustee in trusts for his children and 878 shares held by Mr. Williams as custodian for his children. Amount also includes 355,728 shares pledged as security.
(11)	Amount includes 287 shares held by spouse with sole investment and voting powers. The information for Mr. Brown’s beneficial ownership is as of his December 15, 2016 retirement date.
(12)	Amount includes 14,550 shares held by spouse with sole investment and voting powers.
(13)	Amount includes 7 shares held as custodian for minor children.
(14)	Amount includes an aggregate of 667,022 shares pledged as security.
(15)	Based upon information contained in the Schedule 13G/A filed by BlackRock, Inc. (“BlackRock”) with the SEC on January 19, 2017 BlackRock beneficially owned 50,369,498 shares of common stock as of December 31, 2016, with sole voting power over 43,352,467 shares, shared voting power over no shares, sole dispositive power over 50,369,498 shares and shared dispositive power over no shares.
(16)	Based upon information contained in the Schedule 13G filed by The Vanguard Group, Inc. (“Vanguard”) with the SEC on February 10, 2017, Vanguard beneficially owned 52,538,406 shares of common stock as of December 31, 2016, with sole voting power over 1,285,405 shares, shared voting power over 154,629 shares, sole dispositive power over 51,108,824 shares and shared dispositive power over 1,429,582 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Under the federal securities laws, our directors and executive officers subject to Section 16 (“Section 16”) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are required to report their beneficial ownership of BB&T stock and any changes in that ownership to the SEC. Specific deadlines for such reporting have been established by the SEC. Based solely on a review of copies of such reports, and written representations from each reporting person that no other reports are required, we believe that for 2016 all reporting persons filed the required reports on a timely basis under Section 16, except that Robert J. Johnson, Jr. inadvertently filed one late Form 4 with respect to one disposition transaction in connection with a reallocation of his 401(k) plan portfolio.

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Proposal 2—Ratification of the Appointment of PricewaterhouseCoopers LLP as Independent Registered Public Accounting Firm For 2017

PROPOSAL 2—RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2017

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm. To execute on this responsibility, the Committee engages in a comprehensive annual evaluation of the independent registered public accounting firm’s qualifications, performance and independence. The Audit Committee has carefully considered the selection of PricewaterhouseCoopers LLP (“PwC”) as the independent registered public accounting firm to audit and report on the consolidated financial statements of BB&T and the effectiveness of our internal control over financial reporting.

In accordance with SEC rules, audit partners are subject to rotation requirements to limit the number of consecutive years of service an individual partner may provide us with audit services. For lead and concurring audit partners, the maximum number of consecutive years of service in that capacity is five years. In connection with this mandated rotation, the Audit Committee is directly involved in the selection of any new lead engagement partner. The current lead PwC engagement partner was designated commencing with the 2015 audit and is eligible to serve in that capacity through the end of the 2019 audit.

Our shareholders are being asked to ratify the appointment of PwC for 2017 because we value our shareholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. Representatives of PwC are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and are expected to be available to respond to questions posed by the shareholders. If shareholders do not ratify the decision of the Audit Committee to reappoint PwC as our independent registered public accounting firm for 2017, the Audit Committee will reconsider its decision.

THE BOARD OF DIRECTORS OF THE CORPORATION RECOMMENDS A VOTE “FOR”

PROPOSAL 2—RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS BB&T’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2017.

Fees to Auditors

The following table shows the aggregate fees incurred by the Corporation for professional services by PwC for fiscal years 2016 and 2015:

	2016 ($)	2015 ($)
Audit Fees	9,056,000	9,146,000
Audit-Related Fees	2,844,000	3,558,000
Tax Fees	269,000	176,000
All Other Fees	51,000	4,578,000
Total	12,220,000	17,458,000

Audit Fees. This category includes fees billed for professional services for the integrated audits of the Corporation’s consolidated financial statements, including the audits of the effectiveness of our internal control over financial reporting, reviews of the financial statements included in our quarterly reports on Form 10-Q, statutory audits or other financial statement audits of subsidiaries, and comfort letters and consents related to SEC registration statements.

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Proposal 2—Ratification of the Appointment of PricewaterhouseCoopers LLP as Independent Registered Public Accounting Firm For 2017

Audit-Related Fees. This category includes fees billed for assurance and related services that are reasonably related to the performance of the audit of our consolidated financial statements and effectiveness of internal controls and are not reported under the audit fees category above. These services consist of fees for service organization control reports, other attestation engagements traditionally performed by the independent accounting firm, pre-implementation assessments of internal controls for a new enterprise resource planning system and related business processes, controls assessments as part of our regulatory reporting initiatives, due diligence services related to proposed acquisitions, and audits of our employee benefit plans.

Tax Fees. This category includes fees billed for tax-related services rendered, including tax compliance, tax planning, and tax advice.

All Other Fees. This category includes fees billed for advisory services provided in conjunction with the Corporation’s regulatory reporting initiatives, mortgage advisory services, advisory services related to our adoption of a new enterprise resource planning system and other advisory services.

The Audit Committee considered the compatibility of the non-audit services performed by, and fees paid to, PwC in 2016 and determined that such services and fees are compatible with the independence of PwC.

Audit Committee Pre-Approval Policy

Under the terms of its charter, the Audit Committee must pre-approve all services (including the fees and terms of such services) to be performed for us by our independent registered public accounting firm, subject to a de minimis exception for permitted non-audit services that are approved by the Audit Committee prior to the completion of the audit and otherwise in accordance with the terms of applicable SEC rules. The Audit Committee may delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, as long as the decisions of such subcommittee(s) to grant pre-approvals are presented to the full Audit Committee at its next scheduled meeting. In 2016, all of the services provided by our independent registered public accounting firm were reviewed and approved by the Audit Committee.

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Proposal 2—Ratification of the Appointment of PricewaterhouseCoopers LLP as Independent Registered Public Accounting Firm For 2017

Audit Committee Report

The Audit Committee of the Board of Directors is currently composed of five independent directors and operates under a charter adopted by the Audit Committee on January 24, 2017. The SEC and the NYSE have established standards relating to audit committee membership and functions. With regard to such membership standards, the Board has determined that Stephen T. Williams meets the requirements of an “audit committee financial expert” as defined by the SEC and has the requisite financial literacy and accounting or related financial management expertise required generally of an audit committee member under the applicable standards of the SEC and NYSE.

The primary duties and responsibilities of the Audit Committee are to monitor: (i) the integrity of the financial statements of the Corporation; (ii) the independent registered public accounting firm’s qualifications and independence; (iii) the performance of the Corporation’s internal audit function and independent auditors; and (iv) compliance by the Corporation with legal and regulatory requirements. While the Audit Committee has the duties and responsibilities set forth above and those set forth in its charter, our management is responsible for the internal controls and the financial reporting process, and the independent registered public accounting firm is responsible for performing an integrated audit of our financial statements and of the effectiveness of our internal control over financial reporting in accordance with standards established by the Public Company Accounting Oversight Board and issuing a report thereon.

In the performance of its oversight function, the Audit Committee has performed the duties required by its charter, including meeting and holding discussions with management, the independent registered public accounting firm and the internal auditor, and has reviewed and discussed the audited consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee has also discussed with the independent registered public accounting firm its views on fraud risks and how it demonstrates its independence and skepticism. Finally, the Audit Committee also has discussed with the independent registered public accounting firm the matters required to be discussed by the Public Company Accounting Oversight Board’s Auditing Standard No. 16 (Communications with Audit Committees).

The Audit Committee has received the written disclosures and the letters from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board, as currently in effect, regarding the independent registered public accounting firm’s communications with the Audit Committee, and the Audit Committee has discussed with the independent registered public accounting firm its independence. The Audit Committee also has considered whether the provision of any non-audit services by our independent registered public accounting firm is compatible with maintaining the independence of the auditors.

Based upon a review of the reports by, and discussions with, management and the independent registered public accounting firm, and the Audit Committee’s review of the representations of management and the Report of Independent Registered Public Accounting Firm, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on February 21, 2017.

Submitted by the Audit Committee of the Board of Directors, whose current members are:

Stephen T. Williams, Chair
James A. Faulkner	Tollie W. Rich, Jr.
I. Patricia Henry	Christine Sears

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Proposal 3—Vote on an Advisory Resolution to Approve BB&T’s Executive Compensation Program

PROPOSAL 3—VOTE ON AN ADVISORY RESOLUTION TO APPROVE BB&T’S

EXECUTIVE COMPENSATION PROGRAM

Proposal 3 asks shareholders to approve our pay-for-performance executive compensation program. The Compensation Committee and the Board believe that our executive compensation program, as described in the Compensation Discussion and Analysis, reflects a pay-for-performance culture at BB&T that is rooted in our values. The Compensation Committee and the Board believe that the executive compensation program is well designed, and effective in aligning the interests of the executives with both the short-term and long-term interests of our shareholders, while reducing incentives for unnecessary and excessive risk taking. In making a decision on whether to approve our pay practices for our named executive officers, we ask that shareholders consider the following:

•	We recently added performance share units to the long-term incentive program to comprise 50% of equity awards.

•	We recently adjusted the long-term incentive mix to provide for an equal mix of performance share units, LTIP, and restricted stock units, resulting in two-thirds of long-term incentives being subject to robust performance criteria and 100% of long-term incentives being subject to a performance hurdle.

•	We recently approved performance-based components (performance share units and the LTIP) that use relative Total Shareholder Return as a second performance measure (along with ROCE) requiring us to increase or decrease the award based on our relative TSR.

•	We made no 2016 base salary increases for our 2015 NEOs.

•	We did not increase compensation target opportunities for our 2015 NEOs.

•	We made no 2017 increases in base salaries for our 2016 NEOs.

•	Our executive compensation program is incentive-based and reflects a pay-for-performance culture. Approximately 86% of our CEO’s target compensation for 2016 was variable and tied to BB&T’s performance.

•	The performance measures we use (EPS, ROA, ROCE and TSR) are objective criteria established as key drivers of sustained and longer-term shareholder value and reflect our philosophy of closely linking pay with performance.

•	In reviewing compensation, the Compensation Committee utilizes an executive risk scorecard which can be used to adjust downward, if necessary, the short-term and long-term incentive compensation of each member of Executive Management in connection with negative risk outcomes.

•	We increased the stock ownership requirement for our CEO to 6x base salary. Other NEOs must maintain stock ownership requirements of at least 3x base salary. These measures effectively align their interests with those of our shareholders and give executives a greater financial interest in our company.

•	We greatly value shareholder engagement and will continue to incorporate feedback we receive into our compensation and corporate governance programs.

We encourage you to review the complete description of our executive compensation programs provided on the following pages in the “Compensation Discussion and Analysis,” the compensation tables and accompanying narratives.

The Board strongly supports our executive pay practices and asks shareholders to support its executive compensation program through the following resolution:

“Resolved, that the shareholders approve BB&T’s overall executive compensation program, as described in the Compensation Discussion and Analysis, the compensation tables and the related narratives and other materials in this Proxy Statement.”

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Proposal 3—Vote on an Advisory Resolution to Approve BB&T’s Executive Compensation Program

Your vote on this proposal, which is required by Section 14A of the Exchange Act, is “advisory,” and will serve as a non-binding recommendation to the Board. The Compensation Committee will seriously consider the outcome of this vote when determining future executive compensation arrangements.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 3—VOTE ON AN ADVISORY RESOLUTION TO APPROVE BB&T’S EXECUTIVE COMPENSATION PROGRAM.

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Compensation Discussion and Analysis

COMPENSATION DISCUSSION AND ANALYSIS

In this section we describe our performance-based executive compensation program and philosophy in the context of our compensation decisions related to the Chief Executive Officer and each of the other executive officers named in the 2016 Summary Compensation Table (the named executive officers or “NEOs”). Each NEO is a member of our 13 person “Executive Management” team that manages and leads BB&T’s operations. Ricky K. Brown served as a member of the Executive Management team until his retirement in 2016.

Name	Title	Years of Service at BB&T
Kelly S. King	Chairman and Chief Executive Officer	44
Christopher L. Henson	President and Chief Operating Officer	32
Ricky K. Brown	Former Senior Executive Vice President and President, Community Banking (retired December 15, 2016)	39
Clarke R. Starnes III	Senior Executive Vice President and Chief Risk Officer	34
Daryl N. Bible	Senior Executive Vice President and Chief Financial Officer	9
Barbara F. Duck	Senior Executive Vice President and Chief Information Officer	29
Donna C. Goodrich	Senior Executive Vice President and Deposit, Payment and Operations Services Manager	31

The Compensation Discussion and Analysis is organized into five sections:

•	Section 1—Executive Summary
•	Section 2—2017 Changes to Our Compensation Program (page 44)
•	Section 3—2016 Executive Compensation Program and Pay Decisions (page 46)
•	Section 4—BB&T’s Executive Compensation Process (page 56)
•	Section 5—Other Aspects of BB&T’s Executive Compensation Program and Governance Practices (page 60)

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Compensation Discussion and Analysis

Section 1—Executive Summary

Shareholder Engagement and Changes to our Compensation Program

As described under “Corporate Governance Matters—Shareholder Engagement Program,” for the past several years we have conducted a formal shareholder engagement program to discuss issues of importance to our shareholders, with a focus on corporate governance and executive compensation. Historically, shareholders have indicated strong support of our compensation programs through their “say on pay” voting results, but at our last two annual meetings, we received a lower level of shareholder support for that proposal than in prior years. In particular, in 2016, we received 55% of votes in favor of our “say on pay” proposal.

Following the 2016 Annual Meeting, the Compensation Committee discussed the feedback we received from shareholders on our executive compensation program. Based on this feedback and a desire to be responsive to our shareholders, the Committee met in June and made an immediate retroactive change to our 2016-2018 LTIP. The Committee also began a comprehensive review of our executive compensation programs, including further discussions with our shareholders, in anticipation of making broader program changes in 2017. Below is a summary of the feedback we received from shareholders and the actions taken by the Committee during 2016 and 2017 in response.

What We Heard

Since receiving the results of the 2016 “say on pay” vote, we have contacted our 50 largest shareholders, representing more than 44% of our outstanding shares. We also met with proxy advisory firms followed by some of our largest shareholders. The primary purpose of these discussions was to better understand and address our shareholders’ concerns about our executive compensation programs. We received the following feedback on our compensation programs:

•  Our shareholders wanted to see a significant portion of our long-term compensation be tied to robust performance objectives.

•  Shareholders suggested adding an additional performance-based metric to our long-term incentive program.

•  As a result of our asset size as compared to our peers, shareholders suggested that we consider adding larger banks to our peer group.

•  Even though we are above the median of our peers in terms of asset size, compensation should not be targeted above the median of our peers.

•  Shareholders expressed concerns that the 2015 Merger Incentive Award would become a regular part of our executive compensation program.

•  Shareholders suggested that we increase our CEO stock ownership guideline.

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Compensation Discussion and Analysis

What We Did

As outlined below, the Compensation Committee carefully considered the constructive feedback we received during our engagement sessions and enhanced our executive compensation programs retroactively for 2016 with more substantial changes effective for 2017. These changes fit well within our overall compensation philosophy and the objectives of our executive compensation program.

Compensation Changes Effective in 2016

•   In June 2016, we retroactively added Total Shareholder Return (“TSR”) as a payment modifier that can decrease payments under the previously granted 2016-2018 Long-Term Incentive Performance (“LTIP”) awards based on BB&T’s TSR performance relative to its peer group.

•   We increased the CEO’s stock ownership requirement from 5x salary to 6x salary.

•   We made no 2016 base salary increases for our 2015 NEOs.

•   We did not increase compensation target opportunities for our 2015 Named Executive Officers (“NEOs”).

•   We revised the peer group to add one bank larger than us (Wells Fargo) and one bank closer in size (Citizens Financial).

•   We continue to reinforce that the 2015 Merger Incentive Award was a one-time event that will not be repeated.

Compensation Changes Effective in 2017*

•   We added performance share units to the long-term incentive program to comprise 50% of equity awards.

•   We eliminated the use of stock options.

•   We adjusted the long-term incentive mix to provide for an equal mix of performance share units, LTIP, and restricted stock units, resulting in two-thirds of long-term incentives being subject to robust performance criteria and all awards being subject to a performance hurdle.

•   We included Total Shareholder Return as a payment modifier in our long-term incentive program, that can increase or decrease the LTIP award and performance share unit award payouts based on BB&T’s TSR performance relative to its peer group.

•   We extended our risk-based forfeiture provision to all long-term incentive awards. Awards are subject to reduction or forfeiture if the Compensation Committee determines that there has been a significant negative risk outcome.

•   We made no increases in base salaries for our NEOs.

*	See “Section 2—2017 Changes to Our Compensation Program” for a detailed review of the compensation changes effective in 2017.

The Compensation Committee recognizes that executive compensation practices in the banking industry continue to evolve due to feedback from regulators and shareholders. The Compensation Committee closely monitors changes in market compensation practices and is responsive to feedback it receives on our programs. The Committee may make additional changes to our program in furtherance of its commitment to provide a compensation program that is competitive, performance-based, risk-balanced and aligned with the goals of our shareholders and regulatory expectations.

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Compensation Discussion and Analysis

2016 BB&T Performance and Achievements

2016 Strategic Accomplishments

•  2016 was a strong and profitable year with record earnings, expansion into new markets and a healthy return to our shareholders. Our accomplishments in 2016 demonstrate the power of our vision, mission and values.

•  We extended our long-standing commitment to leadership development for our clients and communities through our BB&T Leadership Institute, Lighthouse Project community service initiative, and Financial Foundations course to increase the financial proficiency of high school students.

•  We ramped up our digital strategy by adding talent and technology to meet our clients’ evolving needs and expectations.

•  We have continued to grow our digital platform, U by BB&T, which allows clients to do business with us wherever they are on whatever device they choose.

•  We were able to approve a 7% increase in our quarterly dividend, achieve a 28.4% total return to shareholders and were approved to conduct share repurchases totaling $840 million. Our dividend yield and long-term returns are among the best in the industry.

•  We successfully integrated our National Penn acquisition and began capitalizing on our earlier acquisitions of Susquehanna Bancshares and The Bank of Kentucky, allowing us to create new capital markets relationships in Philadelphia and Cincinnati.

•  We completed our second largest insurance acquisition – Swett & Crawford, a century-old wholesale broker with a strong and talented team of industry specialists.

•  We made important changes in our Executive Management team, adding five new leaders, creating the new positions of chief digital officer and chief client experience officer, and appointing new leadership to the role of chief information officer.

•  We invested approximately $1 billion in new infrastructure systems over the past three years, positioning us for future growth.

2016 Financial Achievements

•  Record net income available to common shareholders of $2.3 billion.

•  Asset growth of 4.4% year-over-year.

•  Average non-interest bearing deposits increased 15% year-over-year, second highest growth rate in our peer group.

•  Record revenue of $11.0 billion, up 12.3% from 2015.

•  Nonperforming assets represented 0.57% of loan-related assets, best in our peer group (peer group average 0.99%).

•  Strong capital and liquidity ratios.

•  Credit ratings that are among the highest in our industry.

•  Strong absolute total return to shareholders of 28.4%.

•  Total shareholder return exceeded peer average and S&P Financials Index for the 10, 15, and 20 year periods.

•  BB&T achieved a record stock price during the calendar year, which as of the record date was $48.26.

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Compensation Discussion and Analysis

2016 Target Pay Decisions and Significant “Performance-Based” Percentage of Compensation

The charts below for Kelly King and our other NEOs illustrate the target compensation established for 2016, consisting of base salary, annual incentive awards, 2016-2018 LTIP awards and RSU and stock option awards granted in 2016. The charts also show the large percentage of our NEO compensation that is variable and performance-based.

Performance Metrics

The Compensation Committee regularly considers a variety of financial metrics when evaluating performance and making compensation decisions, as indicated below. By assessing different metrics over short, medium and long-term periods, the Compensation Committee is able to obtain a broad and accurate assessment of our performance against specific compensation goals and relative to the peer group.

Growth Metrics	Return Metrics	Capital Metrics
• Deposits • Earnings Per Share* • Loans	• Net Interest Margin • Return on Assets* • Return on Common Equity* • Total Shareholder Return*	• Net Charge-Offs /Average Loans • Non-Performing Assets / Loans & Other Real Estate Owned • Common Equity Tier 1 Ratio

*	Metric used in BB&T’s pay-for-performance compensation plans.

Four of these metrics are used directly in BB&T’s executive compensation program:

•	Return on assets (“ROA”) and earnings per share (“EPS”): EPS and ROA are used in the Annual Incentive Award as clear and commonly used measures of profitability and our return on investment. We have historically used EPS and ROA as the performance measures for Annual Incentive Awards because the Compensation Committee believes EPS and ROA have a meaningful bearing on long-term increases in shareholder value and are valuable barometers for our performance. EPS and ROA have a strong long-term correlation with shareholder returns. These measures also reflect the fundamental risk level and financial soundness of the business.

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Compensation Discussion and Analysis

•	Return on common equity (“ROCE”): Historically, we have used a three-year average ROCE to measure our long-term profitability for LTIP awards. Beginning in 2017, we will also use the three-year average ROCE as a metric in our performance share unit awards. The Compensation Committee believes that measuring ROCE over a three-year period relative to the peer group provides a valuable measure of company performance over time.

•	Total shareholder return (“TSR”): Beginning with our 2016-2018 LTIP, we use relative TSR as a payment modifier. Payments under our 2016-2018 LTIP are subject to reduction based on TSR percentile performance relative to our peer group TSR for the three-year performance period. Beginning in 2017, we will use relative TSR as a downward or upward modifier in our LTIP and performance share unit awards.

The Compensation Committee believes these metrics are key drivers of sustained and longer-term shareholder value.

Sound Compensation and Governance Practices

The Compensation Committee has implemented strong governance practices that reinforce our principles, support sound risk management and are shareholder aligned:

What we do		What we don’t do
✓	pay for performance; approximately 86% of CEO, and approximately 79% of the other NEOs’ total target compensation for 2016 is based on BB&T’s performance (EPS, ROA, ROCE, TSR)	Î	we don’t offer incentives that would provide payouts for negative returns
✓	beginning in 2017, two-thirds of long-term incentives, including 50% of equity awards, include robust performance criteria	Î	we don’t reprice stock options
✓	incorporate both absolute and relative performance goals into our incentive plans	Î	we don’t provide dividends on unvested equity awards to our NEOs
✓	provide for adjustments of payouts and/or forfeiture of unvested awards for negative risk outcomes	Î	we don’t offer broad-based perquisites such as personal club memberships, corporate housing, and personal use of company aircraft
✓	base compensation decisions on median compensation data of the peer group	Î	we don’t gross-up payments for excise taxes
✓	utilize a broad-reaching clawback policy	Î	we don’t permit hedging or speculative trading of BB&T common stock
✓	maintain rigorous stock ownership requirements	Î	we don’t award stock options (beginning in 2017)
✓	restrict pledging of BB&T common stock
✓	review tally sheets and risk scorecards for each executive
✓	retain an independent compensation consultant who performs services solely for the Compensation Committee
✓	provide a pension plan for eligible associates, which provides us with an important retention tool for our NEOs (as demonstrated by their average tenure of 30 years)

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Compensation Discussion and Analysis

REGULATORY CONSIDERATIONS IN SETTING COMPENSATION

Banking regulators continue to provide input on and influence the compensation practices and incentive compensation at the largest financial institutions in the United States, focusing on the risks intrinsic to the design and implementation of compensation plans as well as the reasonableness of each element of compensation. While we have focused our compensation philosophy on performance-based compensation, regulatory guidance has influenced changes to our compensation programs over the last few years. The Compensation Committee continues to assess our pay practices to balance risks with our commitment to linking NEO pay to our performance while maintaining compensation programs that are market competitive and shareholder aligned.

Section 2—2017 Changes to Our Compensation Program

In February 2017, the Compensation Committee, taking into account shareholder feedback, made significant enhancements to our executive compensation program. These changes significantly increased the amount of long-term incentives subject to robust performance criteria and better aligned our compensation with market practice. The Compensation Committee’s changes enhance the long-term incentive program as follows:

Enhanced Mix of Long-Term Incentives and Elimination of Stock Options

The Compensation Committee enhanced the mix of the long-term incentives as follows:

•	Granted PSUs Representing 50% of Equity Awards: In 2017, 50% of the equity awards granted are in the form of Performance Share Units (“PSUs”) with the remaining equity awards granted in the form of Restricted Stock Units (“RSUs”).

•	Eliminated Stock Options: In consideration of shareholder feedback and to reinforce our focus on PSUs, in 2017 we eliminated the use of stock options.

•	Included a TSR Payment Modifier in the LTIP: The 2017-2019 Long-Term Incentive Performance Award (“LTIP”) incorporates a total shareholder return (“TSR”) modifier that can increase or decrease payments based on BB&T’s TSR performance.

•	Realigned the Long-Term Incentive Mix: For 2017, two-thirds of long-term incentives (PSUs and LTIP) are subject to robust performance criteria.

•	Subjected 100% of Long-Term Incentives to a Performance Hurdle: For 2017, all long-term incentives are subject to a performance hurdle and risk-based vesting criteria.

This enhanced mix in the long-term incentive program is demonstrated by the comparison of 2016 and 2017 target opportunities set forth below for our Chief Executive Officer, Kelly S. King. The target opportunities are stated as a percentage of base salary.

	2016			2017
Name	LTIP	RSUs	Stock Options	LTIP	RSUs	PSUs
Kelly S. King	160%	224%	56%	146%	147%	147%

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Compensation Discussion and Analysis

New Compensation Vehicle – Performance Share Units (PSUs)

Our PSUs include the following design features:

•	Performance Period: Three years.

•	Vesting requirements and forfeiture: Three-year cliff vesting subject to BB&T exceeding a performance hurdle and adjustments for negative risk outcomes. Before vesting, 100% of the award is subject to reduction or forfeiture if there is an aggregate operating loss for the performance period or if a negative risk outcome occurs as determined by the Compensation Committee.

•	Performance Metrics:

•	Return on Common Equity: Payouts will be based on BB&T’s return on common equity (“ROCE”) performance relative to our peer group as follows (payout percentages will be interpolated for results between the 25th and 62 1⁄2 percentiles).

2017 PSU Performance Matrix*

Level of Achievement	Percentile Performance of BB&T ROCE Relative to Peer Group ROCE	Payout Percent of Participant’s Target Award Opportunity
Threshold	25th	50%
Target	50th	100%
Maximum	62 1⁄2 or greater	125%

*	In addition, BB&T must first meet or exceed a 3% average ROCE performance hurdle in order for the payout to be earned.

If the performance hurdle is met and after calculating the PSU payouts based on relative ROCE performance, the payouts are then subject to increase or decrease based on a TSR modifier measuring our TSR percentile performance relative to our peer group.

•	Total Shareholder Return Modifier: Payouts calculated based on relative ROCE performance are subject to a TSR modifier (increase or decrease) based on our TSR percentile performance relative to our peer group for the three-year performance period. Payments under the 2017 PSUs will be adjusted as follows (modified payments would be interpolated for results between the 25th and 75th percentiles):

Percentile Performance of BB&T TSR Relative to Peer Group TSR	TSR Modifier
< 25[t]h	20% reduction
50th	No adjustment
≥ 75th	20% increase*

*	Subject to overall payout cap of 125% of the PSUs.

•	Maximum Payments: The maximum payout level for the 2017 PSUs is 125% of the PSUs awarded.

•	No Dividends: Dividends are not paid on unvested PSUs.

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Compensation Discussion and Analysis

Enhanced Long-Term Incentive Performance Award (LTIP)

We also further enhanced our LTIP by adding the following design features:

•	TSR Modifier: 2017-2019 LTIP awards are subject to a TSR modifier based on our TSR percentile performance relative to our peer group TSR for the three-year performance period. The 2017-2019 LTIP will continue to measure and reward BB&T’s return on common equity performance relative to the Company’s peer group over the three-year performance period. Payments are subject to increase or decrease in an identical manner as the 2017 PSUs with an overall payment cap of 125% of the target award.

•	Vesting and Forfeiture: Three-year cliff vesting subject to BB&T exceeding a performance hurdle and adjustment for negative risk outcomes. Before vesting, 100% of the award is subject to reduction or forfeiture if there is an aggregate operating loss for the performance period or if a negative risk outcome occurs as determined by the Compensation Committee.

Other 2017 Compensation Decisions
•	No Salary Increases: We made no increases in base salaries for our NEOs in 2017.

Section 3—2016 Executive Compensation Program and Pay Decisions

Compensation Philosophy

The Compensation Committee structures our overall compensation program for Executive Management with an emphasis on long-term, performance-based compensation, based on the following guiding principles:

•	Compensation and reward systems are designed to award performance over different time horizons to support and drive our strategic goals and produce positive business results over the longer term;

•	Total compensation is based on a mix of performance goals and aligned with shareholder interests by providing a significant percentage of compensation in equity;

•	Significant amounts of compensation are linked to the achievement of set performance goals, to promote balance and discourage imprudent risk taking;

•	Total compensation opportunities are established relative to organizations with which we compete for both talent and shareholder investment and at levels that enable us to attract and retain executives critical to our long-term success;

•	Executive Management must have significant stock ownership requirements, to better align their interests with our shareholders; and

•	Compensation is compatible with effective controls and risk management and is supported by strong corporate governance.

BB&T compensation programs are designed to align with BB&T’s values and objectives and assist BB&T in supporting its associate value proposition. Specifically, compensation programs are designed to accomplish the following:

•	ensure a strong alignment of the interests of BB&T’s shareholders, associates, and the Company;

•	pay for performance, both short-term and long-term;

•	reward career associates;

•	pay competitively, across salary grades and geographies;

•	apply compensation policy in an internally consistent manner; and

•	provide compensation opportunities that are based on relative industry performance and are aligned with internal performance and BB&T risk management and corporate governance guidelines.

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Compensation Discussion and Analysis

2016 Compensation Program Elements

Our executive compensation is heavily performance-based, with base salary representing the only fixed element. Below are the four components of our executives’ current compensation:

Compensation Element	Description/Objectives	Key Features and Metrics Used
Base Salary	• Based on scope of leadership responsibilities, years of experience, performance and contributions to BB&T	• Fixed cash compensation, reviewed and adjusted annually, as appropriate
Annual Incentive Awards	• Cash incentive rewarding annual corporate performance • Rewards financial results that are expected to have a meaningful correlation to long-term shareholder value

•   EPS (weighted at 60%)

•   ROA relative to our peer group (weighted at 40%)

•   Performance levels (threshold, target, maximum) are established relative to Board approved EPS internal forecasts and relative ROA performance

Incentive Stock Awards	• Rewards sustainable, long-term appreciation of BB&T’s stock price • Aligns NEO compensation with appreciation of BB&T’s stock price

•   Stock options and RSUs vest ratably over 3 years

•   Awarded 20% in stock options and 80% in RSUs (in 2017 we eliminated stock options to provide greater focus on performance share units)

•   100% of the unvested award is subject to adjustment and/or forfeiture for any negative risk outcomes, including if the minimum performance criteria are not met

•   Dividends are not paid on unvested RSUs

LTIP Awards	• Rewards achievement of superior relative three-year average ROCE performance and relative TSR performance

•  LTIP Awards are usually paid in cash

•  Historical payments were based on BB&T ROCE performance relative to our peer group

•  Payments under the 2016-2018 LTIP award were revised based on shareholder feedback; subject to potential reduction based on our TSR performance relative to our peer group for the performance period

See “Section 2—2017 Changes to Our Compensation Program” for a detailed review of the compensation changes effective in 2017.

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Compensation Discussion and Analysis

Summary of Overall Compensation

The table below summarizes the actual NEO compensation paid for the 2016 performance year, which consists of base salary, annual incentive awards, 2014-2016 LTIP awards and RSU and stock option awards granted in 2016. Additional detail for each of these items follows this table.

2016 COMPENSATION OVERVIEW TABLE

Name	Salary ($)	Annual Incentive Award ($)	Option Awards(1)(2) ($)	Restricted Stock Unit Awards(1)(2) ($)	LTIP ($)	2016 Total ($)
Kelly S. King	1,075,000	2,253,469	601,998	2,407,982	2,087,500	8,425,949
Christopher L. Henson	700,000	978,250	244,998	979,981	856,771	3,760,000
Ricky K. Brown	666,583	931,550	244,998	979,981	842,848	3,665,960
Clarke R. Starnes III	590,000	729,388	186,437	745,747	649,688	2,901,260
Daryl N. Bible	590,000	729,388	186,437	745,747	649,688	2,901,260
Barbara F. Duck	507,083	545,115	147,052	588,200	466,944	2,254,394
Donna C. Goodrich	507,083	545,115	147,052	588,200	466,944	2,254,394

(1)	Amounts reflect the value the Compensation Committee sought to deliver through the restricted stock unit and stock option awards granted in February 2016. No amounts are immediately available to the officer as the options and units vest over time. The exercise price of the options was equal to the stock price on the date of grant, and therefore, there was no intrinsic value on the date of grant. The recipient will only be able to realize future value for the stock options if BB&T’s stock price increases.
(2)	The principal differences between this table and the Summary Compensation Table are that the Summary Compensation Table includes information on the grant date fair value of restricted stock unit awards and includes the change in pension value and nonqualified deferred compensation earnings as well as all other compensation. The components included in the table above are considered by the Compensation Committee when making compensation determinations.

Base Salary

The following table shows base salaries for each of our NEOs for 2016. Based upon a review of market practices salaries remain unchanged from 2015, except for Ms. Duck and Ms. Goodrich (both new NEOs in 2016), whose salaries were increased effective February 2016 to reflect their additional responsibilities.

Name	2016 Base Salary ($)	% Increase
Kelly S. King	1,075,000	—
Christopher L. Henson	700,000	—
Ricky K. Brown	700,000	—
Clarke R. Starnes III	590,000	—
Daryl N. Bible	590,000	—
Barbara F. Duck	510,000	7.4
Donna C. Goodrich	510,000	7.4

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Compensation Discussion and Analysis

Annual Incentive Award

Our Annual Incentive Award is a cash incentive based on the achievement of annual corporate performance goals established by the Compensation Committee. Performance goals are based upon our internal earnings plan and performance relative to our peer group.

•	The amount paid under the Annual Incentive Award is determined by a formula based on our: (1) EPS (against preset performance goals) and (2) ROA (as compared to our peer group).

•	In 2016, EPS was weighted at 60%, while ROA was weighted at 40%.

•	Our EPS target goal is based on our internal earnings plan, with a maximum goal set at 5% above the target, and a minimum goal set at 10% below the target.

•	Our ROA target goal is based on BB&T’s ROA relative to the ROA of our peers for 2016.

•	While EPS and ROA are independent and permit payouts under each measure ranging from 0% to 150% of the target award opportunity, as combined under the formula, the maximum amount that may be paid to NEOs under the Annual Incentive Award is 125% of the target award opportunity. If the EPS threshold was not achieved, the executives could still receive a payment based solely on our ROA performance and vice versa.

Each of our named executive officers has a target award opportunity which represents the amount of Annual Incentive Award received if we achieve the performance goals at the target performance level. The table below summarizes the Annual Incentive Award opportunity for 2016 at target level of award. For 2016, target opportunities did not increase from 2015, except for Mrs. Duck and Mrs. Goodrich, whose targets were adjusted to reflect increased responsibilities.

Name	2016 Target Annual Incentive Opportunity (as a % of base salary)
Kelly S. King	195%
Christopher L. Henson	130%
Ricky K. Brown	130%
Clarke R. Starnes III	115%
Daryl N. Bible	115%
Barbara F. Duck	100%
Donna C. Goodrich	100%

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Compensation Discussion and Analysis

2016 ANNUAL INCENTIVE AWARD PERFORMANCE MATRIX

The tables below summarize the performance matrix and payout levels under the Annual Incentive Award.

	EPS (60% of Annual Incentive Award)		ROA (40% of Annual Incentive Award)
Level of Achievement	Performance	Payout as % of Participant’s Target Award Opportunity	Performance Relative to Peer Group	Payout as % of Participant’s Target Award Opportunity	Total Payout as % of Target Award Opportunity
Below Threshold	Less than $2.65	0%	Less than 25th Percentile	0%	Min – 0%
Threshold	$2.65	25%	25th Percentile	50%
Target	$2.95	100%	50th Percentile	100%
Maximum	$3.10	150%(1)	75th Percentile	150%(1)	Max – 125%

Actual Results	$2.87(2)	79.2%	1.16%, or 92nd Percentile(2)	150%
Weighting		60%		40%
Payout per Measure		47.5%		60%

Total Annual Incentive Payout: 107.5%

(1)	Annual Incentive Award combines EPS and ROA performance, with the final payout capped at 125% of the target award opportunity.
(2)	The EPS and ROA performance presented herein includes adjustments to BB&T’s GAAP net income by the Compensation Committee. For additional detail regarding these adjustments, please refer to Annex A.

Based on these results, executives received the following Annual Incentive Award payouts.

2016 ANNUAL INCENTIVE AWARD PAYMENTS

Name(1)	2016 ($)
Kelly S. King	2,253,469
Christopher L. Henson	978,250
Ricky K. Brown(2)	931,550
Clarke R. Starnes III	729,388
Daryl N. Bible	729,388
Barbara F. Duck	545,115
Donna C. Goodrich	545,115

(1)	The Annual Incentive Awards for the officers covered by Section 162(m) of the Code were paid from a pool based on BB&T’s 2016 income before taxes (pre-tax income). For a more detailed discussion of the Annual Incentive Award 162(m) Pool, please refer to “Tax Considerations” in Section 5.
(2)	Amounts for Mr. Brown reflect his retirement effective December 15, 2016.

Long-Term Incentives

BB&T’s long-term incentive program provides compensation awarded under the BB&T Corporation 2012 Incentive Plan (the “2012 Incentive Plan”). For 2016, these awards reflected a mix of cash and equity and include the Incentive Stock Program and LTIP Program, as discussed below.

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Compensation Discussion and Analysis

INCENTIVE STOCK PROGRAM

The 2016 Incentive Stock Awards for each NEO included nonqualified stock options (20% of award) and RSUs (80% of award). The 2016 Incentive Stock Awards are subject to reduction or forfeiture if the Compensation Committee determines that there has been a significant negative risk outcome as a result of a corporate or individual action, or BB&T has incurred an annual operating loss for the year. Other features of our RSUs and stock options are described below:

Restricted Stock Units: The Compensation Committee believes that the retentive features and perceived value of RSUs are enhanced in a volatile stock market, which the financial services industry has experienced over the past several years. The RSUs have the following features:

•	Granted as a contingent share of BB&T common stock that is not earned or issued until specific conditions are met

•	No dividends are paid on the shares underlying the RSUs until the units vest and shares are issued

•	Consistent with peer group practices, RSU awards vest 33 1/3% per year following each of the first three anniversaries of the date of grant, subject to the Compensation Committee’s performance review

Stock Options: Stock options awarded for 2016 have the following characteristics:

•	Awards vest 33 1/3% per year following each of the first three anniversaries of the date of grant, subject to attainment of the performance criteria

•	Expire on the tenth anniversary of the date of grant

•	Consistent with peer group practices, stock options have three-year vesting schedule

•	Exercise price is the market closing price on the date of grant

2016 INCENTIVE STOCK AWARDS

Name	Total Delivered Value of Stock Options and RSUs ($)(1)
Kelly S. King	3,009,980
Christopher L. Henson	1,224,979
Ricky K. Brown	1,224,979
Clarke R. Starnes III	932,184
Daryl N. Bible	932,184
Barbara F. Duck	735,252
Donna C. Goodrich	735,252

(1)	Reflects the value the Compensation Committee seeks to deliver in making the award. The 2016 stock option and restricted stock unit awards were granted on February 23, 2016. In the case of both stock options and restricted stock units, the number of options or units granted was determined by dividing the target amount of compensation by the estimated value of each equity award. For stock options, the award was valued based on the Black-Scholes value of the options ($3.87). For restricted stock units, the number of units awarded was based on the closing price of BB&T’s common stock on the grant date ($32.10). For additional detail, please refer to “Compensation of Executive Officers—2016 Outstanding Equity Awards at Fiscal Year-End.”

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Compensation Discussion and Analysis

LTIP PROGRAM

LTIP awards reward performance using both an absolute performance goal for ROCE performance and a relative ROCE performance goal over a three-year cycle. Each year begins a new three-year performance cycle, and performance measures and payout range are established at the beginning of the cycle. We must achieve an average absolute ROCE of at least 3% for the three-year performance period. Only if this absolute performance goal is reached is ROCE performance relative to the peer group measured. Payouts are determined in accordance with the performance matrix set forth below. As described in more detail below, the 2016-2018 LTIP was retroactively adjusted and payments are subject to reduction based on TSR performance relative to our peer group for the performance period.

LTIP awards have historically been paid in cash, but at the discretion of the Compensation Committee, may be paid in shares of BB&T common stock, cash or both. The Committee believes that with approximately 64% of the NEOs’ long-term incentive compensation currently consisting of equity, it was appropriate to pay the 2014-2016 LTIP awards in cash, especially in light of the substantial BB&T common stock holdings of each of the NEOs. The 2014-2016 LTIP award is calculated as follows:

Target Award Opportunity (as % of base salary)	X	3-Year Average Salary	X	Performance Scale Payout %

2014-2016 LTIP Cycle (Paid in March 2017)

The performance matrix for the 2014-2016 LTIP award follows. Under the matrix, our actual ROCE performance relative to the peer group translates to a corresponding payout percentage on a simple interpolation basis. Our average ROCE performance for 2014-2016 was 9.14%, which placed us in the 64th percentile of our peer group and generated a payout of 125% of the target award opportunity. Our ROCE performance includes adjustments to our GAAP net income approved by the Compensation Committee. Please refer to Annex A for a GAAP reconciliation.

2014-2016 LTIP CYCLE PERFORMANCE MATRIX

Level of Achievement	Percentile Performance of BB&T ROCE Relative to Peer Group ROCE	Payout Percent of Participant’s Target Award Opportunity
Threshold	25th	50%
	30th	60%
	35th	70%
	40th	80%
	45th	90%
Target	50th	100%
	55th	110%
	60th	120%
Maximum	62 1/2 or greater	125%
Actual Performance	9.14%, or 64th percentile	125%

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Compensation Discussion and Analysis

Based on these results, executives received the following 2014-2016 LTIP payouts:

2014-2016 LTIP CYCLE PAYMENTS

Name	Actual LTIP Payment, Based on 2014-2016 Performance($)(1)
Kelly S. King	2,087,500
Christopher L. Henson	856,771
Ricky K. Brown	842,848
Clarke R. Starnes III	649,688
Daryl N. Bible	649,688
Barbara F. Duck	466,944
Donna C. Goodrich	466,944

(1)	Under the approved formula, the actual payment is based on the actual average salary paid over the three-year performance cycle.

Changes to our 2016-2018 LTIP (Payable in 2019)

In June 2016, we made a retroactive change to our 2016-2018 LTIP. This change was made as part of our Compensation Committee’s commitment to strengthen our pay-for-performance program and based on input received from shareholders as part of our shareholder engagement program. Several shareholders recommended that we incorporate an additional performance measure into our long-term compensation program. In response to this feedback, the Compensation Committee, in consultation with our compensation consultant, retroactivity approved a change to our 2016-2018 LTIP originally granted on February 23, 2016.

As modified, payments under the 2016-2018 LTIP are subject to reduction based on our TSR percentile performance relative to our peer group TSR for the three-year performance period. Consistent with prior LTIP awards, the 2016-2018 LTIP will continue to measure and reward our ROCE performance relative to our peer group over the three-year performance period. Payments under the 2016-2018 LTIP are subject to reduction only, based on our performance relative to our peer group as follows:

Percentile Performance of BB&T TSR Relative to Peer Group TSR	Percent Reduction in Payout
< 25th	20% reduction
≥ 25th and < 40th	10% reduction
≥ 40th	no reduction

As a result, the 2016-2018 LTIP award will be calculated as follows:

Target Award Opportunity (as % of base salary)	X	3-Year Average Salary	X	Performance Scale Payout %	–	% Reduction Based on Relative TSR Performance

Also consistent with the 2014-2016 LTIP awards, the maximum payout level for the 2016-2018 LTIP awards is 125% of the target award opportunity.

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Compensation Discussion and Analysis

Performance Adjustments and Considerations

The Compensation Committee retains discretion to make adjustments to our performance, as well as the reported results from members of our peer group, for purposes of making performance-based compensation awards.

•	In February, the Compensation Committee receives preliminary performance information for the prior year, and historically has made adjustments to our reported results (e.g., net income) to ensure that the applicable compensatory plans fairly compensate participants for core BB&T performance.

•	The Committee may also make adjustments to the reported performance of peer group members for awards that measure our performance relative to the peer group.

•	Reconciliation of adjustments that the Committee made for the purposes of certifying 2016 performance are included in Annex A to this proxy statement.

Unless otherwise indicated, discussions of 2016 performance for compensation purposes in this proxy statement include these adjustments made by the Compensation Committee.

Perquisites Practices

The NEOs receive limited perquisites and other personal benefits that the Compensation Committee believes are reasonable and consistent with our overall compensation program. Our NEOs do not receive perquisites such as personal club memberships, corporate housing or personal travel on the company’s aircraft.

Retirement Benefits

PENSION PLAN

•	We provide the BB&T Corporation Pension Plan, a tax-qualified defined benefit retirement plan for eligible associates (the “Pension Plan”). We are among the few remaining companies that offer a traditional pension plan for our employees. This is a benefit we believe provides a competitive advantage for attracting and retaining talent.

•	We also provide the BB&T Corporation Non-Qualified Defined Benefit Plan (the “Excess Plan”), to augment the benefits payable under the Pension Plan to the extent that such benefits are curtailed by application of certain tax limitations. The Compensation Committee believes that the benefits provided by the Excess Plan ensure that we will receive the executive retention benefits of the Pension Plan.

•	The Pension Plan and the Excess Plan are broad-based benefits and the NEOs participate in both plans on the same basis as other similarly situated associates.

•	The Pension Plan and the Excess Plan provide retirement benefits based on length of service and salary level prior to retirement with benefits increasing substantially as a participant approaches retirement.

•	Five of the six active NEOs have spent substantially all of their professional careers at BB&T and have built up significant benefits under the Pension Plan. For example, Mr. King has 44 years of service at BB&T.

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We believe the retirement benefits provided by the Pension Plan are meaningful to all associates, but especially to those who devote substantial service to BB&T. Moreover, we view the Pension Plan and the Excess Plan as important retention tools for the NEOs and other highly compensated associates in the later stages of their careers because these retirement benefits could not easily be replicated upon the associate’s departure from BB&T prior to retirement. The Compensation Committee believes that while the overall retirement benefits provided to the NEOs are reasonable relative to those provided by its peer group, the Pension Plan and Excess Plan provide us with a competitive advantage in attracting and retaining talent in light of the high number of companies that have frozen or abandoned traditional pension plans in recent years.

ASSOCIATE BENEFIT PLANS

During 2016, we maintained various associate benefit plans that constitute a portion of the total compensation package available to the NEOs and all eligible associates of BB&T. These plans consist of the following:

•	the BB&T Corporation 401(k) Savings Plan, which in 2016 permitted associates to contribute up to 50% of their cash compensation, on a tax-deferred basis, within certain IRS compensation deferral amount limits applicable to tax-qualified retirement plans, with BB&T matching deferrals up to 6% of their compensation;

•	the BB&T Corporation Non-Qualified Defined Contribution Plan, which is designed to augment the benefits under the BB&T Corporation 401(k) Savings Plan to the extent such benefits are curtailed by the application of certain limits imposed by the Internal Revenue Code (during 2016, eligible participants in the Non-Qualified Defined Contribution Plan were permitted to defer up to 50% of their cash compensation with certain participants eligible to receive a matching contribution of up to 6% of their compensation);

•	a medical plan that provides coverage for all eligible associates;

•	disability insurance which, in the event of disability, pays an associate 50% of his or her monthly compensation, subject to a cap of $35,000 per month, however, if the coverage percentage exceeds the monthly cap, we would provide supplemental payments to a member of Executive Management to bring the monthly payment up to the percentage coverage level; and

•	certain other welfare benefits (such as sick leave, vacation, dental and vision coverage, etc.).

The associate benefits for the NEOs discussed in this subsection are determined by the same criteria applicable to all of our associates. In general, benefits are designed to provide a safety net of protection against the financial catastrophes that can result from illness, disability or death, and to provide a reasonable level of retirement income based on years of service with BB&T. These benefits help keep us competitive in attracting and retaining associates. We believe that our associate benefits are generally on par with benefits provided by our peer group and consistent with industry standards.

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Compensation Discussion and Analysis

Section 4—BB&T’s Executive Compensation Process

Role of Compensation Committee

The Compensation Committee administers BB&T’s compensation program for Executive Management, including each of the NEOs. The Compensation Committee’s authority and responsibilities are set forth in its charter and include, but are not limited to:

•	reviewing and approving the compensation for the Chief Executive Officer, the remaining NEOs and other members of Executive Management;

•	selecting and approving the performance metrics and goals for all Executive Management compensation programs and evaluating performance at the end of each performance period; and

•	approving Annual Incentive Award opportunities, Incentive Stock Awards and LTIP award opportunities.

In making compensation decisions, the Compensation Committee uses several resources and tools, including the services of its independent compensation consultant, Meridian Compensation Partners LLC. The Committee also considers summary analyses of total compensation delineating each compensation element (“tally sheets”), executive risk scorecards provided by our Chief Risk Officer, competitive benchmarking and other analyses, as further described below.

The Compensation Committee periodically receives reports from our Chief Risk Officer regarding our risk environment and risk management practices, from our Chief Compliance Officer regarding compliance and risk matters and from our General Auditor, the head of our internal audit function, regarding our internal controls. In addition, the Compensation Committee regularly reviews the minutes of the Risk Committee of the Board of Directors. The purpose of these reports and review is to allow the Compensation Committee to evaluate our current risk environment and internal control positions relevant to incentive compensation, and to take these issues into consideration when determining incentive compensation.

The Chief Executive Officer also is involved in compensation determinations for members of Executive Management, other than himself, including compensation for each of the NEOs, and makes recommendations to the Compensation Committee on base salary and the other compensation elements. We believe that the Chief Executive Officer is in the best possible position to assess the performance of the other members of Executive Management, and he accordingly plays an important role in the compensation setting process. Ultimately, however, decisions about individual compensation elements and total compensation of all members of Executive Management are made by the Compensation Committee, based primarily on the executive officer’s performance and our overall performance, particularly in light of the business environment in which the results were achieved.

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The following table illustrates the Compensation Committee’s executive compensation process timeline at BB&T. In addition, the Compensation Committee regularly receives updates with respect to our on-going shareholder engagement efforts. The Compensation Committee’s independent compensation consultant attends and participates in Committee meetings from time to time throughout the year.

Executive Compensation Process
February Teleconference	•	Receive risk management update on risk appetite and events that could impact incentive compensation
	•	Joint meeting among the Compensation, Audit and Risk Committees
	•	Review executive risk scorecards for the prior year
	•	Review projected financial results with proposed adjustments for incentive plans
	•	Receive update from BB&T’s General Auditor regarding the effectiveness of internal controls
	•	Receive a report from BB&T’s Chief Compliance Officer regarding compliance and risk matters
February Meeting	•	Approve financial results and adjustments for incentive plans
	•	Determine payments/vesting for incentive plans with performance periods completed the prior year (Annual Incentive Awards, LTIP, and Incentive Stock Awards)
	•	Approve peer group for the current year
	•	Determine compensation for the current year—base salary increases (if any), cash incentive plans (Annual Incentive Awards and LTIP) and Incentive Stock Awards
	•	Review and approve the draft Compensation Discussion and Analysis and the draft Compensation Committee Report on Executive Compensation sections of the proxy statement
	•	Review tally sheets
June Meeting	•	Review projected financial results with proposed adjustments for incentive plans
October Meeting	•	Receive risk management update on risk appetite and events that could impact incentive compensation
	•	Joint meeting among the Compensation, Audit and Risk Committees
	•	Review projected financial results with proposed adjustments for incentive plans
	•	Review of Executive Management compensation with the Compensation Committee’s independent compensation consultant
	•	Conduct a mid-year review of current executive risk scorecards
December Meeting	•	Review projected financial results with proposed adjustments for incentive plans
	•	Conduct annual review of director compensation
	•	Consider retaining the Compensation Committee’s independent compensation consultant for the upcoming year

Role of Compensation Consultant

The Compensation Committee engages an independent compensation consultant to provide market reference perspective and serve as an advisor. The independent compensation consultant serves at the request of, and reports directly to, the Compensation Committee. Further, the Compensation Committee has the sole authority to approve the independent compensation consultant’s fees and other retention terms, including the

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authority to limit the amount of fees the independent compensation consultant may earn from other services provided to BB&T. The Compensation Committee has retained Meridian Compensation Partners to act as the Committee’s independent compensation consultant. In this capacity, Meridian Compensation Partners performed a review of our executive compensation programs, provided peer group analyses, and advised on regulatory developments, corporate governance and best practice trends.

The Compensation Committee determined that, based on its review, Meridian Compensation Partners is independent and that its engagement did not present any conflicts of interest. In making this determination, the Compensation Committee noted that Meridian Compensation Partners (a) provides no other services to BB&T other than compensation consulting, (b) has no personal or business relationships with members of our Board or executive officers, (c) does not directly own any shares of BB&T stock, and (d) retains a written policy designed to avoid conflicts of interest that may arise. Meridian Compensation Partners also determined that it was independent from our management and confirmed this in a written statement delivered to the Chair of the Compensation Committee.

During 2016, the compensation consultant provided the following services to the Compensation Committee:

•	reviewed our company’s total compensation philosophy for reasonableness and appropriateness;

•	reviewed overall compensation levels;

•	reviewed our total executive compensation program and advised the Compensation Committee of plans or practices that may be changed to improve effectiveness, including the changes approved in 2016 and 2017 as set forth under “—Shareholder Engagement and Changes to our Compensation Program”;

•	provided market and peer data and recommendations on Executive Management compensation;

•	reviewed public disclosure on compensation, including the draft Compensation Discussion and Analysis and related tables and compensation disclosures for our proxy statement; and

•	advised the Compensation Committee regarding the compensation of outside directors.

In order for a compensation consultant to provide effective advice, the Compensation Committee expects them to interact with our management from time to time. These interactions generally involve, among other things:

•	obtaining compensation and benefits data, as well as other relevant information that is not available from public sources;

•	working with management to understand the scope of the various executive jobs in order to provide accurate benchmarking; and

•	conferring with management so that factual and data analyses are accurate and up-to-date.

This process enables the compensation consultant to identify any areas where further research or analysis may be necessary, while allowing it to discuss any changes to the compensation program or refine recommendations before finalizing its reports to the Compensation Committee.

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Peer Group and Competitive Analyses

The Compensation Committee uses a peer group to perform competitive assessments of executive compensation as well as to measure performance under our annual and long-term incentive plans. The Compensation Committee approves a group of publicly-traded banks or financial services holding companies each year to serve as the peer group. In evaluating our peer group for 2016, the Compensation Committee considered a number of factors, including asset size and market capitalization. Given the limited number of banks of our size and market cap, we are positioned in the top quartile of our peer group. Based on feedback received from our shareholders and our independent compensation consultant’s advice, the Compensation Committee added two banks to the group in 2016: one larger bank (Wells Fargo) and one bank closer to BB&T in size (Citizens Financial Group). Even with the addition of the two new banks, we remain near the 75th percentile of the peers in both asset size and market capitalization.

BB&T 2016 PEER GROUP
❖ Citizens Financial	❖ PNC
❖ Comerica	❖ Regions
❖ Fifth Third	❖ SunTrust
❖ Huntington	❖ U.S. Bancorp
❖ KeyCorp	❖ Wells Fargo
❖ M&T	❖ Zions

The Compensation Committee determined that this group would be used for the relative performance comparisons in our annual incentive awards (ROA) and our LTIP (ROCE, TSR). The Committee also reviewed the incentive plan design practices of this group when evaluating potential changes to our program for 2016 and 2017.

The compensation structure for Executive Management, which includes the NEOs, emphasizes variable pay based on performance. We generally compare each element of compensation as well as total compensation relative to the peer group. The Compensation Committee carefully considers its benchmarking practices. Our shareholders have told us that they prefer that compensation opportunities generally not be targeted above the median of the peer group, irrespective of our relative size. Accordingly, the Compensation Committee considers the peer compensation practices with a goal of targeting market median. Based on this goal and our prior benchmarking analyses, the Compensation Committee did not increase the target compensation for any 2015 NEOs in 2016.

In addition to the external peer group analysis, the Compensation Committee also reviews detailed tally sheets for each executive and reviews the total compensation of the Executive Management team relative to one another. This practice is consistent with our compensation philosophy of rewarding our associates based upon their level of responsibility within the Company.

Executive Risk Scorecard

We utilize an executive risk scorecard which the Compensation Committee may use to adjust, if necessary, the short-term and long-term incentive compensation of each member of Executive Management (including the NEOs). The executive risk scorecard:

•	allows for evaluation of both corporate and individual results that can be compared to stated risk appetites in all risk categories;

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•	presents the positive and negative risk outcomes that have influenced each risk category and includes recommended actions with respect to significant negative outcomes;

•	is used in conjunction with the recommendations of the Chief Risk Officer, the CEO and the Committee’s own insight and evaluation;

•	is included as part of our risk review process in which 100% of each Executive Manager’s short-term and long-term compensation for 2016 is subject to potential adjustment;

•	was developed by our Senior Risk and Compliance Officers; and

•	is reviewed by the independent compensation consultant.

The Compensation Committee believes that the executive risk scorecard is an important element to ensure that incentive compensation at the Executive Management level is risk balanced. The use of this risk scorecard has been discussed with our regulators as an additional way to conform to incentive compensation guidance and best practices.

Section 5—Other Aspects of BB&T’s Executive Compensation Program and Governance Practices

In addition to the key components of our executive compensation program described above, other significant policies, plans and factors influence executive compensation, including the compensation of the NEOs. These items provide meaningful value to members of Executive Management, including the NEOs, while at the same time promoting the retention of these highly valued executives and aligning their interests with those of the shareholders.

Stock Ownership Guidelines for Executive Management

The Compensation Committee believes that members of Executive Management, including the NEOs, should accumulate meaningful equity stakes in BB&T over time to further align their economic interests with the interests of shareholders, thereby promoting our objective of increasing shareholder value.

The table below summarizes the stock ownership guidelines for our NEOs. Each of our NEOs currently exceeds these guidelines.

Name	Stock Ownership Guidelines	Approximate Stock Value to be held Under Stock Ownership Guidelines
Kelly S. King	6x Base Salary	$6,450,000
Christopher L. Henson	3x Base Salary	$2,100,000
Ricky K. Brown	3x Base Salary	$2,100,000
Clarke R. Starnes III	3x Base Salary	$1,770,000
Daryl N. Bible	3x Base Salary	$1,770,000
Barbara F. Duck	3x Base Salary	$1,530,000
Donna C. Goodrich	3x Base Salary	$1,530,000

Risk Management

The Compensation Committee annually considers whether our executive compensation program encourages unnecessary or excessive risk taking. In reviewing the program for risk, the goal of the Compensation Committee is to design a compensation program to encourage prudent risk management and discourage inappropriate risk-

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taking by granting a diverse portfolio of compensation to our NEOs that is expected to reward the creation of shareholder value over time. To help achieve this goal, the Compensation Committee considers the risk profile of the primary compensation elements. The Compensation Committee believes that having fixed base salaries discourages inappropriate risk-taking. In addition, by having a significant proportion of compensation provided in the form of equity awards that have performance and retention features that extend over several years, the Compensation Committee believes that these awards do not encourage imprudent risk-taking because their ultimate value is tied to our stock price. Also, because awards are subject to long-term vesting schedules they help ensure that the NEOs have significant value tied to long-term stock price performance. Additionally, LTIP awards are based on our performance over a three-year period, encouraging our NEOs to focus on long-term performance in addition to annual results, further reducing risk-taking that is likely to produce only short-term benefits and allowing sufficient time for risk outcomes to emerge.

Compensation Clawbacks and Forfeiture Provisions

Our Board believes that the current structure of BB&T’s incentive compensation recoupment practices is appropriate, effective, provides a balanced approach to risk management, and properly aligns the interests of our Executive Management and shareholders.

Our 2012 Incentive Plan and award agreements contain broad language regarding clawbacks and makes all awards under the 2012 Incentive Plan subject to recoupment, forfeiture or reduction to the extent determined by the Compensation Committee. Any and all amounts payable under the 2012 Incentive Plan or paid under the 2012 Incentive Plan are subject to clawback, forfeiture, and reduction to the extent determined by the Compensation Committee as necessary to comply with applicable law and/or policies adopted by BB&T. When determining incentive compensation and consistent with regulatory guidance, the Compensation Committee evaluates our current risk environment and internal control positions relevant to incentive compensation, and reviews the executive risk scorecards and other reports, provided by our Chief Risk Officer and our Chief Compliance Officer. The Compensation Committee also receives reports from our General Auditor, the head of BB&T’s internal audit function, regarding the effectiveness of our overall system of internal controls.

Responsible Equity Grant Practices

Generally, the timing of our regular annual equity awards is determined months in advance of the actual grants in order to coincide with the regular February meetings of the Board and the Compensation Committee. The grant date is established when the grants and all key terms are approved by the Board or the Compensation Committee, as the case may be. Consistent with prior years, the exercise price for each stock option grant in 2016 was the market closing price on the date of grant. For the 2016 Incentive Stock Awards, the Compensation Committee also used the closing price of our common stock on the grant date to determine the number of restricted stock unit awards. In addition, the 2012 Incentive Plan includes prohibitions on the repricing of stock options without shareholder approval. We are required to recognize the expense of all share-based awards (such as stock options and restricted stock units) in our income statement over the award’s minimum required service period.

Pledging/Hedging of Shares

Consistent with our compensation philosophy of rewarding the NEOs based on the long-term success of BB&T, our Codes of Ethics and Insider Trading Policy prohibit all associates, including the NEOs, from speculative trading in BB&T common stock (including prohibitions on buying call options and selling put options for our common stock) and place limitations on a NEO’s ability to conduct short-term trading, thus encouraging long-term ownership of common stock. Our Corporate Governance Guidelines contain a similar prohibition applicable to members of Executive Management and also prohibit members of Executive Management, including

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Compensation Discussion and Analysis

the NEOs, from entering into hedging strategies that protect against downside risk in our common stock. Furthermore, our Corporate Governance Guidelines limit pledging activity so that future share pledges by directors and members of Executive Management are limited to those shares in excess of each individual’s share ownership requirements.

Tax Considerations

In establishing total compensation for the executive officers, the Compensation Committee considers the effect of Section 162(m) of the Internal Revenue Code. Section 162(m) generally disallows a federal income tax deduction for compensation over $1 million paid for any fiscal year to the Chief Executive Officer and the three other highest paid executive officers other than the Chief Financial Officer (referred to as “covered employees”) unless the compensation qualifies as performance-based.

Our compensation philosophy and policies are generally intended to comply with Section 162(m) to the extent the Compensation Committee determines appropriate. In typical years, when establishing and administering our compensation programs, the Committee generally intends that performance-based compensation will be deductible under Section 162(m). However, our Compensation Committee retains the flexibility to pay compensation that is not deductible under Section 162(m) if the Committee determines it is in our best interest to do so. For 2016, our Annual Incentive Award and LTIP award programs are intended to be eligible for the performance-based exemption available under Section 162(m) and therefore be deductible for federal income tax purposes. The rules and regulations promulgated under Section 162(m) are complicated, however, and may change from time to time, sometimes with retroactive effect. As such, there can be no guarantee that all amounts intended to comply with the requirements of Section 162(m) will so qualify.

As referenced in Section 3 above, the Compensation Committee employed a performance-based compensation structure for the Annual Incentive Award that we refer to as a “162(m) Pool,” and retained the ability to exercise negative discretion to reduce Annual Incentive Award payments to the covered employees. Under the 162(m) Pool structure, with the exception of Ms. Duck, the Annual Incentive Awards for the covered employees were paid from a 162(m) Pool equal to 1.5% of BB&T’s 2016 income before taxes (pre-tax income), pursuant to a percentage of the pool assigned, within the first 90 days of 2016, to each covered employee (45.6% for Mr. King, 19.8% for Mr. Henson, 14.8% for Mr. Starnes). Under the 2012 Incentive Plan, each covered employee’s Annual Incentive Award payment was also subject to a $7.5 million cap on the size of each individual payment.

Under the 162(m) Pool, the Compensation Committee can exercise negative discretion (but not upward discretion) in determining the actual Annual Incentive Award payment amounts to the covered employees. Through its exercise of negative discretion, for 2016, the Compensation Committee approved Annual Incentive Award payment amounts to covered employees that were below each covered employee’s assigned percentage of the 162(m) Pool. Because the 2016 Annual Incentive Award awards to the covered employees were subject only to the negative discretion of the Compensation Committee to reduce potential awards payments, such awards are expected to qualify as “performance-based compensation” for Section 162(m) purposes and therefore should not be subject to the $1 million compensation deduction cap.

Conclusion

BB&T and the Compensation Committee review all elements of our compensation program for the NEOs, including a tally sheet for each NEO delineating each element of the NEO’s compensation. In designing the various elements of the total compensation program, we have taken great care to select elements that are performance-based and to use a variety of performance metrics that, on the whole, will encourage the

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achievement of short-term and long-term shareholder value while enabling us to retain our talented executives. We believe the total compensation for each NEO is reasonable, and we continue to improve upon our program so that its components and features are consistent with market standards and comparable programs of the peer group. The compensation program for the NEOs is based on our financial performance and links executive performance to our annual financial and operational results and the long-term financial interests of the shareholders. We further believe that our compensation philosophy is consistent with our corporate culture and objectives and has served, and will continue to serve, as a reasonable basis for administering our total compensation program, both for the NEOs and for all of our associates, for the foreseeable future.

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Compensation Discussion and Analysis

Compensation Committee Report on Executive Compensation

The Compensation Committee is composed entirely of non-employee directors, each of whom has been determined in the Board’s business judgment to be independent based on the categorical standards for independence adopted by the Board, which include the applicable NYSE independence standards. The Compensation Committee is responsible for oversight and review of our compensation and benefit plans, including administering our executive incentive plan, fixing the compensation for the Chief Executive Officer and reviewing and approving the compensation for the other members of Executive Management.

The Compensation Discussion and Analysis section of this proxy statement is management’s report on BB&T’s compensation program and, among other things, explains the material elements of the compensation paid to the Chief Executive Officer and the other NEOs. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section of this proxy statement with management. Based on this review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2016.

Submitted by the Compensation Committee of the Board of Directors, whose current members are:

Thomas N. Thompson, Chair	Eric C. Kendrick
Anna R. Cablik	Louis B. Lynn, Ph.D.

Compensation Committee Interlocks and Insider Participation

The directors who constituted the Compensation Committee during some or all of 2016 were Anna R. Cablik, Eric C. Kendrick, Louis B. Lynn, Ph.D., Thomas N. Thompson and Edwin H. Welch, Ph.D. None of the individuals who served as a member of the Compensation Committee during 2016 was at any time an officer or an employee of BB&T or any of its subsidiaries or, except as set forth under “Transactions With Executive Officers and Directors—Related Person Transactions,” had any relationship with us requiring disclosure under SEC regulations.

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COMPENSATION OF EXECUTIVE OFFICERS

2016 SUMMARY COMPENSATION TABLE

Name and Principal Position (a)	Year	Salary ($)	Stock Awards (1) ($)	Option Awards (1) ($)	Non-Equity Incentive Plan Compensation (2) ($)	Change in Pension Value & Non-Qualified Deferred Compensation Earnings (3) ($)	All Other Compensation (4) ($)	Total ($)
	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Kelly S. King	2016	1,075,000	2,122,925	601,998	4,340,969	3,189,647	279,544	11,610,083
Chairman and Chief	2015	1,056,250	2,583,019	591,499	4,096,763	3,070,931	298,430	11,696,892
Executive Officer	2014	1,000,000	2,050,870	559,998	3,400,276	6,803,966	303,653	14,118,763
Christopher L. Henson	2016	700,000	863,971	244,998	1,835,021	1,975,680	150,858	5,770,528
President and Chief	2015	691,250	1,069,201	241,938	1,741,055	1,173,107	136,024	5,052,575
Operating Officer	2014	665,000	852,383	232,747	1,350,812	2,863,816	142,711	6,107,469
Ricky K. Brown	2016	666,583	863,971	244,998	1,774,398	2,127,763	130,958	5,808,671
Senior Executive Vice	2015	691,250	1,069,201	241,938	1,741,055	1,574,421	136,024	5,453,889
President and President, Community Banking (Retired)(5)	2014	665,000	852,383	232,747	1,350,812	3,561,848	142,711	6,805,501
Clarke R. Starnes III	2016	590,000	657,466	186,437	1,379,076	1,704,775	103,852	4,621,606
Senior Executive Vice	2015	582,500	810,227	184,069	1,308,360	1,139,457	109,304	4,133,917
President and Chief Risk Officer	2014	560,000	648,063	176,959	1,071,738	2,794,286	114,974	5,366,020
Daryl N. Bible	2016	590,000	657,466	186,437	1,379,076	583,745	103,852	3,500,576
Senior Executive Vice	2015	582,500	810,227	184,069	1,308,360	408,120	109,304	3,402,580
President and Chief Financial Officer	2014	560,000	648,063	176,959	1,071,738	647,239	114,974	3,218,973
Barbara F. Duck	2016	507,083	518,569	147,052	1,012,059	850,478	76,598	3,111,839
Senior Executive Vice President and Chief Information Officer
Donna C. Goodrich	2016	507,083	518,569	147,052	1,012,059	1,052,288	76,598	3,313,649
Senior Executive Vice President and Deposit, Payment and Operations
Services Manager

(1)	The amounts in column (d) and (e) reflect the grant date fair value of the restricted stock unit ($28.30 per RSU in 2016) and stock option ($3.87 per option in 2016) awards, respectively, received in each year. The assumptions used in the calculation of these amounts for awards granted in 2016, 2015, and 2014 are included in Note 10 “Shareholders’ Equity” in the “Notes to Consolidated Financial Statements” included within BB&T’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016. As discussed in the Compensation Discussion and Analysis, the outstanding restricted stock units and stock options remain subject to vesting criteria and accordingly, the NEO may never receive any value from such award.

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(2)	Column (f) contains Annual Incentive Award and LTIP payments, as indicated in the following table. Payments under each award occur when specific performance measures are achieved, as described in the “Compensation Discussion and Analysis” section above, rather than upon the date of grant.

2016 Information

Name	2016 Annual Incentive Award ($)	2014-2016 LTIP ($)
Kelly S. King	2,253,469	2,087,500
Christopher L. Henson	978,250	856,771
Ricky K. Brown	931,550	842,848
Clarke R. Starnes III	729,388	649,688
Daryl N. Bible	729,388	649,688
Barbara F. Duck	545,115	466,944
Donna C. Goodrich	545,115	466,944

(3)	The amounts listed in column (g) are attributable to changes in the present value of the benefits under the BB&T Corporation Pension Plan and the BB&T Corporation Non-Qualified Defined Benefit Plan, as applicable, for each of the NEOs. The benefits the NEOs, including Mr. King, receive are calculated in the same manner as all plan participants. Mr. King’s increase in 2014 relative to the other listed years is primarily driven by his years of service, age, compensation and accounting changes regarding mortality tables and discount rates. Due to Mr. King’s long tenure, he receives the maximum credit for years of service under the plans. Additionally, Mr. King would receive his retirement benefits immediately upon retirement. Consistent with all plan participants, the calculations for these benefits generally reference the highest levels of compensation over a five-year consecutive period in the ten-year period before retirement.
(4)	The detail relating to “All Other Compensation” for 2016 found in column (h) to the Summary Compensation Table is as follows:

Name	401(k) Matching Contribution($)	NQDC Matching Contribution($)	Perquisites ($)*
Kelly S. King	15,900	263,644	—
Christopher L. Henson	15,900	117,063	17,895
Ricky K. Brown	15,900	115,058	—
Clarke R. Starnes III	15,900	87,952	—
Daryl N. Bible	15,900	87,952	—
Barbara F. Duck	15,900	60,698	—
Donna C. Goodrich	15,900	60,698	—

*	Pursuant to SEC rules, we have not reported perquisites to those NEOs where the value of the perquisites, in aggregate, is less than $10,000. Mr. Henson’s perquisites for 2016 consist of (a) the installation and maintenance of a residential security system and (b) spousal participation in limited corporate events, including travel.
(5)	Retired, effective December 15, 2016.

NARRATIVE TO 2016 SUMMARY COMPENSATION TABLE

As indicated in the 2016 Summary Compensation Table, salary as a percentage of total annual compensation for each of the NEOs in 2016 was as follows: Mr. King—9.3%; Mr. Henson—12.1%; Mr. Brown—11.5%; Mr. Starnes—12.8%; Mr. Bible—16.9%; Mrs. Duck—16.3%; and Mrs. Goodrich—15.3%.

Employment Agreements. We have entered into employment agreements with each member of Executive Management, including each NEO, to secure the services of key talent within the highly competitive financial services industry. Generally, the employment agreements are structured to carefully balance the individual financial goals of the executives relative to the needs of BB&T and its shareholders. The employment agreements

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provide that the NEOs are guaranteed minimum annual salaries equal to their current annual base salaries and continued participation in incentive compensation plans that BB&T or Branch Bank may from time to time extend to its similarly situated officers. During the term of the employment agreements, each NEO is entitled to participate in and receive, on the same basis as other similarly situated officers of BB&T and Branch Bank, pension and welfare benefits and other benefits such as sick leave, vacation, group disability and health, life and accident insurance and similar non-cash compensation that BB&T or Branch Bank may from time to time extend to its officers.

The employment agreements for the NEOs provide that, under certain circumstances upon leaving the employment of BB&T and Branch Bank, the executive may not compete in the banking business, directly or indirectly, against the Corporation, Branch Bank and their affiliates. This prohibition generally precludes the NEO from working for a direct competitor with a banking presence within the continental United States. Additionally, the employment agreements for the NEOs prohibit the executive from soliciting or assisting in the solicitation of any of our depositors, customers, or affiliates, or inducing any of our associates to terminate their employment with BB&T or its affiliates. These noncompetition and nonsolicitation provisions generally will be effective until the one-year anniversary of the NEO’s termination. These noncompetition provisions generally are not effective if the NEO terminates employment after a “Change of Control.”

The employment agreements have terms of 36 months that automatically extend monthly by an additional month, absent contrary notice by either party. The term of any employment agreement ends when such NEO reaches age 65, with the exception of Mr. King, whose employment agreement does not contain that provision. The Compensation Committee believes that a three-year term provides appropriate incentives for retention, protections against unjustified terminations, and is in line with other financial services companies. The employment agreements provide for reductions in payments to the extent necessary to avoid exceeding the limits established by Section 280G of the Code. Payments in excess of these limits are often referred to as “excess parachute payments,” and exceeding the Section 280G limits generally triggers an excise tax on the payments. For a discussion of the potential payments that would be provided to each of the NEOs under their respective employment agreements in the event of such NEO’s termination, including in connection with a Change of Control, please refer to the “Potential Payments Upon Termination or Change of Control” section below.

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Compensation of Executive Officers

2016 GRANTS Of PLAN-BASED AWARDS

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)(3)(4)			Estimated Future Payouts Under Equity Incentive Plan Awards(5)			Exercise or Base Price of Option Awards ($/Sh)(6)	Grant Date Fair Value of Stock and Option Awards ($)(7)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(k)	(l)
Kelly S. King
Stock Options	2/23/2016					155,555		$32.10	601,998
Restricted Stock Units	2/23/2016					75,015			2,122,925
Annual Incentive Award	2/23/2016	314,438	2,096,250	2,620,313
2016-2018 LTIP(1)	2/23/2016	711,208	1,778,021	2,222,526
Christopher L. Henson
Stock Options	2/23/2016					63,307		$32.10	244,998
Restricted Stock Units	2/23/2016					30,529			863,971
Annual Incentive Award	2/23/2016	136,500	910,000	1,137,500
2016-2018 LTIP(1)	2/23/2016	289,445	723,613	$904,516
Ricky K. Brown
Stock Options	2/23/2016					63,307		$32.10	244,998
Restricted Stock Units	2/23/2016					30,529			863,971
Annual Incentive Award	2/23/2016	136,500	910,000	1,137,500
2016-2018 LTIP(1)	2/23/2016	289,445	723,613	904,516
Clarke R. Starnes III
Stock Options	2/23/2016					48,175		$32.10	186,437
Restricted Stock Units	2/23/2016					23,232			657,466
Annual Incentive Award	2/23/2016	101,775	678,500	848,125
2016-2018 LTIP(1)	2/23/2016	219,565	548,913	686,141
Daryl N. Bible
Stock Options	2/23/2016					48,175		$32.10	186,437
Restricted Stock Units	2/23/2016					23,232			657,466
Annual Incentive Award	2/23/2016	101,775	678,500	848,125
2016-2018 LTIP(1)	2/23/2016	219,565	548,913	686,141
Barbara F. Duck
Stock Options	2/23/2016					37,998		$32.10	147,052
Restricted Stock Units	2/23/2016					18,324			518,569
Annual Incentive Award	2/23/2016	76,063	507,083	633,854
2016-2018 LTIP(1)	2/23/2016	178,919	447,297	559,121
Donna C. Goodrich
Stock Options	2/23/2016					37,998		$32.10	147,052
Restricted Stock Units	2/23/2016					18,324			518,569
Annual Incentive Award	2/23/2016	76,063	507,083	633,854
2016-2018 LTIP(1)	2/23/2016	178,919	447,297	559,121

(1)	LTIP awards are a component of the 2012 Incentive Plan. LTIP awards may be paid in the form of cash or stock at the discretion of the Compensation Committee. However, since 1996 awards have been paid only in cash. For that reason, LTIP awards are disclosed under the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” columns of this table. When the threshold, target and maximum payments were established in 2016 for the LTIP, such payments were based on each executive’s base salary for 2016 with assumptions made for increases in base salary for subsequent years in the performance cycle. The actual payment, if any, will be based on the actual average salary over the three-year performance cycle. For a discussion of the LTIP target award opportunities, please see the Compensation Discussion and Analysis. For our 2016-2018 LTIP, any payouts will be subject to reduction based on TSR percentile performance relative to our peer group TSR for the three-year performance period.
(2)	The amounts shown in column (c) reflect the minimum payment level possible under the applicable award. For the Annual Incentive Award, the minimum payment is 15% of the target amount, which is presented in column (d). For the LTIP, the minimum payment is 40% of the target amount, which is presented in column (d). Please see the Compensation Discussion and Analysis for additional details on the structure of the LTIP and Annual Incentive Award.
(3)	The amounts shown in column (d) reflect the target payment level under the applicable award. Please see the Compensation Discussion and Analysis for additional detail on the structure of the LTIP and Annual Incentive Award.
(4)	The amounts shown in column (e) reflect the maximum payment level possible under the applicable award. For the Annual Incentive Award and the LTIP, the maximum payment is 125% of the target amount, which is presented in column (d). Please see the Compensation Discussion and Analysis for additional detail on the structure of the LTIP and Annual Incentive Award.
(5)	If the performance criteria applicable to 2016 RSUs and stock option awards are not met, up to 100% of the unvested portion of the award is subject to forfeiture.
(6)	In accordance with the 2012 Incentive Plan, the option exercise price is the closing price of BB&T Common Stock on the date of grant.
(7)	This column reflects the grant date fair value, computed in accordance with SEC rules, of stock options and restricted stock units granted in 2016. Please refer to Note (1) in the Summary Compensation Table for additional detail on the grant date fair value of awards.

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Compensation of Executive Officers

2016 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

OPTION AWARDS	STOCK AWARDS

Name	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)
(a)	(b)		(c)	(d)		(e)	(f)	(g)	(h)	(i)		(j)
Kelly S. King	126,294					44.15	2/20/2017			19,886	(4)	935,040
	164,062					27.75	2/23/2020			41,270	(5)	1,940,515
	126,372					27.73	2/22/2021			13,620	(6)	640,412
	180,789					30.09	2/21/2022			75,015	(7)	3,527,205
	101,806					30.08	2/26/2023
	47,738			23,873	(1)	37.55	2/25/2024
	40,237			80,477	(2)	38.22	2/24/2025
	0			155,555	(3)	32.10	2/23/2026
Christopher L. Henson	52,362					44.15	2/20/2017			8,264	(4)	388,573
	71,875					27.75	2/23/2020			16,881	(5)	793,745
	57,010					27.73	2/22/2021			5,950	(6)	279,769
	73,776					30.09	2/21/2022			30,529	(7)	1,435,474
	42,233					30.08	2/26/2023
	19,841			9,922	(1)	37.55	2/25/2024
	16,458			32,917	(2)	38.22	2/24/2025
	0			63,307	(3)	32.10	2/23/2026
Ricky K. Brown	71,062					27.75	2/23/2020
	57,010					27.73	2/22/2021
	73,776					30.09	2/21/2022
	42,233					30.08	2/26/2023
	29,763	(8)				37.55	2/25/2024
	49,375	(8)				38.22	2/24/2025
	63,307	(8)				32.10	2/23/2026
Clarke R. Starnes III	36,635					44.15	2/20/2017			6,283	(4)	295,427
	21,447					27.73	2/22/2021			12,843	(5)	603,878
	56,158					30.09	2/21/2022			4,430	(6)	208,299
	32,147					30.08	2/26/2023			23,232	(7)	1,092,369
	15,085			7,544	(1)	37.55	2/25/2024
	12,521			25,044	(2)	38.22	2/24/2025
	0			48,175	(3)	32.10	2/23/2026
Daryl N. Bible	101,902					36.22	1/31/2018			6,283	(4)	295,427
	56,158					30.09	2/21/2022			12,843	(5)	603,878
	32,147					30.08	2/26/2023			4,430	(6)	208,299
	15,085			7,544	(1)	37.55	2/25/2024			23,232	(7)	1,092,369
	12,521			25,044	(2)	38.22	2/24/2025
	0			48,175	(3)	32.10	2/23/2026
Barbara F. Duck	41,077					44.15	2/20/2017			4,276	(4)	201,058
	54,138					34.29	2/26/2018			9,060	(5)	426,001
	36,875					27.75	2/23/2020			2,909	(6)	136,781
	28,505					27.73	2/22/2021			18,324	(7)	861,594
	36,455					30.09	2/21/2022
	21,587					30.08	2/26/2023
	10,263			5,133	(1)	37.55	2/25/2024
	8,833			17,667	(2)	38.22	2/24/2025
	0			37,998	(3)	32.10	2/23/2026
Donna C. Goodrich	36,635					44.15	2/20/2017			4,276	(4)	201,058
	46,642					34.29	2/26/2018			9,060	(5)	426,001
	36,875					27.75	2/23/2020			2,909	(6)	136,781
	28,505					27.73	2/22/2021			18,324	(7)	861,594
	36,455					30.09	2/21/2022
	21,587					30.08	2/26/2023
	10,263			5,133	(1)	37.55	2/25/2024
	8,833			17,667	(2)	38.22	2/24/2025
	0			37,998	(3)	32.10	2/23/2026

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Compensation of Executive Officers

(1)	Stock options vest at the rate of 33 1/3% per year, with vesting dates of 2/25/2015, 2/25/2016 and 2/25/2017 subject to satisfaction of a performance-based vesting condition at the end of each year. If the performance criteria are not met, up to 100% of the unvested portion of the stock options is subject to forfeiture. For the 2016 fiscal year, the Compensation Committee determined that the performance criteria had been met.
(2)	Stock options vest at the rate of 33 1/3% per year, with vesting dates of 3/15/2016, 3/15/2017 and 3/15/2018 subject to satisfaction of a performance-based vesting condition at the end of each year. If the performance criteria are not met, up to 100% of the unvested portion of the stock options is subject to forfeiture. For the 2016 fiscal year, the Compensation Committee determined that the performance criteria had been met.
(3)	Stock options vest at the rate of 33 1/3% per year, with vesting dates of 3/15/2017, 3/15/2018 and 3/15/2019 subject to satisfaction of a performance-based vesting condition at the end of each year. If the performance criteria are not met, up to 100% of the unvested portion of the stock options is subject to forfeiture. For the 2016 fiscal year, the Compensation Committee determined that the performance criteria had been met.
(4)	Performance-based restricted stock units vest at the rate of 33 1/3% per year, with vesting dates of 2/25/2015, 2/25/2016 and 2/25/2017, subject to the satisfaction of a performance-based vesting condition at the end of each year. If the performance criteria are not met, up to 100% of the unvested portion of the restricted stock units is subject to forfeiture. For the 2016 fiscal year, the Compensation Committee determined that the performance criteria had been met.
(5)	Performance-based restricted stock units vest at the rate of 33 1/3% per year, with vesting dates of 3/15/2016, 3/15/2017 and 3/15/2018, subject to the satisfaction of a performance-based vesting condition at the end of each year. If the performance criteria are not met, up to 100% of the unvested portion of the restricted stock units is subject to forfeiture. For the 2016 fiscal year, the Compensation Committee determined that the performance criteria had been met.
(6)	Performance-based restricted stock units vest at the rate of 33 1/3% per year, with vesting dates of 2/15/2017, 2/15/2018 and 2/15/2019, subject to the satisfaction of a performance-based vesting condition at the end of each year. If the performance criteria are not met, up to 100% of the unvested portion of the restricted stock units is subject to forfeiture. For the 2016 fiscal year, the Compensation Committee determined that the performance criteria had been met.
(7)	Performance-based restricted stock units vest at the rate of 33 1/3% per year, with vesting dates of 3/15/2017, 3/15/2018 and 3/15/2019, subject to the satisfaction of a performance-based vesting condition at the end of each year. If the performance criteria are not met, up to 100% of the unvested portion of the restricted stock units is subject to forfeiture. For the 2016 fiscal year, the Compensation Committee determined that the performance criteria had been met.
(8)	Upon Mr. Brown’s retirement, all unvested stock options and outstanding RSUs vested on December 15, 2016.

OPTION EXERCISES AND STOCK VESTED IN 2016(1)

Option Awards	Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
Kelly S. King	208,631	1,562,322	119,954	3,920,543
Christopher L. Henson	73,295	274,548	49,288	1,610,811
Ricky K. Brown	125,657	439,196	49,288	1,610,811
Clarke R. Starnes III	N/A	N/A	37,508	1,225,822
Daryl N. Bible	44,293	168,109	37,508	1,225,822
Barbara F. Duck	29,976	596,939	25,080	820,101
Donna C. Goodrich	N/A	N/A	25,080	820,101

(1)	SEC rules require that this table include information for option exercises and stock award vestings that occurred during 2016. This table presents gross share amounts, without accounting for cashless exercises or shares withheld upon vesting for payment of taxes.
(2)	Based on the $32.38 closing price of BB&T’s common stock on February 19, 2016, $32.00 on February 24, 2016, $32.49 on February 25, 2016, and $34.38 on March 14, 2016, the trading days immediately prior to the vesting dates.

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Compensation of Executive Officers

2016 PENSION BENEFITS(1)

Name	Plan Name(2)	Number of Years Credited Service(3) (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Kelly S. King	Q	35	1,743,044	0
	NQ	35	30,405,311	0
Christopher L. Henson	Q	32	1,029,431	0
	NQ	32	9,136,733	0
Ricky K. Brown	Q	35	1,407,454	0
	NQ	35	12,231,761	0
Clarke R. Starnes III	Q	35	1,179,525	0
	NQ	35	8,115,405	0
Daryl N. Bible	Q	9	289,527	0
	NQ	9	2,002,436	0
Barbara F. Duck	Q	29	728,814	0
	NQ	29	3,318,084	0
Donna C. Goodrich	Q	32	957,497	0
	NQ	32	4,318,725	0

(1)	The 2016 Pension Benefits table shows the estimated present value of accumulated benefits payable to each of the NEOs, including the number of years of service credited to each such NEO, determined using the measurement date, interest rate and mortality rate assumptions consistent with those used in BB&T’s financial statements. For these purposes, the credited years of service and present value of accumulated benefits were measured as of December 31, 2016.
(2)	Q = BB&T Corporation Pension Plan.
NQ = BB&T Corporation Non-Qualified Defined Benefit Plan.
(3)	Each plan limits the years of credited service to a maximum of 35 years.

NARRATIVE TO 2016 PENSION BENEFITS TABLE

We maintain the BB&T Corporation Pension Plan (the “Pension Plan”) and the BB&T Corporation Non-Qualified Defined Benefit Plan (the “Non-Qualified Defined Benefit Plan”). For a discussion of the valuation methods and material assumptions applied in quantifying the present value of the current accrued benefit under each of these plans, as set forth in the table above, please refer to Note 13 “Benefit Plans” in the “Notes to Consolidated Financial Statements” included with the Annual Report on Form 10-K for the year ended December 31, 2016, and filed with the SEC on February 21, 2017. A discussion of each of these plans is set forth below.

Tax-Qualified Defined Benefit Plan. The Pension Plan is a tax-qualified defined benefit pension plan for eligible associates. Most associates of BB&T and its subsidiaries who have attained age 21 are eligible to participate in the Pension Plan after completing one year of service. Our contributions to the Pension Plan are computed on an actuarial basis. No participant contributions are permitted. A participant’s annual normal retirement benefit under the Pension Plan at age 65 is an amount equal to 1.0% of the participant’s final average compensation plus 0.5% of the participant’s final average compensation in excess of Social Security covered compensation, multiplied by the number of years of creditable service completed up to a maximum of 35 years. A participant’s final average compensation is his or her average annual cash compensation, including salary, wages, overtime, bonuses and incentive compensation, for the five consecutive years in the last ten years in which he or she receives compensation that produces the highest average.

Non-Qualified Defined Benefit Plan. The Non-Qualified Defined Benefit Plan is an excess benefit plan designed to provide supplemental pension benefits for certain highly compensated associates, including the NEOs, to the extent that their benefits under the Pension Plan are curtailed due to IRS compensation and benefit limitations. Benefits under the Non-Qualified Defined Benefit Plan are included in the table above.

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Compensation of Executive Officers

Early Retirement. Mr. King, Mr. Brown, Mr. Henson and Mr. Starnes have met the requirements for early retirement under the Pension Plan and the Non-Qualified Defined Benefit Plan; Mr. Bible, Mrs. Duck and Mrs. Goodrich currently are not eligible for early retirement. Associates with at least 10 years of service who have attained age 55 are eligible to retire and begin receiving a reduced pension immediately. If an associate begins pension payments prior to normal retirement age, the payments are reduced based on a plan-specified reduction schedule.

2016 NON-QUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in 2016 ($)(1)	BB&T Contributions in 2016 ($)(2)	Aggregate Earnings in 2016 ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 12/31/2016 ($)(4)
Kelly S. King	263,644	263,644	220,769	0	7,965,570
Christopher L. Henson	203,606	117,063	141,978	0	3,268,394
Ricky K. Brown	115,058	115,058	16,458	0	1,772,107
Clarke R. Starnes III	103,160	87,952	73,187	0	1,604,896
Daryl N. Bible	203,383	87,952	181,447	0	2,319,387
Barbara F. Duck	60,698	60,698	116,485	0	1,332,557
Donna C. Goodrich	60,698	60,698	77,682	0	973,489

(1)	Executive contributions were based on each NEO’s deferral elections and the salaries, Annual Incentive Award and LTIP payments received by each NEO in 2016.
(2)	This column represents BB&T’s matching contributions credited to the accounts of the NEOs during 2016 in respect of the NEO’s contributions. These values are also reflected in the “All Other Compensation” column of the 2016 Summary Compensation Table.
(3)	This column reflects earnings or losses on plan balances in 2016. Earnings may increase or decrease depending on the performance of the elected deemed investment options. These earnings are not above-market or preferential and thus are not reported in the 2016 Summary Compensation Table.
(4)	This column represents each NEO’s year-end balance under the Non-Qualified Defined Contribution Plan. These balances include the NEO’s and BB&T’s respective contributions that were included in the summary compensation tables in previous years. Amounts in this column include earnings that were not previously reported in the summary compensation table because they were not above-market or preferential earnings.

NARRATIVE TO 2016 NON-QUALIFIED DEFERRED COMPENSATION TABLE

The BB&T Corporation Non-Qualified Defined Contribution Plan (the “Non-Qualified Defined Contribution Plan”) is an excess benefit plan that provides supplemental benefits to certain highly-compensated associates, including the NEOs, to the extent that their benefits under the 401(k) Plan are curtailed due to the application of certain IRS benefit and compensation limitations. During 2016, eligible associates were permitted to defer up to 50% of their cash compensation under the Non-Qualified Defined Contribution Plan, with certain participants, including each NEO, eligible to receive a matching contribution up to 6% of his or her compensation. All cash compensation is eligible for deferral unless prohibited under Code Section 409A. Plan participants may select deemed investment funds under the Non-Qualified Defined Contribution Plan that are identical to the investment funds offered under the 401(k) Plan with the exception that no deemed investments of BB&T common stock are permitted. Participants make an election upon entering the Non-Qualified Defined Contribution Plan regarding the timing of plan distributions. The two allowable distribution elections are distribution upon termination or distribution upon reaching age 65. The Non-Qualified Defined Contribution Plan also allows for an in-service hardship withdrawal based on facts and circumstances that meet Internal Revenue Service guidelines. The Non-Qualified Defined Contribution Plan also provides participants in our incentive compensation plans with an effective means of electing to defer, on a pre-tax basis, a portion of the payments that they are entitled to receive under such plans.

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Compensation of Executive Officers

Potential Payments Upon Termination or Change of Control

The potential payments to the NEOs pursuant to existing plans and arrangements in the event of their termination or a change of control at December 31, 2016 are shown in the table below. BB&T has entered into employment agreements with each member of Executive Management, including each of the NEOs. Several of the important provisions of these employment agreements are discussed in the “Narrative to 2016 Summary Compensation Table” above, including the noncompetition and nonsolicitation conditions, which generally are a prerequisite to receiving termination payments under the employment agreements.

	Voluntary / Retirement ($)	For Cause ($)	Death ($)	Other than Just Cause or for Good Reason ($)	Change of Control ($)
Kelly S. King
Severance	—	—	—	15,865,408	15,865,408
LTIP (1)	—	—	—	—	3,797,500
Acceleration of Equity (2) (3)	10,298,329	—	10,298,329	10,298,329	10,298,329
Welfare Benefits (4)	—	—	—	39,292	39,292
Outplacement	—	—	—	20,000	20,000
Reduction Per Employment Agreement (5)	—	—	—	—	—

Total	10,298,329	—	10,298,329	26,223,029	30,020,529

Christopher L. Henson
Severance	—	—	—	7,869,713	7,869,713
LTIP (1)	—	—	—	—	1,553,854
Acceleration of Equity (2) (3)	4,225,731	—	4,225,731	4,225,731	4,225,731
Welfare Benefits (4)	—	—	—	31,943	31,943
Outplacement	—	—	—	20,000	20,000
Reduction Per Employment Agreement (5)	—	—	—	—	—

Total	4,225,731	—	4,225,731	12,147,387	13,701,241

Ricky K. Brown
Severance	—	—	—	—	—
LTIP (1)	—	—	—	—	—
Acceleration of Equity (6)	4,215,666	—	—	—	—
Welfare Benefits	—	—	—	—	—
Outplacement	—	—	—	—	—
Reduction Per Employment Agreement	—	—	—	—	—

Total	4,215,666	—	—	—	—

Clarke R. Starnes III
Severance	—	—	—	6,351,454	6,351,454
LTIP (1)	—	—	—	—	1,178,438
Acceleration of Equity (2) (3)	3,210,572	—	3,210,572	3,210,572	3,210,572
Welfare Benefits (4)	—	—	—	36,490	36,490
Outplacement	—	—	—	20,000	20,000
Reduction Per Employment Agreement (5)	—	—	—	—	—

Total	3,210,572	—	3,210,572	9,618,516	10,796,954

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	Voluntary / Retirement ($)	For Cause ($)	Death ($)	Other than Just Cause or for Good Reason ($)	Change of Control ($)
Daryl N. Bible
Severance	—	—	—	6,351,454	6,351,454
LTIP (1)	—	—	—	—	1,178,438
Acceleration of Equity (2) (3)	—	—	3,210,572	3,210,572	3,210,572
Welfare Benefits (4)	—	—	—	32,079	32,079
Outplacement	—	—	—	20,000	20,000
Reduction Per Employment Agreement (5)	—	—	—	—	(1,924,238)

Total	—	—	3,210,572	9,614,105	8,868,305

Barbara F. Duck
Severance	—	—	—	4,295,019	4,295,019
LTIP (1)	—	—	—	—	869,507
Acceleration of Equity (2) (3)	—	—	2,396,443	2,396,443	2,396,443
Welfare Benefits (4)	—	—	—	30,820	30,820
Outplacement	—	—	—	20,000	20,000
Reduction Per Employment Agreement (5)	—	—	—	—	(1,603,356)

Total	—	—	2,396,443	6,742,282	6,008,433

Donna C. Goodrich
Severance	—	—	—	4,295,640	4,295,640
LTIP (1)	—	—	—	—	869,507
Acceleration of Equity (2) (3)	—	—	2,396,443	2,396,443	2,396,443
Welfare Benefits (4)	—	—	—	32,080	32,080
Outplacement	—	—	—	20,000	20,000
Reduction Per Employment Agreement (5)	—	—	—	—	(1,322,399)

Total	—	—	2,396,443	6,744,163	6,291,271

(1)	Following termination due to retirement, death or other than just cause or good reason, LTIP payments remain subject to the Corporation’s actual performance; therefore, no amounts are shown for these scenarios. Following a change of control, the NEO is entitled to LTIP payments, prorated through the date of the change of control. The amounts shown above include actual payments for the 2014-2016 LTIP cycle and projected pro rata payments for the two outstanding three-year LTIP cycles that have not been completed as of December 31, 2016, assuming that the Corporation’s performance criteria are met at 100% of the NEO’s target opportunity and such payment being prorated through the date of the change of control.
(2)	Value computed for each stock option grant by multiplying (i) the difference between (a) $47.02, the closing market price of a share of our common stock on December 31, 2016, and (b) the exercise price per share for that option grant by (ii) the number of shares subject to each option that vests.
(3)	Value determined by multiplying the number of RSUs that vest by $47.02, the closing market price of a share of our common stock on December 31, 2016.
(4)	Amounts include life, medical and disability benefits to be paid under the applicable employment agreement.
(5)	The amount reflects the reduction to the NEO’s payments such that payments are not deemed as “excess parachute payments” under Code Section 280G, as amended. For NEOs who are retirement eligible, amounts related to LTIP and acceleration of equity are not included in the calculation of excess parachute payments.
(6)	Ricky Brown retired on December 15, 2016. The value computed for each stock option grant is determined by multiplying (i) the difference between (a) $46.96, the closing market price of a share of our common stock on December 15, 2016, and (b) the exercise price per share for each option grant by (ii) the number of shares subject to each option that vested. The RSU value is determined by multiplying the number of RSUs that vest by $46.96, the closing market price of a share of our common stock on December 15, 2016.

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NARRATIVE TO POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL TABLE

Amounts shown in the table above assume the NEO terminates employment on December 31, 2016, and are estimates of the amounts the NEO would receive upon termination. The actual amounts to be paid can only be determined at the time of a NEO’s termination of employment. The amounts reported above do not include amounts that would be provided to a NEO under plans and arrangements that are generally available to all salaried associates. The amounts listed above also do not include amounts reported in the “2016 Pension Benefits” and “2016 Nonqualified Deferred Compensation” tables.

Voluntary Termination or Retirement. Upon voluntary termination by a NEO, any unvested awards and benefits (that are not subject to acceleration due to the NEO’s retirement eligibility) would be forfeited. Messrs. King, Henson and Starnes are over 55 years of age, have more than 10 years of service with the Corporation and are “retirement eligible.” Therefore, upon the end of their employment with the Corporation each would generally be entitled to accelerated vesting of outstanding unvested equity awards.

Termination for Just Cause. If the Corporation or Branch Bank terminates a NEO’s employment for “Just Cause,” the NEO will not have the right to receive any compensation or other benefits under the employment agreement for any period after such termination other than compensation that is earned but unpaid, unreimbursed expenses, and accrued and vested benefits.

Payments Made Upon Death. In the event of the death of any of any of our NEOs, the Corporation and Branch Bank will use their best efforts to accelerate vesting of any unvested benefits to which the NEO may be entitled under any stock-based or other benefit plan or arrangement to the extent permitted by the terms of such plans.

Termination for Other than Just Cause or Voluntary Termination for Good Reason. If a NEO’s employment is terminated by the Corporation or Branch Bank other than for “Just Cause,” the officer will be entitled to receive monthly payments of cash compensation (including salary and bonuses) equal to one-twelfth of the highest annual amount of such compensation over the past three years, for officers other than Mr. King, and the officer will also receive associate welfare benefits, including health care, and outplacement services, for the full three year term (or, for officers other than Mr. King, until age 65 if that is a shorter period). For Mr. King, the amount of severance benefits due, if any, is determined by reference to Mr. King’s average annual cash compensation for the three years prior to the year of termination rather than by reference to the highest such year of cash compensation.

In addition, if any of the NEOs’ employment is terminated by the Corporation or Branch Bank other than for “Just Cause,” the Corporation and Branch Bank will use their best efforts to accelerate vesting of any unvested benefits to which the NEO may be entitled under any stock-based or other benefit plan or arrangement to the extent permitted by the terms of such plans. The receipt by any of the NEOs of payments and other benefits under his employment agreement is subject to compliance with the noncompetition and nonsolicitation provisions of the applicable employment agreement, which are described above under the heading “Narrative to 2016 Summary Compensation Table—Employment Agreements” and any required six-month delay. Voluntary termination by a NEO for “Good Reason” would result in the same payouts to the NEO as described above for a termination for other than “Just Cause.”

Change of Control. The employment agreements of NEOs, other than Mr. King, provide that if a NEO’s employment is terminated by the NEO or the Corporation for any reason (other than for “Just Cause” or on account of the death of the NEO) within twelve months after a “Change of Control” of the Corporation, the NEO will be entitled to receive the termination compensation and the other benefits described above under column titled, “Change of Control” in the table above. However, in the event of a termination in connection with a “Change of Control,” the NEO generally will not be required to comply with the noncompetition and nonsolicitation

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Compensation of Executive Officers

provisions of the applicable employment agreement. Mr. King’s employment agreement requires, in reference to “Change of Control”, that a termination by Mr. King be a termination for “Good Reason” or that a termination by the Corporation or Branch Bank be without “Just Cause” in order for Mr. King to receive such compensation and benefits.

A “Change of Control” is generally deemed to have occurred under the employment agreements if:

(a)	any person or group acquires 20% or more of the voting securities of the Corporation;

(b)	during any two-year period, persons who were directors of the Corporation at the beginning of the two-year period cease to constitute at least two-thirds of the Corporation’s Board of Directors;

(c)	the shareholders of the Corporation approve any merger, share exchange or consolidation of the Corporation with another company that would result in less than 60% of the voting securities outstanding after the transaction being held by persons who were shareholders of the Corporation immediately prior to the transaction;

(d)	the shareholders of the Corporation approve a plan of complete liquidation or an agreement for the sale or disposition of substantially all of the Corporation’s assets; or

(e)	any other event occurs that the Corporation’s Board of Directors determines should constitute a Change of Control.

In addition, for the NEOs other than Mr. King, the Corporation’s Board of Directors can determine, in its discretion, that a transaction constitutes a “Merger of Equals,” even though one or more of the above definitions of a “Change of Control” is met, and, upon such determination, the applicable individual will not be entitled to terminate his or her employment agreement voluntarily and receive continued salary and benefits unless “Good Reason” exists.

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Compensation of Directors

COMPENSATION OF DIRECTORS

2016 DIRECTOR COMPENSATION TABLE

Name (a)(1)	Fees Earned or Paid in Cash ($)(b)	Stock Awards ($)(c)(2)(3)	Total ($)(d)
Jennifer S. Banner	121,500	106,994	228,494
K. David Boyer, Jr.	99,000	106,994	205,994
Anna R. Cablik	114,000	106,994	220,994
James A. Faulkner	103,000	106,994	209,994
I. Patricia Henry	88,500	106,994	195,494
Eric C. Kendrick	99,000	106,994	205,994
Louis B. Lynn, Ph.D.	93,000	106,994	199,994
Edward C. Milligan	93,000	106,994	199,994
Charles A. Patton	121,500	106,994	228,494
Nido R. Qubein	93,000	106,994	199,994
William J. Reuter	99,000	106,994	205,994
Tollie W. Rich, Jr.	93,000	106,994	199,994
Christine Sears	87,000	106,994	193,994
Thomas E. Skains	121,500	106,994	228,494
Thomas N. Thompson	88,500	106,994	195,494
Edwin H. Welch, Ph.D.	108,000	106,994	214,994
Stephen T. Williams	111,000	106,994	217,994

(1)	Kelly S. King is not included in this table because during 2016 he was an employee of the Corporation and therefore received no compensation for his service as a director. The compensation received by Mr. King as an employee of the Corporation is shown in the 2016 Summary Compensation Table above. Edward C. Milligan and Edwin H. Welch, Ph.D. retired from the Board, effective December 31, 2016.
(2)	In February 2016, each then serving non-employee director received 3,426 restricted stock units with a grant date fair value of $31.23 for each unit. The amounts in column (c) reflect the grant date fair value for restricted stock unit awards for the fiscal year ended December 31, 2016. The assumptions used in the calculation of these amounts for awards granted in 2016 are included in Note 10 “Shareholders’ Equity” in the “Notes to Consolidated Financial Statements” included within BB&T’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

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(3)	The outstanding stock options and RSUs held by each director as of December 31, 2016 were as follows:

Name	Stock Options (#)	RSUs (#)
Jennifer S. Banner	7,893	1,647
K. David Boyer, Jr.	7,506	1,647
Anna R. Cablik	25,697	1,647
James A. Faulkner	—	1,647
I. Patricia Henry	—	1,647
Eric C. Kendrick	—	1,647
Louis B. Lynn, Ph.D.	—	1,647
Edward C. Milligan	—	—
Charles A. Patton	—	1,647
Nido R. Qubein	25,697	1,647
William J. Reuter	35,280	—
Tollie W. Rich, Jr.	—	1,647
Christine Sears	1,058	—
Thomas E. Skains	7,506	1,647
Thomas N. Thompson	21,025	1,647
Edwin H. Welch, Ph.D.	—	—
Stephen T. Williams	21,025	1,647

NARRATIVE TO 2016 DIRECTOR COMPENSATION TABLE

The director compensation shown in the table above reflects total compensation paid to each director for service as a joint member on the Boards of BB&T and Branch Bank. A director who is also an associate of BB&T or its subsidiaries is not eligible to receive any retainer or fees for service on the Board of Directors.

In 2016, our non-management directors received the following fees:

Amount of Retainer	Position
$60,000	• Each non-management director
$15,000

•  Chair of the Audit Committee

•  Chair of the Compensation Committee

•  Chair of the Executive Committee

•  Chair of the Nominating and Corporate Governance Committee

•  Chair of the Risk Committee

•  Lead Director

$10,000	• Chair of Trust Committee
$1,500 for each Board and committee meeting attended	• All non-management directors and assigned committee members

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2016 Director Equity Awards

•   The Board approved $110,000 in equity-based compensation, issued in the form of RSUs that 100% vest at the end of the year.

•   If Board service is terminated due to disability or death, all unvested RSUs granted to a non-employee director would fully vest as of the date of disability or death.

•   If Board service is terminated for any other reason, any unvested RSUs outstanding as of the date of termination would be forfeited.

•   Upon a change of control, all unvested RSUs would become fully vested and a corresponding number of shares of BB&T common stock would be issuable to each director holding such RSUs.

Non-Employee Directors’ Deferred Compensation Plan. We maintain the BB&T Amended and Restated Non-Employee Directors’ Deferred Compensation Plan. This plan includes the Deferred Compensation Sub-Plan which permits participating non-employee directors to defer 50% or 100% of their retainer or meeting fees into a deferred savings account. Deferrals are fully vested at all times and are payable in cash upon termination of the director’s service on the Board (except for in limited circumstances).

Stock Ownership Guidelines. BB&T requires non-employee directors to hold or control an amount of common stock equal to 5x his or her annual retainer. All non-employee directors are expected to meet this ownership requirement by the later of (i) five years following his or her initial appointment as a director, or (ii) such period of time as it may take to reach the ownership requirement threshold by holding shares or RSUs granted by BB&T pursuant to our equity compensation arrangements.

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Proposal 4—Advisory Vote on the Frequency of “Say on Pay” Votes

PROPOSAL 4—ADVISORY VOTE ON THE FREQUENCY OF “SAY ON PAY” VOTES

Under SEC rules, our shareholders may vote on an advisory, or non-binding, resolution on how frequently they would like to cast an advisory vote on the compensation of our named executive officers. Under this proposal, you may vote to have a “say on pay” vote take place every year, every two years or every three years. You may also choose to abstain.

The Compensation Committee and the Board of Directors recognize the importance of receiving regular input from our shareholders on important issues such as executive compensation. As such, we believe that conducting an advisory vote on our executive compensation on an annual basis to be the most appropriate choice for our shareholders. Although your vote is non-binding, we will strongly consider the views of our shareholders when determining how often to hold a “say on pay” vote.

THE BOARD RECOMMENDS A VOTE FOR “EVERY YEAR” UNDER PROPOSAL 4—FREQUENCY OF “SAY ON PAY” VOTES.

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Proposal 5—Approval of Amendments to the 2012 Incentive Plan, which include Increasing the Number of Authorized Shares, and Re-Approval of the Plan for Purposes of Internal Revenue Code Section 162(m)

PROPOSAL 5—APPROVAL OF AMENDMENTS TO THE 2012 INCENTIVE PLAN, WHICH INCLUDE INCREASING THE NUMBER OF AUTHORIZED SHARES, AND RE-APPROVAL OF THE PLAN FOR PURPOSES OF INTERNAL REVENUE CODE SECTION 162(m)

BACKGROUND AND PURPOSE OF THE PROPOSAL

The 2012 Incentive Plan currently provides for the issuance of 35,000,000 shares, of which approximately 12,915,000 shares remain available for grants as of February 28, 2017, and contains certain provisions, as further described below. At the annual meeting, shareholders will be asked to approve the amendment of the 2012 Incentive Plan primarily in order to:

•	increase the number of shares reserved for issuance by 6,200,000 shares;

•	eliminate the 20,000,000 share reserve limit;

•	add a fiscal year award limit of $500,000 for non-employee directors; and

•	modify the tax withholding provisions to reflect changes in accounting rules.

The amendment of the 2012 Incentive Plan was approved by the Board upon the recommendation of the Compensation Committee, on February 21, 2017. If the amendment of the 2012 Incentive Plan is approved by shareholders, the following changes will be made to the 2012 Incentive Plan:

•	Section 3.1(a) shall be amended to increase the shares available for issuance by 6,200,000 shares from 35,000,000 to 41,200,000, for a total of approximately 19,115,000 shares available for issuance as of February 28, 2017;

•	Section 3.1(b) shall be amended to eliminate the 20,000,000 share reserve for awards granted on or after April 25, 2017;

•	Section 3.2(b) shall be amended to provide a fiscal year award limit of $500,000 for non-employee directors;

•	Section 12.4(a) shall be amended to prohibit cash-outs of stock options and stock appreciation rights without shareholder approval;

•	Section 14.2 shall be amended to modify the tax withholding language to reflect changes in accounting rules;

•	Section 15.1 shall be amended to clarify that the definition of “Administrator” includes the delegation provisions of Section 13.3; and

•	Section 15.33 shall be amended to clarify language in the definition of “Performance Measures.”

In addition to seeking approval of amendments to the 2012 Incentive Plan described above, shareholders are also being asked to reapprove the material terms of the performance measures contained in the 2012 Incentive Plan, and which will remain intact in the 2012 Incentive Plan, for purposes of Section 162(m) of the Code. The approval sought includes approval of the corporate performance measures used for performance goals to which the payment of certain awards made under the 2012 Incentive Plan (as may be amended) may be tied in order to qualify those awards as performance-based compensation under Section 162(m) of the Code.

Section 162(m) of the Code imposes an annual deduction limit of $1 million of the amount of compensation paid to each of the Chief Executive Officer and the next three most highly compensated executive officers (excluding the principal financial officer). However, the $1 million deduction limit does not apply to “qualified performance-based compensation.” To be considered qualified performance-based compensation, awards under the 2012 Incentive Plan must be subject to performance measures. The material terms of the performance

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Proposal 5—Approval of Amendments to the 2012 Incentive Plan, which include Increasing the Number of Authorized Shares, and Re-Approval of the Plan for Purposes of Internal Revenue Code Section 162(m)

measures used for performance goals under which compensation may qualify as “performance-based compensation,” must be approved by shareholders within the five years preceding the award. Five years have passed since the 2012 approval of the 2012 Incentive Plan. Accordingly, Proposal 5 includes the concurrent re-approval by shareholders of the material terms of the performance measures of the 2012 Incentive Plan. If our shareholders reapprove these terms, the Compensation Committee will have the ability to make awards and payments under the 2012 Incentive Plan that qualify as tax-deductible performance-based compensation under Section 162(m) of the Code.

The full text of the 2012 Incentive Plan, as amended to reflect the changes described above, is attached as Annex B to this proxy statement, and the following description is qualified in its entirety by reference to that exhibit.

WHY SHAREHOLDERS SHOULD APPROVE THE 2012 INCENTIVE PLAN, AS AMENDED

The Board believes that the amendment of the 2012 Incentive Plan is necessary for the following reasons. First, with respect to the increase in the number of shares, it is necessary for us to have the ability to grant shares of our common stock in the form of restricted stock, restricted stock units, performance shares, performance units, and any other stock awards permitted under the 2012 Incentive Plan in order to attract and retain qualified employees and non-employee directors. The increase in shares will help BB&T achieve this goal. Second, with respect to the elimination of the 20,000,000 share reserve limit, we believe this simplifies the administration of our plan given the Compensation Committee’s decision to eliminate the use of stock options from our executive compensation program in 2017. Third, with respect to the amendments limiting annual awards to non-employee directors and prohibiting cash-outs of stock options and stock appreciation rights without shareholder approval, the Board believes that such amendments reflect enhanced governance and are necessary to better align the 2012 Incentive Plan with recognized market practices. Fourth, with respect to the remaining amendments, the Board believes that such amendments are appropriate to update and clarify the amended sections of the 2012 Incentive Plan. It is the judgment of the Board that the amendment of the 2012 Incentive Plan and the concurrent re-approval of the 2012 Incentive Plan, as amended, for purposes of Internal Revenue Code Section 162(m) is in the best interests of BB&T and its shareholders.

KEY FEATURES OF THE 2012 INCENTIVE PLAN, AS AMENDED

The 2012 Incentive Plan contains a number of provisions that the Board believes are consistent with protecting the interests of our shareholders and sound corporate governance practices.

Limitation on Shares Issued	Assuming shareholder approval of the Plan amendments, no more than 41,200,000 total shares of our common stock will be authorized for issuance.

No Annual “Evergreen” Provision	The Plan authorizes a fixed number of shares of BB&T common stock, thereby requiring shareholder approval of any additional authorization of shares.

Awards Subject to Clawback	The Administrator retains the right at all times to decrease or terminate all awards and payments under the Plan, and any and all amounts payable under the Plan or paid under the Plan shall be subject to clawback, forfeiture, and reduction to the extent determined by the Administrator as necessary to comply with applicable law and/or policies adopted by BB&T.

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Proposal 5—Approval of Amendments to the 2012 Incentive Plan, which include Increasing the Number of Authorized Shares, and Re-Approval of the Plan for Purposes of Internal Revenue Code Section 162(m)

Annual Limit on Awards to Non-Employee Directors	Assuming shareholder approval of the Plan amendments, the Plan establishes an annual limit on the dollar value of equity awards made to non-employee directors. In any calendar year, no non-employee director may be granted awards denominated in shares having an aggregate grant date fair market value in excess of $500,000.

Independent Committee	The Plan will continue to be administered by the Compensation Committee of BB&T’s Board of Directors, except as it relates to non-employee director awards, which the full Board administers.

Transferability	Except in the case of death, awards under the Plan generally are not transferable unless the Administrator determines otherwise.

Responsible Share Counting	The Plan provides that any shares surrendered by a participant or withheld by us to pay the option price for an option or used to satisfy any tax withholding requirement in connection with the exercise, vesting or earning of an award would no longer be added back to the applicable share pool.

Judicious Use of Equity	We are committed to the judicious use of equity awards and are mindful of ensuring that our equity compensation program does not overly dilute our existing shareholders. To illustrate, our dilution and run rates over the last three years are shown below.

BB&T EQUITY COMPENSATION KEY METRICS

The following tables show dilution and run rate. Dilution illustrates the diluted impact to earnings and voting power resulting from our equity compensation plans, assuming all shares underlying BB&T’s equity compensation plans become issued shares of BB&T common stock. As you review this information, you should consider that it is unlikely that all of the shares underlying equity awards would be issued for a number of reasons, including that shares underlying restricted stock units may be surrendered to satisfy tax withholding obligations and other similar factors. Run rate measures the annual usage of shares under our equity compensation plans.

Total Potential Dilution(1)	5.6%

(1)      Total Potential Dilution is calculated as of December 31, 2016 and represents the sum of shares available for future grant, shares subject to outstanding unexercised stock options and unvested RSUs, and the 6.2 million requested additional shares, divided by the sum of common shares outstanding, unexercised stock options, unvested RSUs, shares currently available for future grant, and the 6.2 million requested additional shares.

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Proposal 5—Approval of Amendments to the 2012 Incentive Plan, which include Increasing the Number of Authorized Shares, and Re-Approval of the Plan for Purposes of Internal Revenue Code Section 162(m)

Year	Run Rate(1)

2016	0.72%

2015	0.54%

2014	0.54%

3-year Average Run Rate	0.60%

(1)      Run rate represents all equity awards granted in the fiscal year indicated, divided by the number of BB&T’s common shares outstanding as of the end of that fiscal year, but excluding cash settled awards and awards assumed due to acquisitions.

We anticipate that our annual run rate in the near term will be generally consistent with recent years. Going forward, BB&T’s actual annual run rate will depend on, and be influenced by, a number of factors, including changes to the number of associates receiving equity awards, the price per share of BB&T’s common stock on the grant date, the methodology used to value and determine equity awards and the mix of award types provided to grant recipients.

SUMMARY OF 2012 INCENTIVE PLAN, AS AMENDED

The discussion that follows describes a number of important terms of the 2012 Incentive Plan to be approved by shareholders. The summary is subject, in all respects, to the actual terms of the 2012 Incentive Plan, as amended, which is attached as Annex B.

Key Provisions	Description
Eligible Participants	Employees, non-employee directors and independent contractors as selected by the Administrator of the 2012 Incentive Plan.

Plan Administration	The 2012 Incentive Plan is administered by the Compensation Committee of the Board of Directors of BB&T Corporation under delegation of the Board of Directors (the “Administrator”).

Plan Term	The term of the 2012 Incentive Plan is ten years from the date of shareholder approval on April 24, 2012.

Equity Award Types	Stock options, stock appreciation rights (SARs), phantom stock, restricted stock, restricted stock units and equity-settled performance awards.

Cash Award Types	Long-term incentive performance awards and annual incentive performance awards.

Shares Subject to the Plan	A maximum of 41,200,000 shares of BB&T Common Stock may be issued under the 2012 Incentive Plan, and the aggregate number of shares of BB&T Common Stock with respect to which incentive stock options may be granted under the Plan shall be 41,200,000 shares.

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Key Provisions	Description

Full Value Shares Reserve

Full value awards (phantom stock, restricted stock, restricted stock units and equity-settled performance awards) are limited to 20 million shares in the aggregate. Each share underlying a full value award will reduce both the overall 35 million share cap and the 20 million full value share reserve by one share for every one share awarded. If the 20 million full value share reserve is met, each additional share underlying a full value award will count against the overall 35 million share cap at a ratio of three to one. Awards settled in cash will not count against the overall share cap or the full value share reserve.

Effect of Amendment: The 20 million full value share reserve described above will be eliminated with the amendment.

Limitations on Individual Awards	In a given fiscal year, no individual may (a) be granted stock options (nonqualified & incentive stock options) and stock appreciation rights that are not related to stock options for more than 1 million shares of BB&T Common Stock; (b) receive shares of BB&T Common Stock pursuant to the grant of other awards (i.e., other than stock options and freestanding stock appreciation rights) for more than a total of 500,000 shares of BB&T Common Stock; or (c) receive awards paid in cash having an aggregate dollar value in excess of $15 million. The amendment provides a fiscal year award limit of $500,000 for non-employee directors.

Terms of Stock Options and SARs	Term of the award will not exceed 10 years.

Terms of Performance Measures

The 2012 Incentive Plan provides that performance goals for a performance period will be based upon one or more, or a combination of, on an absolute or relative basis, of the following objective performance measures (as determined by the Administrator in its discretion during the first 90 days of a performance period or such earlier time as required by applicable tax law):

•       Return measures

•       Earnings measures

•       Enterprise risk management measures

•       Internal or external regulatory capital, liquidity, risk or other regulatory-related requirements, expectations, goals or objectives

•       Market or market-related measures

•       Balance sheet measures

•       Expense measures

•       Cash flow

•       Product, consumer or market-related objectives

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Proposal 5—Approval of Amendments to the 2012 Incentive Plan, which include Increasing the Number of Authorized Shares, and Re-Approval of the Plan for Purposes of Internal Revenue Code Section 162(m)

Key Provisions	Description
• Off-balance sheet portfolio objectives • Strategic business goals and objectives

Please refer to Section 15.33 of the 2012 Incentive Plan for examples of what each performance measure may include.

Acceleration of Vesting Upon Change in Control	In the event of a change in control, the payment of annual incentive performance awards may be accelerated at the sole discretion of the Administrator. Otherwise, individual award agreements, as approved by the Administrator, may provide for the acceleration of vesting of any award upon occurrence of a change in control event.

Transferability	Except in the case of death, awards under the 2012 Incentive Plan generally are not transferable unless the Administrator determines otherwise.

Clawback Provisions	The Administrator retains the right at all times to decrease or terminate all awards and payments under the Plan, and any and all amounts payable under the Plan or paid under the Plan shall be subject to clawback, forfeiture, and reduction to the extent determined by the Administrator as necessary to comply with applicable law and/or policies adopted by BB&T.

Adjustments	The number of shares reserved for issuance under the 2012 Incentive Plan and the terms of awards may be adjusted by the Administrator in the event of an adjustment in the capital structure of the Corporation or a related entity (due to a merger, recapitalization, stock split, stock dividend, or similar event).

No Cash-Outs of Options or SARs	The 2012 Incentive Plan prohibits cash-outs of stock options and stock appreciation rights without shareholder approval.

Amendment and Termination	The 2012 Incentive Plan and awards may be amended or terminated at any time by the Board of Directors, subject to the following conditions: (a) shareholder approval is required of any 2012 Incentive Plan amendment if required by applicable law, rule or regulation; and (b) the option price for any outstanding option or base price of any outstanding SAR granted under the 2012 Incentive Plan may not be decreased after the date of grant, without shareholder approval. Additionally, except as otherwise provided in the 2012 Incentive Plan, an amendment or termination of an award may not materially adversely affect the rights of an award participant without the participant’s consent.

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Proposal 5—Approval of Amendments to the 2012 Incentive Plan, which include Increasing the Number of Authorized Shares, and Re-Approval of the Plan for Purposes of Internal Revenue Code Section 162(m)

U.S. FEDERAL INCOME TAX CONSEQUENCES

The following summary describes the principal federal (and not state or local) income tax consequences of awards granted under the 2012 Incentive Plan as of this time. This summary is general in nature and is not intended to cover all tax consequences that may apply to a particular participant or to the Corporation. For instance, this summary does not describe state or local tax consequences, nor does it discuss the provisions of Section 409A of the Code, to the extent an award is subject to this section and does not satisfy its requirements.

Nonqualified Stock Options	No income or expense will be recognized by a participant or the Corporation at the time an option is granted. The exercise of a nonqualified stock option generally is a taxable event that requires the participant to recognize, as ordinary income, and the Corporation to deduct as an expense, the difference between the fair market value of the underlying shares and the option price.

Incentive Stock Options	No income or expense will be recognized by a participant at the time an option is granted. No income or expense will be recognized upon the participant’s exercise of the option if certain holding periods and other incentive stock option requirements are met. Any further gain or loss will be capital and will be recognized upon the sale of the shares. The Corporation will have no expense deduction upon exercise of the option. Income will be recognized by the participant and deducted as an expense by the Corporation if he or she disposes of shares acquired under an incentive stock option before the holding periods are met.
Other Plan Awards

No income is recognized by a participant upon the grant of a SAR, but upon exercise of the SAR the participant generally must recognize income equal to any cash that is paid and the fair market value of any BB&T Common Stock that is received in settlement of the SAR.

A participant will recognize income on account of a restricted stock award once the shares are either transferable or not subject to a substantial risk of forfeiture. The amount of income recognized by the participant is equal to the fair market value of the BB&T Common Stock received on that date.

The federal income tax consequences of the award of restricted stock units, performance share awards, performance unit awards, phantom stock awards or dividend equivalents will depend on the conditions of the award. Generally, the grant of one of these awards does not result in taxable income to the participant or a tax deduction to BB&T. However, the participant will recognize ordinary compensation income at settlement of the award equal to any cash and the fair market value of any BB&T Common Stock received (determined as of the date that the award is not subject to a substantial risk of forfeiture or transferable). BB&T will generally be entitled to a compensation deduction at that time.

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Proposal 5—Approval of Amendments to the 2012 Incentive Plan, which include Increasing the Number of Authorized Shares, and Re-Approval of the Plan for Purposes of Internal Revenue Code Section 162(m)

Code Section 162(m)

The 2012 Incentive Plan is structured to comply with the requirements imposed by Code Section 162(m) and related regulations in order to preserve the Corporation’s tax deduction for awards made under the 2012 Incentive Plan to covered employees. Code Section 162(m) generally will not allow an employer to take a deduction for compensation paid to covered employees (generally, the NEOs, but excluding the Chief Financial Officer) of a publicly held corporation in excess of $1,000,000 unless the compensation is exempt from the $1,000,000 limitation because it qualifies as performance-based compensation.

In order to qualify as performance-based compensation for the purposes of Code Section 162(m), the compensation provided under the 2012 Incentive Plan to covered employees must be paid under pre-established objective performance goals and measures determined and certified by a committee comprised of outside directors. Within 90 days after the beginning of each performance period, the Compensation Committee will establish specific performance goals for the performance period. The performance goals are the specific targets and objectives established by the Committee under one or more, or a combination of, absolute or relative values or a percentage of any of the objective performance measures identified above in the Summary of 2012 Incentive Plan. Results against the performance goals will be determined and measured by an objective calculation method established by the Compensation Committee at the time of establishment of the performance goals; and the Committee may determine, at the time performance goals are established, that special items and other unusual or non-recurring items (including changes in tax law or accounting principles) will be excluded from the calculation of achievement of the performance goals. Since payment of performance-based compensation to covered employees is contingent upon the attainment of the pre-established performance goals, the Compensation Committee may not increase the amount of any performance-based compensation that is otherwise payable upon the achievement of the performance goals. However, the Compensation Committee may reduce or eliminate any performance-based compensation otherwise payable to a covered employee through the Committee’s exercise of negative discretion. In addition to other requirements for the performance-based compensation exception, shareholders must be advised of, and must approve, the performance measures and other material terms (or changes in material terms) for the performance goal(s) under which performance-based compensation is to be paid to covered employees. The 2012 Incentive Plan specifies the performance measures and other material terms that must be approved by BB&T’s shareholders; and approval of the 2012 Incentive Plan by the required vote of BB&T’s shareholders at the annual meeting is intended to constitute such approval.

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Proposal 5—Approval of Amendments to the 2012 Incentive Plan, which include Increasing the Number of Authorized Shares, and Re-Approval of the Plan for Purposes of Internal Revenue Code Section 162(m)

Approval of the amendment of the 2012 Incentive Plan requires the affirmative vote of a majority of the shares of BB&T’s common stock present, in person or by proxy, and entitled to vote at the annual meeting. If approved by shareholders, the amendment of the 2012 Incentive Plan will become effective upon approval. Approval of Proposal 5 by the required vote of BB&T’s shareholders shall also constitute approval for purposes of complying with the requirements of Internal Revenue Code Section 162(m). If the amendment of the 2012 Incentive Plan is not approved by shareholders, the 2012 Incentive Plan will continue in effect under its current terms and BB&T will not have sufficient shares available to issue further grants of BB&T’s common stock in future years beyond the remaining shares available for grants.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information concerning securities to be issued upon the exercise of outstanding equity-based awards as of December 31, 2016.

Plan Category	(a)(1) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b)(2) Weighted- average exercise price of outstanding options, warrants and rights	(c)(3) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in (a))

Approved by security holders	24,548,547	$33.35	16,626,809

Not approved by security holders(4)	—	—	—

Total	24,548,547	33.35	16,626,809

(1)      Includes 13,184,898 RSUs.

(2)       Excludes RSUs because they do not have an exercise price.

(3)      All awards remaining available for future issuance will be issued under the terms of the 2012 Incentive Plan.

(4)       Excludes 432,061 options outstanding with a weighted average exercise price of $37.42 for plans that BB&T will not make future awards under and were assumed in mergers and acquisitions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF PROPOSAL 5—APPROVAL OF AMENDMENTS TO THE 2012 INCENTIVE PLAN, WHICH INCLUDE INCREASING THE NUMBER OF AUTHORIZED SHARES, AND RE-APPROVAL OF THE PLAN FOR PURPOSES OF INTERNAL REVENUE CODE SECTION 162(m).

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Proposal 6—Shareholder Proposal Requesting the Elimination of Supermajority Voting Provisions in BB&T Corporation’s Articles and Bylaws

PROPOSAL 6—SHAREHOLDER PROPOSAL REQUESTING THE ELIMINATION OF SUPERMAJORITY VOTING PROVISIONS IN BB&T CORPORATION’S ARTICLES AND BYLAWS

The following proposal was submitted by Kenneth Steiner of 14 Stoner Ave., 2M, Great Neck, NY 11021. Mr. Steiner owns at least 500 shares of our common stock.

RESOLVED, Shareholders request that our board take the steps necessary so that each voting requirement in our charter and bylaws that calls for a greater than simple majority vote be eliminated, and replaced by a requirement for a majority of the votes cast for and against applicable proposals, or a simple majority in compliance with applicable laws. If necessary this means the closest standard to a majority of the votes cast for and against such proposals consistent with applicable laws.

Shareowners are willing to pay a premium for shares of companies that have excellent corporate governance. Supermajority voting requirements have been found to be one of 6 entrenching mechanisms that are negatively related to company performance according to “What Matters in Corporate Governance” by Lucien Bebchuk, Alma Cohen and Allen Ferrell of the Harvard Law School. Supermajority requirements are used to block initiatives supported by most shareowners but opposed by a status quo management.

This proposal topic won from 74% to 88% support at Weyerhaeuser, Alcoa, Waste Management, Goldman Sachs, FirstEnergy, McGraw-Hill and Macy’s. The proponents of these proposals included Ray T. Chevedden and William Steiner.

Currently a 1%-minority can frustrate the will of our 66%-shareholder majority. In other words a 1%-minority could have the power to prevent shareholders from improving our charter and bylaws.

Please vote to enhance shareholder value:

Simple Majority Vote—Proposal 6

Statement of the Board of Directors in Opposition to the Shareholder Proposal

THE BOARD OF DIRECTORS BELIEVES THAT THE PROPONENTS’ PROPOSAL IS NOT IN THE BEST INTERESTS OF BB&T AND ITS SHAREHOLDERS AND RECOMMENDS A VOTE “AGAINST” PROPOSAL 6.

The Board of Directors does not support the proponent’s proposal because it believes that the limited supermajority voting provisions included in BB&T’s bylaws, such as annual director elections, and articles of incorporation, which are only applicable to preferred shareholders, are reasonable, appropriate and in the best interests of shareholders as a whole. In addition, adopting this proposal would allow fundamental corporate governance matters, such as annual director elections, to be altered without requiring a broad shareholder consensus.

SUMMARY

Under BB&T’s articles of incorporation and bylaws, approval of most matters submitted to a vote of our shareholders requires the vote of a simple majority (over 50%) of the shares present at a meeting and entitled to vote. However, as permitted by North Carolina law, our bylaws require a two-thirds vote from our common shareholders to amend a few fundamental corporate governance bylaw provisions, such as annual director elections, and our articles of incorporation include preferred stock provisions that require a two-thirds vote of preferred shareholders to approve certain matters/transactions that the preferred shares are entitled to vote on.

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Proposal 6—Shareholder Proposal Requesting the Elimination of Supermajority Voting Provisions in BB&T Corporation’s Articles and Bylaws

The supermajority voting requirements on these few essential matters serve to protect shareholder interests by ensuring that changes may only be made with strong shareholder support. Our limited supermajority voting provisions do not apply to a vast majority of the matters on which our shareholders may vote, and do not pose an obstacle to changes that are generally supported by shareholders.

BYLAWS

Our bylaws require a two-thirds vote from our common shareholders to amend only a few fundamental corporate governance bylaw provisions, including (a) director terms (currently annual elections), (b) board size (currently limited to between three and 25 members), (c) director removal (currently only for cause and only by a vote of shareholders), (d) board vacancies (vacancies, including vacancies not filled by shareholders, may be filled by a majority of the remaining directors, subject to specified limits) and (e) the amendment of the bylaws.

These supermajority voting requirements protect key bylaw provisions from arbitrary amendment and prevent a simple majority of shareholders from taking actions that may be harmful to other shareholders or making changes to bylaw provisions that are intended to protect all shareholders. When shareholders seek to alter the established procedures for annual director elections, to remove a director, fill a Board vacancy or seek to amend our bylaws, which could have a long-lasting effect on BB&T and its corporate governance, BB&T believes it is reasonable and appropriate to ensure that a broad consensus of shareholders agree that the change is prudent. Similarly, when shareholders seek to alter the established procedures to alter the classification and qualifications of our directors, it is also reasonable and appropriate to ensure a broad shareholder consensus, particularly because BB&T phased out the classification of our Board many years ago and moved to annual elections for all directors.

ARTICLES

Our articles of incorporation include preferred stock designations with respect to our outstanding Series D, Series E, Series F, Series G and Series H non-cumulative perpetual preferred stock that require a two-thirds vote from our preferred shareholders to approve certain matters/transactions that the preferred shares are entitled to vote on.

The supermajority provisions included in our articles of incorporation are exclusively limited to the terms of the five different series of preferred stock that BB&T issued to investors in offerings that raised aggregate proceeds of over $3.0 billion. The supermajority voting provisions included in the preferred stock designations do not diminish the voting rights of holders of common stock generally and do not further the management entrenchment concerns identified in the supporting statement to the proponent’s proposal. In fact, preferred shareholders are not entitled to vote with our common shareholders with respect to corporate matters, except with respect to (1) amendments to our articles of incorporation that would materially and adversely affect the rights of preferred shareholders’ respective classes of preferred stock, and (2) the issuance or authorization of any shares of preferred stock that is senior to the outstanding preferred stock. And only in these limited circumstances where the rights of preferred shareholders are at stake, is the consent of the holders of at least two-thirds of an affected series’ preferred shares required before such rights may be altered by common shareholders. These rights do not otherwise permit preferred shareholders to vote on the vast majority of operational or governance matters regarding BB&T and on which only common shareholders may vote, and are customary of, and necessary to induce investors to purchase, preferred stock instruments. Should BB&T determine it to be in BB&T’s and its shareholders’ best interests to issue similar securities in the future, BB&T must be able to agree to include customary market terms, such as the above referenced supermajority voting requirements, in order to be able to issue preferred stock. Approving the proponent’s proposal and requiring BB&T to take action to remove the supermajority provisions included in the outstanding preferred stock designations will likely impede BB&T’s future ability to access capital markets, which would be harmful to BB&T and its shareholders.

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Proposal 6—Shareholder Proposal Requesting the Elimination of Supermajority Voting Provisions in BB&T Corporation’s Articles and Bylaws

RECORD OF STRONG CORPORATE GOVERNANCE

Our Board of Directors believes that maintaining a strong corporate governance framework is essential to the success of BB&T. Our Nominating and Corporate Governance Committee and Board of Directors regularly consider corporate governance developments and recommend changes when appropriate to BB&T’s governing documents. Under the direction and recommendation of our Board, our articles and bylaws have been amended to provide for the annual election of all directors, majority voting for the election of directors, except in the event of a contested election, and proxy access. The Board believes that the implementation of this proposal would adversely impact our carefully considered corporate governance practices and, therefore, is not necessary or in the best interest of BB&T and its shareholders.

CONCLUSION

After careful consideration of this proposal, the Board believes that the limited supermajority voting provisions included in BB&T’s bylaws, such as annual director elections, and articles of incorporation, which are only applicable to preferred shareholders, are reasonable, appropriate and in the best interests of shareholders as a whole, and urges shareholders to vote against the proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” PROPOSAL 6.

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Transactions With Executive Officers and Directors

TRANSACTIONS WITH EXECUTIVE OFFICERS AND DIRECTORS

Loans to Executive Officers and Directors

A number of our directors, members of Executive Management, including our NEOs, and their affiliates are customers of our bank subsidiary. All extensions of credit made to them are made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the lender, and do not involve more than the normal risk of collectability or present other features unfavorable to the lender.

Related Person Transactions

Pursuant to our Related Person Transactions Policy, it is our policy to approve or ratify related person transactions only when the Board, acting through the Nominating and Corporate Governance Committee, determines that the related person transaction in question is consistent with the best interests of BB&T and its shareholders. The Nominating and Corporate Governance Committee can approve or ratify transactions under this policy.

The term “related person transaction,” under the Policy, generally means a transaction where the amount involved exceeds $120,000 and in which a related person has a direct or indirect material interest. A “related person” under the Policy generally means (a) a director, director nominee or executive officer of BB&T; (b) a person who is known to be the beneficial owner of more than five percent of any class of our common stock; and (c) any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of the director, executive officer, nominee, or more than five percent beneficial owner, and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee, or more than five percent beneficial owner. The transactions described under this caption are “related person transactions” and have been approved and ratified in accordance with our Policy.

To help the Board assess whether a material relationship exists for both independence and related person transactions purposes, our Board adopted guidance with regards to charitable contributions. Under this guidance, a related person who serves as an executive officer, director or trustee of a charitable or non-profit organization that receives a contribution from BB&T will not be deemed to have a direct or indirect material interest in the transaction if:

•	Within the past three years, the aggregate amount of all such contributions during any single fiscal year of the charitable or non-profit organization did not exceed the greater of $1 million or 2% of the charitable or non-profit organization’s consolidated gross revenues for that fiscal year; and

•	The charitable or non-profit organization is not a family foundation created by the related person or an immediate family member of the related person.

Other than as described below, since January 1, 2016, there have been no related party transactions that were required either to be approved or ratified under our related party transaction guidelines or reported under the SEC’s related party transaction rules.

Donna Goodrich is a member of our Executive Management. Her spouse, Carlos Goodrich, and son-in-law, Christian Corts, are both employed at Branch Bank. For the 2016 fiscal year, Mr. Goodrich’s total compensation was approximately $325,000, while Mr. Corts received approximately $332,000. In addition, Director Eric Kendrick’s brother-in-law, Al Roosendaal, is employed by Branch Bank and received approximately $130,000 in total compensation in 2016. These compensation arrangements are consistent with those made available to associates of Branch Bank with similar years of experience and positions within the company. Messrs. Goodrich, Corts and Roosendaal each also participate in company benefit plans available to all other associates in similar positions.

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Transactions With Executive Officers and Directors

We have entered into a consulting services contract with Consulting Resources and Services, Inc. (“CRS”), a consulting firm owned by the children of Dr. Nido R. Qubein, a BB&T director, under which CRS advises management by providing services, including the conceptualization and creation of integrated corporate associate training materials and programs. Through CRS, Dr. Qubein has agreed to teach classes and present at seminars for our associates and managers. Dr. Qubein is an accomplished business leader and award-winning speaker and his presentations at training seminars and consultations on a wide variety of topics provide significant benefits to our associates. Also as a part of this contract, Dr. Qubein appears on BB&T’s behalf as a keynote speaker for various community events and internal conferences. CRS was paid approximately $424,400 under this contract in 2016. Management believes this contract is on terms as favorable as could have been obtained from other non-affiliated parties. CRS will continue to provide consulting services to us in 2017 under the terms of its existing contract.

Dr. Qubein has executed a separate consulting agreement with us to provide business development consulting services for a period of ten years following his retirement from our Board. He will receive a sum equal to the annual retainer paid to our directors in effect at the time he begins such service. During the time he serves as our consultant, he has agreed not to serve as a director of, or an adviser to, a competing business.

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Voting and Other Information

VOTING AND OTHER INFORMATION

Shares Entitled to Vote at the Meeting

Pursuant to the provisions of the North Carolina Business Corporation Act, February 15, 2017 has been fixed as the record date for the determination of holders of BB&T common stock entitled to notice of and to vote at the annual meeting.

Each share of our common stock issued and outstanding on February 15, 2017 is entitled to one vote on each proposal at the meeting. Shares held in a fiduciary capacity by Branch Bank and certain other of our affiliates may only be voted in accordance with the instruments creating the fiduciary capacity. As of the close of business on February 15, 2017, there were 808,517,616 shares of our common stock outstanding and entitled to vote.

Quorum Requirements

In order to obtain a quorum to conduct the annual meeting, a majority of shares of our common stock outstanding at the record date must be present in person or by proxy. Shareholders who deliver valid proxies or attend in person at the meeting will be considered part of the quorum. Once a share is represented for any purpose at the meeting, it is deemed present for quorum purposes for the remainder of the meeting and for any adjourned meeting. Abstentions and broker “non-votes” (explained below) are counted as present and entitled to vote for purposes of determining a quorum.

Voting Procedures

There are four ways to vote:

Internet: • www.envisionreports.com/BBT (record holders) • www.proxyvote.com (beneficial owners)

Mail: If you received voting materials by mail, you may vote by signing, dating and mailing the enclosed proxy card (record holders) or voting instruction form (beneficial owners) in the postage-paid envelope provided.

Telephone:

•  Call toll-free 1-800-652-VOTE (8683), and follow the instructions on the proxy card (record holders)

•  Call toll-free 1-800-454-VOTE (8683), and follow the instructions on your voting instruction form (beneficial owners)

In person: A shareholder may vote in person at the annual meeting by filling out a ballot. Please see “Attending the Annual Meeting” for requirements with respect to attending the meeting.

We encourage you to vote using the Internet or by telephone. Voting in this manner will result in cost savings for us. If you vote via the Internet or by telephone, please do not return your proxy card. Shareholders who vote over the Internet may incur costs, such as telephone and Internet access charges, for which the shareholder is responsible. The Internet and telephone voting facilities for eligible shareholders of record will close at 11:59 p.m., EDT, on April 24, 2017. If you have questions or need assistance in voting your shares, please call our proxy solicitors, Georgeson LLC at (888) 613-3524 (toll free).

Shareholders who hold shares in “street name,” or beneficial owners that hold through a broker, bank or other nominee, should instruct their nominee to vote their shares by following the instructions provided by the nominee.

A proxy that is properly signed and dated, but which does not contain voting instructions, will be voted in accordance with our Board’s recommendations for each proposal. Three of our executives, Kelly S. King, Christopher L. Henson and Robert J. Johnson, Jr., have been designated as the proxies to cast the votes of our shareholders at the annual meeting.

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Voting and Other Information

Your vote as a shareholder is important. Please vote as soon as possible to ensure that your vote is recorded.

Votes Required, Non-Votes, Abstentions, and Revocations

Approval of each proposal other than the election of directors, and the frequency of “say-on-pay” votes, requires a majority of votes cast voting for the proposal. For election of directors, each director must receive a majority of votes cast for re-election. For the say-on-frequency vote (Proposal 4), our Board will consider the frequency which receives the most votes in determining whether to have an advisory “say on pay” vote each year, every two years or every three years.

A broker or other nominee may generally vote your shares without instruction on routine matters but not on non-routine matters. A broker “non-vote” occurs when your broker submits a proxy for your shares but does not indicate a vote for a particular “non-routine” proposal (Proposals 1, 3, 4, 5 and 6) because your broker does not have authority to vote on that proposal and has not received specific voting instructions from you. Except for Proposal 5, broker non-votes, as well as abstentions, are not counted as votes cast for or against any of the proposals, and therefore will not affect the outcome of the vote. Under NYSE listing standards, for Proposal 5, abstentions from voting are treated as votes cast and are counted as votes against the proposal. Broker non-votes are not treated as votes cast and are not counted in determining the outcome of the vote on the proposal. Holders of our common stock do not have cumulative voting rights in the election of directors.

The proxy may be revoked by a shareholder at any time before it is exercised by filing with the Corporate Secretary of BB&T an instrument revoking it, filing a duly executed proxy bearing a later date (including a proxy given over the Internet or by telephone), or by attending the meeting and electing to vote in person. Even if you plan to attend the annual meeting, you are encouraged to vote your shares by proxy.

Delivering Proxy Materials

We deliver proxy materials primarily through the Internet, in accordance with SEC rules. In addition to reducing the amount of paper used in producing these materials, this method lowers the costs associated with mailing the proxy materials to shareholders. Shareholders who own shares directly in BB&T and not through a bank, broker or intermediary (“record holders”), will have proxy materials or the Notice of Internet Availability of Proxy Materials delivered directly to their mailing address or electronically if they have previously consented to that delivery method. Shareholders whose shares are held for them by banks, brokerages or other intermediaries (“beneficial holders”), will have the proxy materials or the Notice of Internet Availability of Proxy Materials forwarded to them by the intermediary that holds the shares.

If you received only a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials unless you request a copy by following the instructions on the notice. The Notice of Internet Availability of Proxy Materials also contains instructions for accessing and reviewing the proxy materials over the Internet and provides directions for submitting your vote over the Internet.

To reduce the expenses of delivering duplicate proxy materials to shareholders, we are relying upon SEC rules that permit us to deliver only one set of applicable proxy materials to multiple shareholders who share an address, unless we receive contrary instructions from any shareholder at that address. All shareholders sharing an address will continue to receive separate proxy cards based on their registered ownership of BB&T common stock. Any shareholder sharing such an address who does not receive an individual proxy statement, our 2016 Annual Report and our Annual Report on Form 10-K, may write or call BB&T’s transfer agent as specified below and we will promptly deliver the materials at no cost. For future meetings, a registered shareholder may request separate copies of our proxy materials or request that we only send one set of these materials if the shareholder is receiving multiple copies, by telephoning our transfer agent at 1-800-213-4314, or writing the transfer agent at:

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Voting and Other Information

Computershare Trust Company N.A., P.O. Box 43078, Providence, Rhode Island, 02940-3078. If your shares are held in “street name,” you may contact Broadridge Investor Communication Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, NY 11717 or by calling 1-866-540-7095.

A shareholder may obtain a copy of our 2016 Annual Report and our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 (including the financial statements and financial statement schedules), without charge by contacting Computershare at the address above, or their bank, broker or other nominee.

Proxy Costs

All expenses incurred in this solicitation will be paid by BB&T. In addition to soliciting proxies by mail, over the Internet and by telephone, our directors, officers and associates, may solicit proxies on behalf of BB&T without additional compensation. We have engaged Georgeson LLC, to act as our proxy solicitor and have agreed to pay it approximately $20,000 plus reasonable expenses for such services. Banks, brokerage houses and other institutions, nominees and fiduciaries are requested to forward the proxy materials to beneficial holders and to obtain authorization for the execution of proxies. Upon request, we will reimburse these parties for their reasonable expenses in forwarding proxy materials to beneficial holders.

Proposals for 2018 Annual Meeting of Shareholders

Shareholder proposals for inclusion in our proxy statement. Under SEC Rule 14a-8, a shareholder desiring to make a proposal to be included in the proxy statement for the 2018 Annual Meeting of Shareholders must present such proposal to the following address: Corporate Secretary, BB&T Corporation, 200 West Second Street, Winston-Salem, North Carolina 27101. Proposals must be received no later than the close of business on November 15, 2017, and must comply with SEC Rule 14a-8 in order for the proposal to be considered for inclusion in the Corporation’s proxy statement.

Director nominations for inclusion in our proxy statement (Proxy Access). Under the recently adopted amendment to our bylaws, a shareholder or group of up to 20 shareholders that has held at least 3% of our company’s stock for at least three years is able to submit director nominees for up to 25% of the Board (but at least two directors) for inclusion in our proxy statement if the shareowner(s) and nominee(s) satisfy the requirements specified in our bylaws and notice is received between 150 and 120 days before the anniversary of the date the proxy statement for the prior year’s annual meeting was released to shareholders. In order for a nominee to be considered for inclusion in our proxy statement for the 2018 Annual Meeting of Shareholders, a shareholder must deliver timely notice in writing to the Corporate Secretary (at the address above) no earlier than October 16, 2017, and no later than November 15, 2017. The notice must contain the specific information required by Article II, Section 14 of our bylaws.

Other shareholder proposals and director nominations. Additionally, under BB&T’s bylaws, for other business to be properly brought before an annual meeting by a shareholder where such business (or nominee) is not to be included in our proxy statement, a shareholder must deliver timely notice in writing to our Corporate Secretary (at the address above) at least 120 days, but no more than 150 days (no earlier than October 16, 2017 and no later than November 15, 2017), in advance of the first anniversary of the notice date of the our proxy statement for the preceding year’s annual meeting. The notice must contain the notice and informational requirements described under Article II, Section 10 of the bylaws and applicable SEC proxy rules. The chairman of the meeting may refuse to acknowledge or introduce any shareholder proposal or nomination if notice thereof is not received within the applicable deadlines or does not comply with the bylaws.

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Voting and Other Information

Other Business

As of the date of this proxy statement, the Board does not know of any other matter to be presented for consideration at the 2017 Annual Meeting of Shareholders other than the items referred to in this proxy statement. In the event that any other matter requiring a vote of the shareholders is properly brought before the meeting for shareholder action, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with their best judgment.

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ANNEX A – NON-GAAP FINANCIAL MEASURES

Adjustments to Net Income

As previously described, for the purposes of certifying BB&T’s performance under BB&T’s compensation plans, the Compensation Committee typically makes adjustments to BB&T’s GAAP results to ensure that the participants are compensated for BB&T’s core performance. For 2016, the Compensation Committee made adjustments to BB&T’s GAAP net income, as set forth in the tables below (“Adjusted Net Income”). Typically, the Compensation Committee adjusts BB&T’s GAAP net income for gains or losses on sales/purchases of business, merger-related and restructuring charges and similar non-core performance items, on a pre-tax basis, provided the adjustment is not solely a tax-related item. These adjustments are made so that participants are compensated for BB&T’s core performance and are neither penalized nor rewarded for one-time charges, unusual gains, or similar non-core events. To the extent practicable, the Compensation Committee also makes similar adjustments to the reported performance of peer group members for awards that measure BB&T’s performance relative to the peer group.

The adjustments for 2016 impact the Annual Incentive Award’s performance metrics, earnings per share and return on assets, and the three-year average ROCE for LTIP purposes. BB&T derives each of these non-GAAP performance metrics from its Adjusted Net Income, which is a non-GAAP financial measure, and accordingly, each of these adjusted financial measures is determined by methods other than in accordance with GAAP.

The adjusted earnings per share and return on assets measures are each calculated in the same manner as their GAAP counterparts, except that Adjusted Net Income for the applicable performance metric is substituted for its GAAP counterpart in each calculation. Please refer to the adjustments table and accompanying narratives for additional detail on the ROCE calculations and GAAP reconciliation.

2016 ADJUSTED NET INCOME FOR ANNUAL INCENTIVE AWARD

	Return on Assets Measure	Earnings per Share Measure
	($ in millions)
2016 GAAP Net Income(1)	2,442
2016 GAAP Net Income Available to Common Shareholders(1)		2,259
Compensation Committee Approved Adjustments
E&O insurance recovery—DOJ settlement		(71)
Contribution to Donor Advised Fund		50
Mortgage indemnification reserve release related to FHA claims		(26)
Reversal of FHA claims reserve overaccrual		(2)
Merger-related and restructuring charges, net	171	171

Adjustments Subtotal	171	122
Tax Effect of Adjustments(2)	(63)	(45)

Adjusted Net Income	2,550	2,336

(1)	The Compensation Committee uses GAAP net income available to common shareholders to calculate earnings per share performance as this reflects income attributable to each share of common stock. The Compensation Committee uses GAAP net income for return on assets performance because the return on assets metric measures relative peer group performance.
(2)	GAAP net income includes the effect of applicable taxes. The Compensation Committee’s approved adjustments are pre-tax items, provided the adjustment is not solely a tax-related item. Accordingly, the tax effect of the adjustments has been deducted to accurately reflect the impact of the adjustments on net income.

A-1

2016 ANNUAL INCENTIVE AWARD PERFORMANCE METRICS

Performance Metrics	GAAP Performance Metric	Performance Metric Calculated Using Adjusted Net Income
Earnings per share(1)	$2.77	$2.87
Return on assets(2)	1.12%	1.16%

(1)	Earnings per share calculated using weighted average number of diluted common shares.
(2)	Return on assets calculated using daily average total assets.

BB&T’s 2014-2016 LTIP award references BB&T’s three-year ROCE performance. BB&T derives this non-GAAP performance metric from its GAAP net income available to common shareholders for each year of the performance period. The adjustments include the items detailed in the table below.

LTIP ADJUSTMENTS

	Return on Common Equity Measure ($ in millions)
	2016	2015(3)	2014
GAAP Net Income Available to Common Shareholders(1)	2,259	1,936	2,003
Compensation Committee Approved Adjustments
-FHLB debt extinguishment	—	172	122
-Gain on sale of TDRs	—	—	(42)
-Tax litigation charges(2)	—	(172)	(67)
-Gain on sale of business	—	21	(1)
-Merger-related and restructuring charges, net	171	165	46

Adjustments Subtotal	171	186	58
Tax Effect of Adjustment	(63)	(51)	(20)

Adjusted Net Income	2,367	2,071	2,041

GAAP Average Shareholders’ Equity	29,355	25,871	23,991
-Preferred stock	(2,969)	(2,603)	(2,603)
-Noncontrolling interest	(37)	(62)	(71)

Average common Shareholders’ Equity	26,349	23,206	21,317

GAAP ROCE	8.57%	8.34%	9.40%
GAAP 3-year average ROCE	8.77%	8.58%	9.27%
Adjusted ROCE	8.98%	8.93%	9.58%
Adjusted 3-year average ROCE	9.14%

(1)	The Compensation Committee uses GAAP net income available to common shareholders to calculate return on common equity performance as this reflects income attributable to common equity.
(2)	Tax litigation charges are shown as pre-tax equivalents.
(3)	Effective January 1, 2015, BB&T retrospectively adopted new guidance related to the accounting for investments in qualified affordable housing projects. Prior periods have not been revised to reflect the adoption of this new guidance. Awards for the 2014 fiscal year were based upon operating results for BB&T as originally reported.

These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

A-2

ANNEX B – AMENDED AND RESTATED 2012 INCENTIVE PLAN

BB&T CORPORATION

2012 INCENTIVE PLAN

Amended April 25, 2017

ARTICLE 1

ESTABLISHMENT, PURPOSE AND DURATION

1.1. Establishment. BB&T Corporation, a North Carolina corporation, establishes an incentive compensation plan to be known as the BB&T Corporation 2012 Incentive Plan, as set forth in this document. The Plan became effective upon approval by the shareholders of BB&T on April 24, 2012 (the “Effective Date”) and shall remain in effect as provided in Section 1.3.

1.2. Purpose. The Plan is intended to assist BB&T in recruiting and retaining Employees, Directors, and Independent Contractors of BB&T and its Affiliates with ability and initiative by enabling eligible individuals to contribute to and participate in BB&T’s future success and to associate their interests with those of BB&T and its shareholders. In furtherance of this purpose, the Plan authorizes the grant of Awards, including Options (including Incentive Options and Nonqualified Options), SARs (including Related SARs and Freestanding SARs), Restricted Awards (including Restricted Stock Awards and Restricted Stock Unit Awards), Performance Awards (including Performance Share Awards, Performance Unit Awards and LTIP Awards), Annual Incentive Performance Awards, and Phantom Stock Awards, to selected eligible individuals.

1.3. Duration. Unless sooner terminated as provided herein, the Plan shall terminate ten (10) years from the Effective Date. After the Plan is terminated, no Awards may be granted; provided, however, that Awards previously granted shall remain outstanding in accordance with their applicable terms and conditions and the Plan’s terms and conditions.

ARTICLE 2

ELIGIBILITY AND PARTICIPATION

2.1. General. An Award may be granted only to an individual who satisfies all of the following eligibility requirements on the date the Award is granted:

(a) The individual is either (i) an Employee of BB&T or an Affiliate, or (ii) a Director of BB&T or an Affiliate, or (iii) an Independent Contractor providing services to BB&T or an Affiliate.

(b) With respect to the grant of Incentive Options, the individual is otherwise eligible to participate under this Article 2 and is an Employee; provided, however, an Employee who is a Ten Percent Shareholder may only be granted an Incentive Option if the Option Price is at least one hundred ten percent (110%) of the Fair Market Value of the Common Stock, and the Option Period does not exceed five (5) years.

(c) With respect to the grant of substitute Awards or assumption of awards in connection with a merger, consolidation, acquisition, reorganization, or other transaction involving BB&T or an Affiliate, the Administrator may grant Awards upon such terms and conditions as it determines to be appropriate; provided that the recipient is otherwise eligible to receive the Award and the terms of the Award are consistent with the Plan and applicable laws, rules, and regulations (including, to the extent necessary, the federal securities laws registration provisions and Sections 409A, 422(b) and 424(a) of the Code).

(d) The individual, being otherwise eligible under this Section 2.1 is selected by the Administrator as a Participant in the Plan.

2.2. Grants; Award Agreements. The Administrator will designate individuals to whom Awards are to be made and will specify the number of shares of Common Stock, if any, subject to each Award and the other terms and conditions of Awards. With the exception of Annual Incentive Performance Awards under Articles 9 and 10 of the Plan and as otherwise determined by the Administrator, each Award granted under the Plan shall be evidenced by an Agreement which shall contain such terms, conditions, and restrictions as may be determined by the Administrator, subject to the terms of the Plan.

ARTICLE 3

SHARES SUBJECT TO PLAN AND AWARD LIMITATIONS

3.1. Shares Available for Awards.

(a) Subject to adjustments as provided in Section 3.4, the aggregate number of shares of Common Stock that may be issued pursuant to Awards granted under the Plan shall not exceed forty-one million two hundred thousand (41,200,000) shares of Common Stock; provided that the aggregate number of shares of Common Stock with respect to which Incentive Options may be granted under the Plan shall be forty-one million two hundred thousand (41,200,000) shares. Shares of Common Stock delivered under the Plan shall be authorized but unissued shares or shares purchased on the open market or by private purchase. BB&T hereby reserves sufficient authorized shares of Common Stock to meet the grant of Awards hereunder. (Effective April 25, 2017)

(b) With respect to Section 3.2(b)(iv), (v), (vi), and (vii), the aggregate Awards issued under the Plan prior to April 25, 2017, were subject to a limitation of twenty million (20,000,000) shares of Common Stock. If and when such limitation was met, additional Phantom Stock Awards, Restricted Awards, and Performance Awards settled in shares of Common Stock counted against the thirty-five million (35,000,000) previously authorized number of shares of Common Stock issuable under this Section 3.1 in a ratio of three (3) to one (1) such that an Award of one (1) share of Common Stock for any one (1) share of Common Stock relating to each of a Phantom Stock Award, Restricted Award, or Performance Award settled in shares of Common Stock reduced the thirty-five million (35,000,000) previously authorized shares of Common Stock available for issuance under this Section 3.1 by three (3) shares. This Section 3.1(b) does not apply to Awards granted on or after April 25, 2017. (Effective April 25, 2017)

3.2. Fiscal Year/Performance Period Award Limits. Subject to the overall limitations of Section 3.1 above, each of the following limitations shall apply (and be interpreted and applied in a manner consistent with Section 162(m)) to Awards granted under the Plan, in each case subject to adjustments pursuant to Section 3.4 (with respect to multi-year Performance Periods, the amount which is granted or paid for any one Fiscal Year of the Performance Period is the amount granted or paid for the Performance Period divided by the number of calendar months in the Performance Period):

(a) Fiscal Year Limitations. In any Fiscal Year, no Participant may (i) be granted Options and Freestanding SARs for more than one million (1,000,000) shares of Common Stock, or (ii) receive shares of Common Stock pursuant to the grant of any Awards other than Options and Freestanding SARs made under the Plan for more than a total of five hundred thousand (500,000) shares of Common Stock. For purposes of this Article 3, an Option and a Related SAR shall be treated as a single Award.

(b) Other Limitations. (i) Nonqualified Options: the maximum number of shares of Common Stock with respect to which Nonqualified Options may be granted to any one Participant in any Fiscal Year shall be one million (1,000,000); (ii) Incentive Options: the maximum number of shares of Common Stock with respect to which Incentive Options may be granted to any one Participant in any Fiscal Year shall be one million (1,000,000); (iii) Freestanding Stock Appreciation Rights: the maximum number of shares of Common Stock with respect to which any Freestanding SARs may be granted to any one Participant in any Fiscal Year shall be one million (1,000,000); (iv) Phantom Stock: the maximum number of shares of Common Stock with respect to which Phantom Stock Awards may be granted to any one Participant in any Fiscal Year shall be five hundred thousand (500,000); (v) Restricted Stock: the maximum number of shares of Common Stock that are shares of Restricted Stock that may be granted to any one Participant in any Fiscal Year shall be five hundred thousand (500,000); (vi) Restricted Stock Units: the maximum number of shares of Common Stock relating to Restricted Stock Units that may be granted to any one Participant in any Fiscal Year shall be five hundred thousand (500,000); (vii) Performance Awards: the maximum number of shares of Common Stock awarded or credited with respect to Performance Awards payable in shares of Common Stock to any one Participant for a Fiscal Year may not exceed five hundred thousand (500,000) shares determined as of the date of payout. (For the avoidance of doubt, this share number does not include Options, SARs, Phantom Stock, Restricted Awards and any other Awards listed in this Section 3.2 that count towards the one million dollar ($1,000,000) deduction limitation under Section 162(m) but for the exception for “performance-based compensation.”); and (viii) Cash Awards: in any Fiscal Year, no Participant may receive Awards paid in cash having an aggregate dollar value in excess of Fifteen Million Dollars ($15,000,000). During any Fiscal Year, a Director who is not an Employee may not receive Awards with an aggregate Award date Fair Market Value in excess of Five Hundred Thousand Dollars ($500,000) (Effective April 25, 2017)

3.3. Shares Not Subject to Limitations. The following will not be applied to the share limitations of Section 3.1 above:

(a) Dividends, including dividends paid in shares of Common Stock, or dividend equivalents paid in cash in connection with outstanding Awards;

(b) Awards which are settled in cash rather than the issuance of shares of Common Stock; and

(c) Any shares of Common Stock subject to an Award under the Plan which Award is forfeited, cancelled, terminated, expires or lapses for any reason without the issuance of shares of Common Stock underlying the Award. However, any shares of Common Stock surrendered by a Participant or withheld by BB&T to pay the Option Price or purchase price for an Award or used to satisfy any tax withholding requirement in connection with the exercise, vesting, or earning of an Award (if in accordance with the terms of the Plan, a Participant pays such Option Price or purchase price or satisfies such tax withholding by either tendering previously owned shares of Common Stock or having BB&T withhold shares) shall be subject to the share limitations of Section 3.1 above.

3.4. Adjustments and Substitution of Awards. If there is any change in the outstanding shares of Common Stock because of a merger, consolidation, reorganization, recapitalization, stock dividend, stock split, reverse stock split, spin-off, combination or reclassification of the Common Stock, or if there is a similar change in the capital stock structure of BB&T affecting the Common Stock, which the Administrator determines affects the Common Stock such that an adjustment or substitution is appropriate, the number of shares of Common Stock reserved for issuance under the Plan shall be correspondingly adjusted, and the Administrator shall make such substitutions or adjustments to the terms of Awards and to any provisions of the Plan as the Administrator deems equitable to prevent dilution or enlargement of Awards or as may otherwise be advisable. Notwithstanding the foregoing, unless the Administrator determines otherwise, the issuance by BB&T of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property, or for labor or services, either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of BB&T convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof, shall be made with respect to, outstanding Awards. All adjustments and substitutions shall be made (i) consistent with Code Section 424 in the case of Incentive Options so as not to result in any disqualification, modification, extension, or renewal of any Incentive Option, and otherwise in a manner compliant with (ii) Section 409A and (iii) Section 162(m) and the provisions of Article 11.

ARTICLE 4

OPTIONS

4.1. Grant of Options. Subject to the terms of the Plan, the Administrator may in its sole and absolute discretion grant Options to such eligible individuals in such numbers, subject to such terms and conditions, and at such times as the Administrator shall determine. Both Incentive Options and Nonqualified Options may be granted under the Plan, as determined by the Administrator; provided, however, that Incentive Options shall only be granted to Employees. To the extent that an Option is designated as an Incentive Option but does not qualify as such under Section 422 of the Code, the Option (or portion thereof) shall be treated as a Nonqualified Option. An Option may be granted with or without a Related SAR.

4.2. Option Agreement. Each Option grant shall be evidenced by an Agreement that shall specify the date of grant, the Option Price, the term of the Option, the number of shares of Common Stock to which the Option pertains, whether the Option is an Incentive Option or a Nonqualified Option, the conditions upon which the Option shall become vested and exercisable, and such other provisions as the Administrator shall determine that are not inconsistent with the terms of the Plan.

4.3. Option Price. The Option Price shall be established by the Administrator and stated in the Agreement evidencing the grant of the Option; provided, that (i) the Option Price of an Option shall be no less than one hundred percent (100%) of the Fair Market Value per share of the Common Stock on the date the Option is granted (or one hundred ten percent (110%) of the Fair Market Value with respect to Incentive Options granted to a Ten Percent Shareholder); and (ii) in no event shall the Option Price per share of any Option be less than the par value per share of the Common Stock. As provided in Section 12.4(a) of the Plan, except for adjustments made pursuant to Section 3.4, the Option Price for any outstanding Option may not be decreased after the date of grant, nor may any outstanding Option granted under the Plan be surrendered to BB&T as consideration for the grant of a new Option with a lower Option Price than the original Option without shareholder approval of any such action.

4.4. Option Period; Exercise of Options. The Option Period shall be determined by the Administrator at the time the Option is granted, shall be stated in the Agreement, and shall not extend more than ten (10) years from the date on which the Option is granted (or five (5) years with respect to Incentive Options granted to a Ten Percent Shareholder). Any Option or portion thereof not exercised before expiration of the Option Period shall terminate.

4.5. No Deferral Feature. No Option shall have any feature that would allow for the deferral of compensation (within the meaning of Section 409A) other than the deferral of recognition of income until the later of the exercise or disposition of the Option or the time the shares acquired subject to the exercise of the Option first become substantially vested (as defined in Treasury Regulation Section 1.83-3(b)).

4.6. Exercise of Options.

(a) The period or periods during which, and conditions pursuant to which, an Option may become exercisable shall be determined by the Administrator in its discretion, subject to the terms of the Plan. An Option granted under the Plan that is exercisable may be exercised with respect to any number of whole shares less than the full number of whole shares for which the Option could be exercised. A partial exercise of an Option shall not affect the right to exercise the Option from time to time in accordance with the Plan and the applicable Agreement with respect to remaining shares subject to the Option or Related SAR.

(b) An Option that is exercisable may be exercised by giving notice of exercise specifying the number of shares of Common Stock to be purchased. The notice of exercise shall be in such form, made in such manner, and shall comply with such terms, conditions, and restrictions as may be established by the Administrator or its designee, which terms, conditions, and restrictions need not be the same for each grant or for each Participant.

(c) To the extent required under Section 422 of the Code, in no event shall there first become exercisable by an Employee in any one (1) calendar year Incentive Options granted by BB&T or an Affiliate with respect to shares having an aggregate Fair Market Value (determined at the time an Incentive Option is granted) greater than One Hundred Thousand Dollars ($100,000).

4.7. Payment. Unless an Agreement provides otherwise, payment upon exercise of an Option shall be in the form of cash or cash equivalent; provided that, where permitted by the Administrator and applicable laws, rules, and regulations, payment may also be made:

(a) By delivery (by either actual delivery or attestation) of shares of Common Stock owned by the Participant for a time period determined by the Administrator and otherwise acceptable to the Administrator;

(b) By shares of Common Stock withheld upon exercise;

(c) By delivery of notice of exercise to BB&T or its designee and delivery to a broker of notice of exercise and irrevocable instructions to promptly deliver to BB&T the amount of sale or loan proceeds to pay the Option Price;

(d) By such other payment methods as may be approved by the Administrator and which are acceptable under applicable law; or

(e) By any combination of the foregoing methods.

Shares tendered or withheld in payment on the exercise of an Option shall be valued at their Fair Market Value.

4.8. Nontransferability. Except as otherwise permitted by Code Section 422, an Incentive Option granted to a Participant shall be exercisable, prior to its expiration date, during the Participant’s lifetime solely by such Participant (or in the event of such Participant’s legal incapacity or incompetency, such Participant’s guardian or legal representative). Incentive Options shall not be transferable (including by sale, assignment, pledge, or hypothecation) except by will, the laws of intestate succession, beneficiary designation, or in the Administrator’s discretion (in accordance with Section 422 of the Code and related regulations, and registration provisions of the Securities Act). A Nonqualified Option granted to a Participant shall be exercisable, prior to its expiration date, during the Participant’s lifetime solely by such Participant (or in the event such Participant’s legal incapacity or incompetency, such Participant’s guardian or legal representative). Nonqualified Options shall not be transferable (including by sale, assignment, pledge, or hypothecation) except by will, the laws of intestate succession, beneficiary designation, or except as may be permitted by the Administrator in the Administrator’s discretion (in accordance with applicable law, including the Code and registration provisions of the Securities Act). No right or interest of a Participant in any Option shall be liable for, or subject to, any lien, obligation, or liability of such Participant. The designation of a beneficiary in accordance with Section 14.9 shall not constitute a transfer.

4.9. Disqualifying Dispositions. If shares of Common Stock acquired upon exercise of an Incentive Option are disposed of within two (2) years following the date of grant or one (1) year following the transfer of such shares to a Participant upon exercise, the Participant shall, promptly following such disposition, notify BB&T in writing of the date and terms of such disposition and provide such other information regarding the disposition as the Administrator may reasonably require.

4.10. Administrative Determination. Subject to the terms of the Plan and consistent with Article 13, the Administrator shall have the sole authority to determine whether and to what degree Options vest and are forfeited and to interpret the terms and conditions of Options.

ARTICLE 5

STOCK APPRECIATION RIGHTS AND PHANTOM STOCK AWARDS

5.1. Stock Appreciation Rights

(a) Grant of SARs. Subject to the terms of the Plan, the Administrator may in its discretion grant SARs to Participants, in such numbers, upon such terms, and at such times as the Administrator shall determine. SARs may be granted with respect to all or a portion of the shares of Common Stock subject to an Option as Related SARs, or may be granted separately and independently of an Option as Freestanding SARs. The base price per share of an SAR shall never be less than one hundred percent (100%) of the Fair Market Value per share of the Common Stock on the date the SAR is granted. As provided in Section 12.4(a) of the Plan, except for adjustments made pursuant to Section 3.4, the base price of any outstanding SAR granted under the Plan may not be decreased after the date of grant, nor may any outstanding SAR granted under the Plan be surrendered to BB&T as consideration for the grant of a new SAR with a lower base price than the original SAR without shareholder approval of any such action.

(b) SAR Award Agreement. Each Award of an SAR shall be evidenced by an Agreement that shall specify the exercise price, the term of the SAR, the number of shares of Common Stock to which the SAR pertains, the conditions upon which the SAR shall become vested and exercisable, and such other provisions as the Administrator shall determinate that are not inconsistent with the terms of the Plan.

(c) Related SARs. A Related SAR shall be granted concurrently with the grant of the related Option. Related SARs shall be exercisable only at the time and to the extent that the related Option is exercisable, and in no event after the complete termination or full exercise of the related Option. Upon the exercise of a Related SAR, the Option shall be canceled to the extent of the number of shares as to which the Related SAR is exercised, and upon the exercise of a related Option, the Related SAR shall be canceled to the extent of the number of shares as to which the related Option is exercised or surrendered.

(d) Freestanding SARs. A Freestanding SAR may be granted without relationship to an Option and, in such case, will be exercisable upon such terms and subject to such conditions as may be determined by the Administrator, subject to the terms of the Plan.

(e) No Deferral Feature. No SAR shall have any feature that would allow for the deferral of compensation (within the meaning of Section 409A) other than the deferral of recognition of income until the exercise of the SAR.

(f) Exercise of SARs.

(i)	Subject to the terms of the Plan, SARs shall be exercisable in whole or in part upon such terms and conditions as may be established by the Administrator and stated in the applicable Agreement. The period during which an SAR may be exercisable shall not exceed ten (10) years from the date of grant or, in the case of Related SARs, such shorter Option Period as may apply to the related Option. Any SAR or portion thereof not exercised before expiration of the period established by the Administrator shall terminate.

(ii)	SARs may be exercised by giving notice of exercise specifying the number of SARs being exercised. The notice of exercise shall be in such form, made in such manner, and comply with such terms, conditions, and restrictions as may be established by the Administrator or its designee, which terms, conditions, and restrictions need not be the same for each grant or for each Participant.

(g) Payment Upon Exercise. Subject to the limitations of the Plan, upon the exercise of an SAR, a Participant shall be entitled to receive payment from BB&T in an amount determined by multiplying (i) the difference between the Fair Market Value of a share of Common Stock on the date of exercise of the SAR over the base price of the SAR by (ii) the number of shares of Common Stock with respect to which the SAR is being exercised. Such consideration shall be paid in cash, shares of Common Stock (valued at Fair Market Value on the date of exercise of the SAR), or a combination of cash and shares of Common Stock, as determined by the Administrator. Cash payments shall be made within fifteen (15) business days of exercise; provided that if such fifteen- (15-) day period begins in one (1) calendar year and ends in another calendar year, the Participant shall have no right to designate the calendar year of payment. Shares shall be issued in accordance with Section 14.1. Unless otherwise provided in the applicable Agreement, no fractional shares of Common Stock will be issuable upon exercise of the SAR, and the Participant will receive cash in lieu of fractional shares of Common Stock.

(h) Nontransferability. Unless the Administrator determines otherwise in accordance with applicable law, including the Code, (i) SARs shall not be transferable (including by sale, assignment, pledge, or hypothecation) other than by will, the laws of intestate succession, or beneficiary designation; and (ii) SARs may be exercised during the Participant’s lifetime only by the Participant (or in the event of such Participant’s legal incapacity or incompetency, such Participant’s guardian or legal representative). The designation of a beneficiary in accordance with Section 14.9 shall not constitute a transfer.

(i) Administrative Determination. Subject to the terms of the Plan and consistent with Article 13, the Administrator shall have the sole authority to determine whether and to what degree SARs vest and are forfeited and to interpret the terms and conditions of SARs.

5.2. Phantom Stock Awards

(a) Grant of Phantom Stock Awards. Subject to the terms of the Plan, the Administrator may in its discretion grant Phantom Stock Awards to Participants, in such numbers, upon such terms, and at such times as the Administrator shall determine. Each Phantom Stock Award shall be evidenced by an Agreement containing such provisions as the Administrator shall determine that are not inconsistent with the terms of the Plan.

(b) Administrative Determination. Unless the Administrator determines otherwise in the Agreement (taking into account applicable law, including Section 409A), if the employment or service of a Participant shall terminate for any reason and the Participant has not earned all or part of a Phantom Stock Award pursuant to the terms of the Plan and individual Agreement, such Award, to the extent not then earned, shall be forfeited immediately upon the Participant’s Separation from Service and the Participant shall have no further rights with respect thereto. Subject to the terms of the Plan and consistent with Article 13, the Administrator shall have the sole authority to determine whether and to what degree Phantom Stock Awards vest and are payable and to interpret the terms and conditions of Phantom Stock Awards.

(c) Amount of Payment. Upon vesting of all or a part of a Phantom Stock Award and satisfaction of such other terms and conditions as may be established by the Administrator, the Participant shall be entitled to a payment of an amount equal to the Fair Market Value (on the date(s) of vesting (or other date or dates) set forth in the Agreement) of one (1) share of Common Stock with respect to each such hypothetical share unit which has vested. The Administrator may, however, establish a limitation on the amount payable in respect of each hypothetical share unit.

(d) Time and Form of Payment. Payment may be made, in the discretion of the Administrator, in cash or in shares of Common Stock (or in a combination thereof) valued at Fair Market Value on the applicable vesting date or dates (or other date or dates) set forth in the Agreement. Subject to Sections 5.2(e) and 14.1, in the absence of payment arrangements in the Agreement in accordance with Section 409A, payments will be made in a lump sum payment within ninety (90) calendar days of the end of the vesting period; provided, however, that if such ninety- (90-) day period begins in one (1) calendar year and ends in another calendar year, the Participant shall not have the right to designate the calendar year of payment.

(e) Payments to Specified Employees. Notwithstanding anything to the contrary in Section 5.2(d) or Section 14.1, Phantom Stock Awards payable upon a Separation from Service of a Specified Employee, to the extent they constitute nonqualified deferred compensation subject to Section 409A, shall not be paid or issued until within the thirty- (30-) day period commencing with the first day of the seventh month following the month of the Specified Employee’s Separation from Service (provided that if such thirty- (30-) day period begins in one (1) calendar year and ends in another calendar year, the Participant shall have no right to designate the calendar year of payment).

(f) No Acceleration. Except as permitted under Section 409A, no acceleration of the time or form of payment of a Phantom Stock Award shall be permitted.

(g) Nontransferability. Unless the Administrator determines otherwise in accordance with applicable law, including the Code, (i) Phantom Stock Awards shall not be transferable (including by sale, assignment, pledge, or hypothecation) other than by will, the laws of intestate succession, or beneficiary designation; (ii) Phantom Stock Awards may be exercised during the Participant’s lifetime only by the Participant (or in the event of such Participant’s legal incapacity or incompetency, such Participant’s guardian or legal representative); and (iii) shares of Common Stock (if any) subject to a Phantom Stock Award may not be sold, transferred, assigned, pledged, or otherwise encumbered until the Phantom Stock Award has vested and all other conditions established by the Administrator have been met. The designation of a beneficiary in accordance with Section 14.9 shall not constitute a transfer.

ARTICLE 6

RESTRICTED STOCK

6.1. Grant of Restricted Stock. Subject to the terms and provisions of the Plan, Restricted Stock may be granted to a Participant in such number, upon such terms, and at any time as shall be determined by the Administrator, in its sole discretion. As determined by the Administrator, each Restricted Stock Award shall be evidenced by an Agreement that specifies the number of shares of Restricted Stock granted, the Restriction Period, and such other provisions as the Administrator shall determine that are not inconsistent with the terms of the Plan. Such Restricted Stock Awards may be subject to certain conditions, which conditions must be met in order for the Restricted Stock Award to vest or be earned (in whole or in part) and no longer subject to forfeiture. The Administrator shall determine the Restriction Period, and shall determine the conditions which must be met in order for a Restricted Stock Award to vest or be earned (in whole or in part), which conditions may include, but are not limited to, payment of a stipulated purchase price for the Restricted Stock, attainment of Performance Goals, continued service or employment for a certain period of time (or combination of attainment of Performance Goals and continued service), Retirement, Disability, death, or any combination of such conditions. In the case of Restricted Stock Awards based upon Performance Measures, or a combination of Performance Measures and continued service, the Administrator shall determine the Performance Measures and Performance Goals applicable to such Restricted Stock Awards.

6.2. Share Issuance. As soon as practicable following the grant of the Restricted Stock Award, the shares of Restricted Stock shall be registered in the Participant’s name in book-entry form (or permissible electronic form), with the restrictions thereon placed on the book-entry registration (or permissible electronic form). As soon as practicable following the end of the Restriction Period (after all applicable tax withholding obligations have been satisfied by the Participant), the shares shall be registered in the Participant’s name in book-entry form (or permissible electronic form) with the restrictions (except for restrictions that may be imposed pursuant to Section 12.3) removed.

6.3. Share Custody. The Administrator shall have the right to retain custody of the shares subject to a Restricted Stock Award and to require the Participant to deliver to BB&T a stock power, endorsed in blank, with respect to such Award, until such time as the Restricted Stock Award vests or is forfeited.

6.4. Administrative Determination. Unless the Administrator determines otherwise, each Agreement shall set forth the extent to which a Participant shall vest in or forfeit a Restricted Stock Award following termination of the Participant’s employment with or provision of services to BB&T or any Affiliate, as the case may be. Such provisions shall be determined in the sole discretion of the Administrator, shall be included in the Agreement entered into with each Participant, need not be uniform among all shares of Restricted Stock and may reflect distinctions based on the reasons for termination. Subject to the terms of the Plan and consistent with Article 13, the Administrator shall have the authority and power to determine whether or not the conditions of the Restricted Stock Award have been met and to determine the terms and conditions of Restricted Stock Awards.

6.5. No Deferral Feature. No Restricted Stock Award shall have any feature that would allow for the deferral of compensation (within the meaning of Section 409A) other than the deferral of income until the restrictions thereon lapse.

6.6. Nontransferability. Unless the Administrator determines otherwise in accordance with applicable law, including the Code, (i) Restricted Stock Awards shall not be transferable (including by sale, assignment, pledge, or hypothecation) other than by will, the laws of intestate succession or beneficiary designation; and (ii) shares of Restricted Stock may not be sold, transferred, assigned, pledged or otherwise encumbered until the restrictions thereon lapse. The designation of a beneficiary in accordance with Section 14.9 shall not constitute a transfer.

ARTICLE 7

RESTRICTED STOCK UNITS

7.1. Grant of Restricted Stock Unit Awards. Subject to the terms of the Plan, the Administrator may in its discretion grant Restricted Stock Unit Awards to Participants in such numbers, upon such terms and conditions, and at such times as the Administrator shall determine. Each grant of Restricted Stock Units shall be evidenced by an Agreement that shall specify the number of Restricted Stock Units granted, the Restriction Period, and such other provisions as the Administrator shall determine that are not inconsistent with the terms of the Plan. Such Restricted Stock Units may be subject to certain conditions, which conditions must be met in order for the Restricted Stock Unit Award to vest or be earned (in whole or in part) and no longer subject to forfeiture. The Administrator shall determine the Restriction Period, and shall determine the conditions which must be met in order for a Restricted Stock Unit Award to vest or be earned (in whole or in part), which conditions may include, but are not limited to, payment of a stipulated purchase price for the Restricted Stock Unit Award, attainment of Performance Goals, continued service or employment for a certain period of time (or a combination of attainment of Performance Goals and continued service), Retirement, Disability, death, or any combination of such conditions. In the case of Restricted Stock Unit Awards based upon Performance Measures, or a combination of Performance Measures and continued service, the Administrator shall determine the Performance Measures and Performance Goals applicable to such Restricted Stock Unit Awards.

7.2. Administrative Determination. Unless the Administrator determines otherwise in the Agreement (taking into account applicable law, including Section 409A), if the employment or service of a Participant shall terminate for any reason and all or part of a Restricted Stock Unit Award has not vested or been earned pursuant to the terms of the Plan and the Agreement, such Award, to the extent not then earned, shall be forfeited immediately upon the Participant’s Separation from Service and the Participant shall have no further rights with respect thereto. Subject to the terms of the Plan and consistent with Article 13 and Section 409A, the Administrator shall have the sole authority to determine whether and to what degree the Restricted Stock Unit Awards have vested or have been earned and are payable, and to interpret the terms and conditions of the Restricted Stock Unit Awards.

7.3. Time and Form of Payment. Restricted Stock Units shall be payable in cash or whole shares of Common Stock, or partly in cash and partly in whole shares of Common Stock, in accordance with the terms of the Plan and in the discretion of the Administrator. Subject to Section 7.4, in the absence of other payment arrangements in the Agreement in accordance with Section 409A, payments related to Restricted Stock Units shall be made in a lump sum within ninety- (90-) calendar days of the end of the Restriction Period; provided that if such ninety- (90-) day period begins in one (1) calendar year and ends in another calendar year, the Participant shall have no right to designate the calendar year of payment. Issuance of shares shall be made in accordance with Section 14.1.

7.4. Payments to Specified Employees. Notwithstanding anything to the contrary in Section 7.3 or Section 14.1, Restricted Stock Units payable upon a Separation from Service of a Specified Employee, to the extent such Restricted Stock Units constitute nonqualified deferred compensation subject to Section 409A, shall not be paid or issued until within the thirty- (30-) day period commencing with the first day of the seventh month following the month of the Specified Employee’s Separation from Service (provided that if such thirty- (30-) day period begins in one (1) calendar year and ends in another calendar year, the Participant shall have no right to designate the calendar year of payment).

7.5. No Acceleration. Except as permitted under Section 409A and as provided in the Agreement, no acceleration of the time or form of payment of a Restricted Stock Unit Award shall be permitted.

7.6. Nontransferability. Unless the Administrator determines otherwise in accordance with applicable law, including the Code, Restricted Stock Unit Awards shall not be transferable (including by sale, assignment, pledge, or hypothecation) other than by will, the laws of intestate succession, or beneficiary designation. The designation of a beneficiary in accordance with Section 14.9 shall not constitute a transfer.

ARTICLE 8

PERFORMANCE AWARDS

8.1. Grant of Performance Awards. Subject to the terms of the Plan, the Administrator may in its discretion grant Performance Awards to such Participants in such amounts, upon such terms and conditions and at such times as the Administrator shall determine. The Administrator shall determine the nature, length, and starting date of the Performance Period during which a Performance Award may be earned, and shall determine the conditions which must be met in order for a Performance Award to vest or be earned (in whole or in part), which conditions may include but are not limited to specified Performance Goals, continued service or employment for a certain period of time, or a combination of such conditions. In the case of Performance Awards based upon Performance Measures, or a combination of Performance Measures and continued service, the Administrator shall determine the Performance Measures and Performance Goals applicable to such Performance Awards.

8.2. Performance Awards. Performance Awards may be in the form of Performance Shares, Performance Units, and/or LTIP Awards. As specified in an Agreement, (i) an Award of a Performance Share is a grant of a right to receive shares of Common Stock (or cash equal to the Fair Market Value thereof or a combination thereof) which is contingent upon the achievement of performance or other objectives (including, without limitation, Performance Goals) during a specified period (including, without limitation, a Performance Period) and which has a value on the date of grant equal to the Fair Market Value of a share of Common Stock; and (ii) an Award of a Performance Unit is a grant of a right to receive shares of Common Stock (or cash equal to the Fair Market Value thereof, or a combination thereof) in the future, which is contingent upon the achievement of performance or other objectives (including, without limitation, Performance Goals) during a specified period (including, without limitation, a Performance Period), and which has an initial value determined in a dollar amount established by the Administrator at the time of grant, and (iii) an LTIP Award is a grant of the right to receive cash (or shares of Common Stock with a Fair Market Value equal to the cash value of the Award) which is contingent upon the achievement of performance or other objectives (including, without limitation, Performance Goals) during a specified period (including, without limitation, a Performance Period).

8.3. Time and Form of Payment. Payment of the amount to which a Participant shall be entitled upon earning a Performance Award shall be made in cash, shares of Common Stock, or a combination of cash and shares of Common Stock, as determined by the Administrator in its sole discretion. Subject to Section 8.4, in the absence of other payment arrangements in the Agreement in accordance with Section 409A, payments related to Performance Awards shall be made in a lump sum within ninety (90) calendar days of the end of the Performance Period; provided that if such ninety- (90-) day period begins in one (1) calendar year and ends in another calendar year, the Participant shall have no right to designate the calendar year of payment. Any issuance of shares shall be made in accordance with Section 14.1.

8.4. Payments to Specified Employees. Notwithstanding anything to the contrary in Section 8.3 or Section 14.1, Performance Awards payable upon a Separation from Service of a Specified Employee, to the extent they constitute nonqualified deferred compensation subject to Section 409A, shall not be paid or issued until within the thirty- (30-) day period commencing with the first day of the seventh month following the month of the Specified Employee’s Separation from Service (provided that if such thirty- (30-) day period begins in one (1) calendar year and ends in another calendar year, the Participant shall have no right to designate the calendar year of payment).

8.5. No Acceleration. Except as permitted under Section 409A and as provided in the Agreement, no acceleration of the time or form of payment of a Performance Award shall be permitted.

8.6. Administrative Determination. Unless the Administrator determines otherwise in the Agreement (taking into account applicable law, including Section 409A), if the employment or service of a Participant shall terminate for any reason and the Participant has not earned all or part of a Performance Award pursuant to the terms of the Plan and individual Agreement, such Award, to the extent not then earned, shall be forfeited immediately upon the Participant’s Separation from Service and the Participant shall have no further rights with respect thereto. Subject to the terms of the Plan and consistent with Article 13, the Administrator shall have the sole authority to determine whether and to what degree Performance Awards have been earned and are payable and to interpret the terms and conditions of Performance Awards.

8.7. Nontransferability. Unless the Administrator determines otherwise in accordance with applicable law, including the Code, (i) Performance Awards shall not be transferable (including by sale, assignment, pledge, or hypothecation) other than by will, the laws of intestate succession, or beneficiary designation; and (ii) shares of Common Stock subject to a Performance Award may not be sold, transferred, assigned, pledged, or otherwise encumbered until the Performance Period has expired and all conditions to earning the Award have been met. The designation of a beneficiary in accordance with Section 14.9 shall not constitute a transfer.

ARTICLE 9

ANNUAL INCENTIVE PERFORMANCE AWARDS

FOR COVERED EMPLOYEES

9.1. Eligibility. Covered Employees and Employees selected by the Administrator who are or are determined by the Administrator as likely to become Covered Employees will be eligible to receive Annual Incentive Performance Awards under this Article 9.

9.2. Performance Goals; Annual Corporate Incentive Pool. No later than ninety (90) days after the commencement of each Performance Period (or such earlier date as is required under Section 162(m)), the Administrator shall establish, in writing, Performance Goals for the Performance Period and the maximum amount of the Annual Corporate Incentive Pool.

9.3. Individual Incentive Opportunity. No later than ninety (90) days after the commencement of each Performance Period (or such earlier date as is required under Section 162(m)), the Administrator shall, in writing, allocate a percentage share of the Annual Corporate Incentive Pool to each Participant who is eligible under Section 9.1. The sum of the percentages of the Individual Incentive Opportunities under this Article 9 shall not exceed one hundred percent (100%); and no Participant’s Individual Incentive Opportunity for a Performance Period shall exceed Seven Million Five Hundred Thousand Dollars ($7,500,000) of the total Annual Corporate Incentive Pool.

9.4. Administrator’s Annual Incentive Performance Award Determination. After the end of each Performance Period, the Administrator shall determine the actual amount of the Annual Corporate Incentive Pool based upon the achievement of the Performance Goals for such Performance Period, which shall not be subject to increase under the pre-established formula. The Administrator shall then calculate the Participant’s allocated portion of the actual Annual Corporate Incentive Pool for such Performance Period based upon the percentage allocated to the Participant at the beginning of the Performance Period. The Administrator will then determine, and set forth in writing, whether the Participant is entitled to all of the Participant’s Individual Incentive Opportunity

for such Performance Period or a lesser amount (provided, however, that the Administrator’s exercise of negative discretion to reduce a Participant’s Individual Incentive Opportunity shall not result in an increase in the amount of another Participant’s Individual Incentive Opportunity or Annual Incentive Performance Award payment). The Administrator shall have no discretion to increase the amount of compensation payable upon attainment of the Performance Goals. If a Participant’s employment with BB&T and its Affiliates is terminated by reason of death or Disability during a Performance Period, and the Participant has been actively employed by BB&T or its Affiliates during a portion of such Performance Period, such Participant shall be eligible for an Annual Incentive Performance Award under this Article 9 in accordance with the provisions of this Article 9 by applying a fraction to the Award the Participant would have otherwise received had the Participant continued to be employed for the entire Performance Period, the numerator of which shall be the number of full calendar months of employment during such Performance Period and the denominator of which shall be twelve (12).

9.5. Time and Form of Payments. Awards determined by the Administrator to be paid to Participants shall be paid in cash between January 1 and March 15 of the Fiscal Year following the end of the Performance Period applicable to the Award.

9.6. Change of Control. Notwithstanding any other provision in the Plan or this Article 9 to the contrary, in the event of a Change of Control, the Administrator in its sole discretion and without liability to any person may take such actions, if any, as it deems necessary or advisable with respect to any Award under this Article 9, including, without limitation, (i) the acceleration of payment of an Award, (ii) the payment of a cash amount in exchange for the cancellation of an Award, and/or (iii) the requiring of the issuance of substitute Awards that will substantially preserve the value, rights, and benefits of any affected Awards previously granted hereunder; provided, however, that the Administrator may not exercise any discretion under the Plan to reduce the amount payable in respect of any Award relating to a Performance Period which ended prior to the date of such Change of Control but which Award had not been paid out at the time of the Change of Control, and such Awards shall be paid out entirely in cash as promptly as practicable following the Change of Control, unless this right has been waived by the Participant.

ARTICLE 10

ANNUAL INCENTIVE PERFORMANCE AWARDS

FOR EMPLOYEES OTHER THAN COVERED EMPLOYEES

10.1. Eligibility. Employees selected by the Administrator who are not Covered Employees (and not determined by the Administrator as likely to become Covered Employees) will be eligible to receive Annual Incentive Performance Awards under this Article 10.

10.2. Performance Goals. No later than ninety (90) days after the commencement of each Performance Period (or such earlier date as is required under Section 409A), the Administrator shall establish, in writing, Performance Goals for the Performance Period.

10.3. Target Awards. No later than ninety (90) days after the commencement of each Performance Period (or such earlier date as is required under Section 409A), the Administrator shall, in writing, establish target awards for Participants who are eligible under Section 10.1.

10.4. Administrator’s Annual Incentive Performance Award Determination. After the end of each Performance Period, the Administrator shall determine the actual amount of the Participant’s Annual Incentive Performance Award based upon the achievement of the Performance Goals for such Performance Period. The Administrator will then determine, and set forth in writing, whether the Participant is entitled to all of the Participant’s Individual Incentive Opportunity for such Performance Period or a lesser amount. The Administrator may, in its discretion, increase or decrease the amount of compensation otherwise payable under this Article 10. To be entitled to an Annual Incentive Performance Award under this Article 10, except as the Administrator shall otherwise determine, a Participant must be employed by BB&T or an Affiliate on the last day of the Performance Period. Notwithstanding the foregoing, if a Participant’s employment with BB&T and its Affiliates is terminated during a Performance Period by reason of death, Disability, or Retirement, and the Participant has been actively employed by BB&T or its Affiliates during a portion of such Performance Period, such Participant shall be eligible for an Annual Incentive Performance Award under this Article 10 in the discretion of the Administrator. The determination of any such Award shall be made by the Administrator in accordance with the provisions of this Article 10.

10.5. Time and Form of Payments. Awards determined by the Administrator to be paid to Participants shall be paid in cash between January 1 and March 15 of the Fiscal Year following the end of the Performance Period applicable to the Award.

10.6. Change of Control. Notwithstanding any other provision in the Plan or this Article 10 to the contrary, in the event of a Change of Control, the Administrator in its sole discretion and without liability to any person may take such actions, if any, as it deems necessary or advisable with respect to any Award under this Article 10, including, without limitation, (i) the acceleration of payment of an Award, (ii) the payment of a cash amount in exchange for the cancellation of an Award, and/or (iii) the requiring of the issuance of substitute Awards that will substantially preserve the value, rights, and benefits of any affected Awards previously granted hereunder; provided, however, that the Administrator may not exercise any discretion under the Plan to reduce the amount payable in respect of any Award relating to a Performance Period which ended prior to the date of such Change of Control but which Award had not been paid out at the time of the Change of Control, and such Awards shall be paid out entirely in cash as promptly as practicable following the Change of Control, unless this right has been waived by the Participant.

ARTICLE 11

SECTION 162(m) PROVISIONS

11.1. Covered Employees. Notwithstanding any other provision of the Plan, if the Administrator determines at the time an Award is granted to a Participant (i) the Participant is, or will be, as of the end of the Fiscal Year in which BB&T would claim a tax deduction in connection with such Award, a Covered Employee, and (ii) that BB&T desires to obtain a tax deduction with respect to such Award, then this Article 11 shall be applicable to such Award.

11.2. Performance Criteria. If the Administrator determines that an Award is intended to be subject to this Article 11, the lapsing of restrictions thereon and the payment and distribution of cash, shares of Common Stock, or other property pursuant thereto, as applicable, shall be subject to the achievement of one (1) or more Performance Goals. The Administrator shall, in its sole discretion, designate within the first ninety (90) days of a Performance Period (or, if shorter, within the maximum period allowed under Section 162(m)) which Participants will be eligible to receive Awards in respect of such Performance Period. However, such designation of a Participant as eligible to receive an Award for a Performance Period shall not in any manner entitle such Participant to receive payment in respect of any Award for such Performance Period. Within the first ninety (90) days of a Performance Period (or, if shorter, within the maximum period allowed under Section 162(m)), the Administrator shall, with regard to Awards to be issued for such Performance Period, exercise its discretion and select (and record the same in writing): (i) the length of the Performance Period; (ii) the type(s) of Awards to be granted; (iii) the Performance Measure(s) that will be used to establish the Performance Goal(s); (iv) the kind(s) and/or level(s) of the Performance Goal(s) that is/are to apply to the Award(s); and (v) any objective and nondiscretionary formula applicable to the Awards and the Performance Goal(s).

11.3. Certification. Following the completion of a Performance Period, the Administrator shall review and certify in writing whether, and to what extent, the Performance Goals for the Performance Period have been achieved and, if achieved, to calculate and certify in writing the amount of the “qualified performance-based compensation” (within the meaning of Section 162(m)) earned for the Performance Period.

11.4. Negative Discretion. With respect to any Award that is subject to this Article 11, the Administrator may adjust downwards, but not upwards, the amount payable pursuant to such Award. In no event may the portion of any Award incentive pool allocated to a Covered Employee no later than ninety (90) days after the commencement of each Performance Period (or such earlier date as is required under Section 162(m)) be increased in any way, including as a result of the reduction of any other Participant’s allocated portion. The Administrator may not in any circumstances waive the achievement of the applicable Performance Goals, except as, and to the extent, permitted by Section 162(m).

11.5. Section 162(m) Performance-Based Compensation. To the extent to which Section 162(m) is applicable, BB&T intends that compensation paid under the Plan to Covered Employees will, to the extent possible, constitute “qualified performance-based compensation” within the meaning of Section 162(m) and related regulations. Accordingly, Awards granted to Covered Employees which are intended to qualify for the performance-based exception under Code Section 162(m) and related regulations shall be deemed to include any such additional terms, conditions, limitations and provisions as are necessary to comply with the performance-based compensation exemption of Section 162(m).

11.6. Deferral. If the Administrator reasonably anticipates that the deduction with respect to a payment would not be permitted solely due to the application of Section 162(m), the Administrator may defer that amount of the payment to the extent deemed necessary to ensure deductibility; provided, however, that (i) the deduction limitation of Section 162(m) shall be applied to all payments to similarly situated Participants on a reasonably consistent basis; (ii) the payment must be made by the earliest of (x) during BB&T’s (or the Affiliate’s) first taxable year in which BB&T (or the Affiliate) reasonably anticipates, or should reasonably anticipate, that if the payment is made during such year, the deduction of such payment will not be barred by application of Section 162(m) or (y) during the period beginning with the date of the Participant’s Separation from Service and ending on the later of the last day of the taxable year of BB&T (or the Affiliate) in which the Participant incurs a Separation from Service or the fifteenth day of the third month following the Participant’s Separation from Service; (iii) where any payment to a particular Participant is delayed because of Section 162(m), the delay in payment will be treated as a subsequent deferral election unless all scheduled payments to such Participant that could be delayed are also delayed; (iv) where a payment is delayed to a date on or after the Participant’s Separation from Service, the payment will be considered a payment upon a Separation from Service for purposes of the Section 409A six- (6-) month delay for Specified Employees; and (v) no election may be provided to a Participant with respect to the timing of payment hereunder.

ARTICLE 12

GENERALLY APPLICABLE PROVISIONS

12.1. Dividends and Dividend Equivalents. Except with regard to Options and SARs, the Administrator may, in its sole discretion, provide that Awards granted under the Plan earn dividends or dividend equivalents. Subject to compliance with applicable law, such dividends or dividend equivalents may be paid currently or may be credited to a Participant’s account, and any crediting of dividends or dividend equivalents may be subject to such restrictions and conditions as the Administrator may establish, including reinvestment in additional shares of Common Stock or share equivalents. No dividends or dividend equivalents shall be granted with respect to Options or SARs.

12.2. Effect of Termination. The Administrator shall determine the extent, if any, to which a Participant shall have any rights with respect to an Award (including but not limited to the right to exercise all or part of an Option or SAR or the timing for all or part of an Annual Incentive Performance Award, Performance Award, Phantom Stock Award, or Restricted Award to vest or be earned) following the Participant’s Separation from Service with BB&T or an Affiliate. Such provisions will be determined in the sole discretion of the Administrator (subject to Section 409A and Section 162(m)), shall be included in the Agreement relating to such Award, need not be uniform among all Awards issued under the Plan, and may reflect distinctions based on the reasons for Separation from Service.

12.3. Restrictions on Awards and Shares. BB&T may impose such restrictions on Awards and shares or any other benefits underlying Awards hereunder as it may deem advisable, including without limitation restrictions under the Code and federal securities laws, the requirements of any stock exchange or similar organization, and any blue sky, state, or foreign securities laws applicable to such securities. Notwithstanding any other Plan provision to the contrary, BB&T shall not be obligated to issue, deliver, or transfer shares of Common Stock under the Plan, make any other distribution of benefits under the Plan, or take any other action, unless such delivery, distribution, or action is in compliance with all applicable laws, rules, and regulations (including but not limited to the requirements of the Code and the Securities Act). BB&T may cause a restrictive legend to be placed on any shares of Common Stock issued pursuant to an Award hereunder in such form as may be prescribed from time to time by applicable laws and regulations or as may be advised by legal counsel.

12.4. Amendment and Termination of the Plan.

(a) The Plan may be amended, altered, or terminated at any time by the Board; provided, that (i) approval of an amendment to the Plan by the shareholders of BB&T shall be required to the extent, if any, that shareholder approval of such amendment is required by applicable law, rule, or regulation; (ii) except for adjustments made pursuant to Section 3.4, the Option Price for any outstanding Option or base price of any outstanding SAR granted under the Plan may not be decreased after the date of grant, nor may any outstanding Option or SAR granted under the Plan be surrendered to BB&T as consideration for the grant of a new Option or SAR with a lower Option Price or base price than the original Option or SAR, as the case may be, without shareholder approval of any such action; and (iii) there shall be no cash-outs of Options or SARs without shareholder approval thereof. (Effective April 25, 2017)

(b) Subject to Section 409A, the Administrator may amend, alter, or terminate any Award granted under the Plan, prospectively or retroactively; provided, however, except as otherwise provided in Section 14.19 and 14.20 of the Plan, such amendment, alteration, or termination of an Award shall not, without the consent of the recipient of an outstanding Award, materially adversely affect the rights of the recipient with respect to the Award.

12.5. Adjustment of Awards upon the Occurrence of Certain Events. Subject to compliance with the provisions of Article 11, the Administrator shall have authority to make adjustments to the terms and conditions of Awards in recognition of certain events affecting BB&T or any Affiliate, or the financial statements of BB&T or any Affiliate, or of changes in applicable laws, regulations, or accounting principles, if the Administrator determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or necessary or appropriate to comply with applicable laws, rules, or regulations; provided, however, that all adjustments shall be made in a manner compliant with Section 409A, and such adjustment shall not be made to Awards of Covered Employees in violation of Section 162(m).

12.6. Cash Settlement. Notwithstanding any provision of the Plan, an Award or an Agreement to the contrary, the Administrator may cause any Award granted under the Plan to be canceled in consideration of a substitute award or cash payment of an equivalent cash value, as determined by the Administrator, made to the holder of such canceled Award; provided that the Administrator shall consider the effect of Section 409A and Section 424(a) of the Code and Section 12.4(a) hereof.

ARTICLE 13

ADMINISTRATION

13.1. General. The Plan shall be administered by the Administrator; provided, however, (i) the Board shall have sole authority to grant Awards to Directors who are not Employees, and (ii) the Committee shall have sole authority to grant Awards to Covered Employees and to Employees subject to Rule 16b-3.

13.2. Authority of Administrator. Subject to the provisions of the Plan, the Administrator shall have full and final authority in its discretion to take any action with respect to the Plan including, without limitation, the authority:

(a) to determine all matters relating to Awards, including selection of individuals to be granted Awards, the types of Awards, the number of shares of Common Stock, if any, subject to an Award, and all provisions (including terms, conditions, restrictions, and limitations) of an Award, which need not be identical;

(b) to prescribe the form or forms of the Agreements evidencing any Awards granted under the Plan;

(c) to establish, amend, and rescind rules and regulations for the administration of the Plan; and

(d) to construe and interpret the Plan, Awards, and Agreements made under the Plan; to establish, amend, and revoke rules and regulations for the Plan’s administration; and to interpret rules and regulations for administering the Plan, and to make all other determinations deemed necessary or advisable for administering the Plan (including, without limitation, the determination of Fair Market Value).

The express grant in the Plan of any specific power to the Administrator shall not be construed as limiting any power or authority of the Administrator. Any decision made, or action taken, by the Administrator in connection with the administration of the Plan shall be final and conclusive.

The Administrator shall also have authority, in its sole discretion (except to the extent precluded by Section 409A or Section 162(m)):

(i)	to accelerate the date on which any Award which was not otherwise exercisable, vested, or earned shall become exercisable, vested, or earned in whole or in part without any obligation to accelerate such date with respect to any other Award granted to any recipient;

(ii)	to modify or extend the terms and conditions for exercise, vesting, or earning of an Award, and to correct any defect, omission, or inconsistency in any Award;

(iii)	to specify in an Agreement that a Participant’s rights, payments, and/or benefits with respect to an Award (including but not limited to any shares issued or issuable and/or cash paid or payable with respect to an Award) shall be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but shall not be limited to, Separation from Service for cause; violation of BB&T or Affiliate policies; breach of non-solicitation, noncompetition, confidentiality or other restrictive covenants that may apply to the Participant; or other conduct by the Participant that is determined by the Administrator to be detrimental to the business or reputation of BB&T or any Affiliate; and

(iv)	to establish terms and conditions of Awards (including but not limited to the establishment of subplans) as the Administrator determines to be necessary or appropriate to conform to the applicable requirements or practices of jurisdictions outside of the United States.

In addition to action taken by meeting in accordance with applicable laws, any action of the Administrator with respect to the Plan may be taken by a written instrument signed by all of the members of the Board or Committee, as appropriate, and any such action so taken by written consent shall be as fully effective as if it had been taken by a majority of the members at a meeting duly held and called. No member of the Board or Committee, as applicable, shall be liable for any action or determination made in good faith with respect to the Plan, an Award, or an Agreement. The members of the Board or Committee, as applicable, shall be entitled to indemnification and reimbursement in the manner provided in BB&T’s articles of incorporation or bylaws or pursuant to applicable law. All expenses of administering the Plan shall be borne by BB&T.

13.3. Delegation of Authority. Notwithstanding the other provisions of Article 13, to the extent permitted by applicable law, the Administrator may delegate, within limits it may establish from time to time, to (i) a subcommittee of the Committee, or (ii) one or more senior executive officers of BB&T, or (iii) Employees who are not Covered Employees and who are not subject to Section 16 of the Exchange Act, the authority to grant Awards, and to make any or all of the determinations reserved for the Administrator in the Plan with respect to such Awards (subject to any restrictions imposed by applicable laws, rules, and regulations and such terms and conditions as may be established by the Administrator in accordance with the Plan); provided, however, that, to the extent required by Section 16 of the Exchange Act or Section 162(m), the Participant, at the time of such grant or other determination, (i) is not deemed to be an officer or director of BB&T within the meaning of Section 16 of the Exchange Act; and (ii) is not deemed to be a Covered Employee. To the extent that the Administrator has delegated authority to grant Awards pursuant to this Section 13.3 to a subcommittee of the Committee, or to one or more senior executive officers of BB&T, or to Employees who are not Covered Employees and who are not subject to Section 16(b) of the Exchange Act, references to the Administrator shall include references to such subcommittee or such senior executive officer or officers, or such Employees, subject, however, to the requirements of the Plan, Rule 16b-3, Section 162(m) and other applicable laws, rules, and regulations. The Administrator may revoke or amend the terms of a delegation at any time but such action shall not invalidate any prior actions of the Administrator’s delegate or delegates that were consistent with the terms of the Plan.

ARTICLE 14

MISCELLANEOUS

14.1. Shareholder Rights. Except as otherwise determined by the Administrator (and subject to the provisions of the Plan, a Participant (and the Participant’s legal representative, legatees, or distributees) shall not be deemed to be the holder of any shares of Common Stock subject to an Award and shall not have any rights of a shareholder unless and until such shares of Common Stock have been issued to her, him or them under the Plan. Shares of Common Stock acquired upon exercise of an Option or SAR shall be issued in the name of the Participant (or the Participant’s beneficiary) and distributed to the Participant (or his or her beneficiary) as soon as practicable following receipt of notice of exercise and, with respect to Options, payment of the purchase price (except as may otherwise be determined by BB&T in the event of payment of the Option Price pursuant to Section 4.7 herein); provided that such shares of Common Stock shall be issued within thirty (30) business days of notice of exercise (and if such thirty- (30-) day period begins in one (1) calendar year and ends in another, the Participant shall have no right to designate the calendar year of issuance). Except as otherwise provided in the Plan or in an Agreement in accordance with Section 409A, any shares of Common Stock issuable pursuant to a Performance Award, Phantom Stock Award or Restricted Award shall be issued in the name of the Participant (or the Participant’s beneficiary); provided that such shares of Common Stock shall be registered within the time required for payment pursuant to Articles 5, 6, 7, and 8.

14.2. Taxes. The recipient of an Award or of any Award payment is responsible for the payment of all applicable taxes thereon. BB&T and its Affiliates shall withhold all required local, state, federal, foreign, and other taxes and any other amount required to be withheld by any governmental authority or law from any amount payable in cash with respect to an Award, and all payments or distributions pursuant to the Plan may be made net of any applicable taxes. Prior to the issuance and delivery of shares of Common Stock or any other benefit conferred under the Plan, BB&T shall require any recipient of an Award to pay to BB&T in cash the amount of any tax or other amount required by any governmental authority to be withheld and paid over by BB&T to such authority for the account of such recipient. Notwithstanding the foregoing, the Administrator may establish procedures to permit a recipient to satisfy such obligation in whole or in part, and any local, state, federal, foreign, or other income tax obligations relating to such an Award, by electing (the “election”) to have BB&T withhold shares of Common Stock from the shares to which the recipient is entitled. The number of shares to be withheld shall have a Fair Market Value as of the date that the amount of tax to be withheld is determined as nearly equal as possible to the amount of such obligations being satisfied. Each election must be made in writing to the Administrator in accordance with election procedures established by the Administrator, including, without limitation, procedures established by the Administrator after BB&T’s adoption of ASU 2016-09, Compensation—Stock Compensation (Topic 718) dated March, 2016. The Administrator, in its discretion but subject to applicable law including, without limitation, Section 409A, may apply any amounts payable under the Plan as a setoff to satisfy any liabilities owed by the recipient to BB&T and its Affiliates. (Effective April 25, 2017)

14.3. Section 16(b) Compliance. To the extent that any Participants in the Plan are subject to Section 16(b) of the Exchange Act, it is the general intention of BB&T that transactions under the Plan shall comply with Rule 16b-3 and that the Plan shall be construed in favor of such Plan transactions meeting the requirements of Rule 16b-3 or any successor rules thereto. Notwithstanding anything in the Plan to the contrary, the Administrator, in its sole and absolute discretion, may bifurcate the Plan so as to restrict, limit, or condition the use of any provision of the Plan to Participants who are officers or directors subject to Section 16 of the Exchange Act without so restricting, limiting, or conditioning the Plan with respect to other Participants.

14.4. Section 409A. To the extent applicable, BB&T intends that the Plan comply with Section 409A, and the Plan shall be construed in a manner to comply with Section 409A. Should any provision be found not in compliance with Section 409A, Participants shall be contractually obligated to execute any and all amendments to Awards deemed necessary and required by legal counsel for BB&T to achieve compliance with Section 409A. By acceptance of an Award, Participants irrevocably waive any objections they may have to the amendments required by Section 409A. Participants also agree that in no event shall any payment required to be made pursuant to the Plan that is considered “nonqualified deferred compensation” within the meaning of Section 409A be accelerated in violation of Section 409A. In the event a Participant is a Specified Employee, and payments that are nonqualified deferred compensation cannot commence until the lapse of six (6) months after a Separation from Service, then any such payments that would be paid during such six- (6-) month period in a single lump sum shall be made on the date that is within the thirty- (30-) day period commencing with the first day of the seventh month after the month of the Participant’s Separation from Service (provided that if such thirty- (30-) day period begins in one (1) calendar year and ends in another calendar year, the Participant shall have no right to designate the calendar year of payment). Furthermore, the first six (6) months of any such payments of nonqualified deferred compensation that would be paid in installments shall be paid within the thirty- (30-) day period commencing with the first day of the seventh month following the month of the Participant’s Separation from

Service (provided that if such thirty- (30-) day period begins in one (1) calendar year and ends in another calendar year, the Participant shall have no right to designate the calendar year of payment). All remaining installment payments shall be made or provided as they would ordinarily have been under the provisions of the Agreement. Notwithstanding any other provision of the Plan, the tax treatment of Awards under the Plan shall not be, and is not, warranted or guaranteed. Neither BB&T, any Affiliate, the Board, the Committee, Administrator, nor any of their delegatees shall be held liable for any taxes, penalties, or other monetary amounts owed by a Participant, his beneficiary, or other person as a result of the grant, modification, or amendment of an Award or the adoption, modification, amendment, or administration of the Plan.

14.5. No Right or Obligation of Continued Employment or Service. Neither the Plan, the grant of an Award, nor any other action related to the Plan shall confer upon any individual any right to continue in the service of BB&T or an Affiliate as an Employee, Director, or Independent Contractor or affect in any way with the right of BB&T or an Affiliate to terminate an individual’s employment or service at any time.

14.6. Unfunded Plan; No Effect on Other Plans.

(a) The Plan shall be unfunded, and BB&T shall not be required to create a trust or segregate any assets that may at any time be represented by Awards under the Plan. The Plan shall not establish any fiduciary relationship between BB&T or any Affiliate and any Participant or other person. Neither a Participant nor any other person shall, by reason of the Plan, acquire any right in or title to any assets, funds, or property of BB&T or any Affiliate, including, without limitation, any specific funds, assets, or other property which BB&T or any Affiliate, in its discretion, may set aside in anticipation of a liability under the Plan. A Participant shall have only a contractual right to the Common Stock, cash, or other amounts, if any, payable under the Plan, unsecured by any assets of BB&T or any Affiliate. Nothing contained in the Plan shall constitute a guarantee that the assets of such entities shall be sufficient to pay any amounts to any person.

(b) The amount of any compensation deemed to be received by a Participant pursuant to an Award shall not constitute compensation with respect to which any other employee benefits of such Participant are determined, including, without limitation, benefits under any bonus, pension, profit sharing, life insurance, or salary continuation plan, except as otherwise specifically provided by the terms of such plan or as may be determined by the Administrator.

(c) The adoption of the Plan shall not affect any other stock incentive or other compensation plans maintained by BB&T or any Affiliate, nor shall the Plan preclude BB&T from establishing any other forms of stock incentive or other compensation for employees or service providers of BB&T or any Affiliate.

14.7. Applicable Law. The Plan shall be governed by and construed in accordance with the laws of the State of North Carolina, without regard to the conflict of laws provisions of any state, and in accordance with applicable United States federal laws.

14.8. Deferrals. Except as otherwise provided in the Plan, the Administrator may permit or require, at the time an Award is granted, a Participant to defer receipt of the delivery of shares of Common Stock, the payment of cash, or the provision of any other benefit that would otherwise be due pursuant to the exercise, vesting, or earning of an Award. If any such deferral is required or permitted, the Administrator shall, in its discretion, establish rules and procedures in writing for such deferrals in accordance with Section 409A.

14.9. Beneficiary Designation. Except with respect to Annual Incentive Performance Awards payable pursuant to Articles 9 and 10, or as otherwise impermissible under applicable law, a Participant shall have the right to designate a beneficiary or beneficiaries to whom any benefit, or settlement of Awards, under the Plan is to be paid in case of the Participant’s death before the Participant receives any or all of such benefit or settlement of Awards; and to amend or revoke such designation at any time in writing. Such designation, amendment or revocation shall be effective upon receipt by the Administrator. The Administrator shall have sole discretion to approve and interpret the form or forms of such beneficiary designation. If no beneficiary designation is made, or if the beneficiary designation is held invalid, or if no beneficiary survives the Participant and benefits are determined to be payable following the Participant’s death, the Administrator shall direct that payment of benefits be made to the Participant’s estate.

14.10. Payments on Behalf of Incapacitated Individuals. The Administrator, upon the receipt of satisfactory evidence of the physical, mental, or legal incapacity of any individual entitled to receive a payment under the Plan and satisfactory evidence that another person or institution is legally authorized to act on behalf of such incapacitated individual, may cause any payment otherwise payable to the individual to be made to such person or institution. Payment to such person or institution shall be in full satisfaction of all claims by or through such incapacitated individual to the extent of the amount thereof and shall completely discharge BB&T, the Administrator and the Plan of all further obligations hereunder.

14.11. Notices. Each Participant and each beneficiary shall be responsible for furnishing the Administrator with his or her current address (including email address) for the mailing of notices, reports, and benefit payments; provided, however, that the Administrator may use the last address on file with it as a valid address. Any notice required or permitted to be given to any such Participant or beneficiary shall be deemed given if directed to such address and mailed by regular United States mail, first class, postage prepaid, or by overnight courier, or facsimile, or email. If any check mailed to such address is returned as undeliverable to the addressee, mailing of checks will be suspended until the Participant or beneficiary furnishes the proper address (and the Participant or beneficiary may incur additional taxes and penalties under Section 409A). This provision shall not be construed as requiring the mailing of any notice or notification otherwise permitted to be given by posting or by other publication.

14.12. Lost Distributees. A benefit shall be deemed forfeited if the Administrator is unable after a reasonable period of time to locate the Participant or beneficiary to whom payment is due, or, if located, the Participant or beneficiary does not provide documentation required for a distribution or payment. Unless escheated to a Participant’s or beneficiary’s state of domicile pursuant to applicable escheat laws, such benefit shall, subject to the approval of the Administrator, be reinstated if a valid claim is made by or on behalf of the Participant or beneficiary for the forfeited benefit, although the benefits may be subject to additional taxes and penalties under Section 409A.

14.13. Reliance on Data. The Administrator shall have the right to rely on any data provided by the Participant or by any beneficiary or representative of the Participant or beneficiary. Representations of such data shall be binding upon any party seeking to claim a benefit through a Participant, and the Administrator shall have no obligation to inquire into the accuracy of any representation made at any time by a Participant or beneficiary.

14.14. Electronic Documents. To the extent permitted by applicable law, BB&T and the Administrator or its designee may (i) deliver by email or other electronic means (including posting on a web site maintained by BB&T or by a third party under contract with BB&T) all documents relating to the Plan or any Award thereunder (including without limitation, prospectuses required by the SEC) and all other documents that BB&T or the Administrator or its designee is required to deliver to its security holders (including without limitation, annual reports and proxy statements), and (ii) permit Participants to electronically execute applicable Plan documents (including, but not limited to, Agreements) and notices in a manner prescribed by the Administrator.

14.15. Gender and Number. Except where otherwise indicated by the context, words in any gender shall include any other gender, words in the singular shall include the plural and the plural shall include the singular.

14.16. Severability. If any provision of the Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

14.17. Rules of Construction. Headings are given to the articles and sections of the Plan solely as a convenience to facilitate reference. The reference to any statute, regulation or other provision of law shall be construed to refer to any amendment to or successor of such provision of law.

14.18. Successors and Assigns. The Plan shall be binding upon BB&T, its successors and assigns, and Participants, their executors, administrators, permitted transferees, and beneficiaries.

14.19. Clawback, etc. By entering into Agreements or otherwise participating in the Plan, each Participant acknowledges and agrees to the provisions of this Section 14.19, and acknowledges and agrees that the provisions of this Section 14.19 may be applied, without liability to any Participant (or any Participant’s beneficiary) by the Administrator on a retroactive basis regardless of the Participant’s employment status with

BB&T or its Affiliates at the time of such clawback or other action by the Administrator. Notwithstanding anything contained in the Plan to the contrary, the Administrator, in order to comply with applicable law (including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act) and any risk management requirements and/or policies adopted by BB&T, retains the right at all times to decrease or terminate all Awards and payments under the Plan, and any and all amounts payable under the Plan or paid under the Plan shall be subject to clawback, forfeiture, and reduction to the extent determined by the Administrator as necessary to comply with applicable law and/or policies adopted by BB&T.

14.20. Legislative and/or Regulatory Restrictions. Notwithstanding anything contained in the Plan to the contrary, in the event any legislation, regulation(s), or formal or informal guidance require(s) any compensation payable under the Plan (including, without limitation, any incentive-based compensation) to be deferred, reduced, eliminated, paid in a different form or subjected to vesting or other restrictions, such compensation shall be deferred, reduced, eliminated, paid in a different form or subjected to vesting or other restrictions as, and solely to the extent, required by such legislation, regulation(s), or formal or informal guidance.

ARTICLE 15

DEFINITIONS

In addition to other terms defined herein, the following terms shall have the meanings given below:

15.1. Administrator shall mean the Board, and, upon its delegation of all or part of its authority to administer the Plan to the Committee, the Committee; provided, however, that with respect to Covered Employees and Employees subject to Rule 16b-3, the term “Administrator” used in the Plan shall always mean the Committee; and provided further, however, that except with respect to Covered Employees, Employees subject to Rule 16b-3, and Directors, the term “Administrator” shall also mean the delegate or delegates to whom authority has been delegated pursuant to Section 13.3. (Effective April 25, 2017)

15.2. Affiliate means any employer with which BB&T would be considered a single employer under Section 414(b) or 414(c) of the Code, applied using fifty percent (50%) as the percentage of ownership required under such Code sections; provided, however, that the term “Affiliate” shall be construed in a manner in accordance with the registration provisions of applicable federal securities laws.

15.3. Agreement and Award Agreement mean any agreement, document, or other instrument (which may be in written or electronic or Internet form, in the Administrator’s discretion and which includes, as permitted under Section 409A, any amendment or supplement thereto and any related forms) between BB&T and a Participant specifying the terms, conditions, and restrictions of an Award granted to the Participant in accordance with the Plan. An Agreement may also state such other terms, conditions, and restrictions, including but not limited to terms, conditions, and restrictions applicable to shares of Common Stock subject to an Award, as may be established by the Administrator in accordance with the Plan.

15.4. Annual Corporate Incentive Pool means the aggregate amount that may be paid under Article 9.

15.5. Annual Incentive Performance Award means an annual incentive performance award under either Article 9 or Article 10 of the Plan.

15.6. Award means, individually or collectively, a grant under the Plan of an Option (including an Incentive Option or a Nonqualified Option), a Stock Appreciation Right (including a Related SAR or a Freestanding SAR), a Restricted Award (including a Restricted Stock Award or a Restricted Stock Unit Award), a Performance Award (including a Performance Share Award, a Performance Unit Award, or an LTIP Award), a Phantom Stock Award, an Annual Incentive Performance Award, or any other award granted under the Plan.

15.7. BB&T means BB&T Corporation, a North Carolina corporation, or any successor thereto.

15.8. Board means the Board of Directors of BB&T.

15.9. Change of Control means a change of control as defined in an applicable Agreement; provided, however, that for purposes of Articles 9 and 10 of the Plan, Change of Control means and will be deemed to have occurred on the earliest of the following dates:

(a) the date any person or group of persons (as defined in Section 13(d) and 14(d) of the Exchange Act) together with its affiliates, excluding employee benefit plans of BB&T and its Affiliates, is or becomes, directly or indirectly, the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act) of securities of BB&T representing twenty percent (20%) or more of the combined voting power of BB&T’s then outstanding voting securities (excluding the acquisition of securities of BB&T by an entity at least eighty percent (80%) of the outstanding voting securities of which are, directly or indirectly, beneficially owned by BB&T); or

(b) the date when, as a result of a tender offer or exchange offer for the purchase of securities of BB&T (other than such an offer by BB&T for its own securities), or as a result of a proxy contest, merger, share exchange, consolidation or sale of assets, or as a result of any combination of the foregoing, individuals who, at the beginning of any two- (2-) year period during the duration of the Plan, constitute the Board, plus new directors whose election or nomination for election by BB&T’s shareholders is approved by a vote of at least two-thirds (2/3) of the directors still in office who were directors at the beginning of such two- (2-) year period, cease for any reason during such two- (2-) year period to constitute at least two-thirds (2/3) of the members of such Board; or

(c) the date a merger, share exchange or consolidation of BB&T with any other corporation or entity is consummated regardless of which entity is the survivor, other than a merger, share exchange or consolidation which would result in the voting securities of BB&T outstanding immediately prior thereto continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving or acquiring entity) at least sixty percent (60%) of the combined voting power of the voting securities of BB&T or such surviving or acquiring entity outstanding immediately after such merger, share exchange or consolidation; or

(d) the date the shareholders of BB&T approve a plan of complete liquidation or winding-up of BB&T; or

(e) the date a sale or disposition by BB&T of all or substantially all of BB&T’s assets is consummated; or

(f) the date of any event which the Board determines should constitute a Change of Control.

15.10. Code means the Internal Revenue Code of 1986, as amended.

15.11. Committee means either (i) the Compensation Committee of the Board appointed to administer the Plan, or (ii) a committee of the Board designated by the Board to administer the Plan and, with respect to “applicable employee remuneration” for purposes of Section 162(m), a subcommittee designated by the Board composed of not less than two (2) directors, each of whom is required to be a “nonemployee director” (within the meaning of Rule 16b-3) and an “outside director” (within the meaning of Section 162(m)) to the extent Rule 16b-3 and Section 162(m), respectively, are applicable to BB&T and the Plan.

15.12. Common Stock means the common stock of BB&T Corporation, $5.00 par value.

15.13. Covered Employee shall have the meaning given the term in Section 162(m).

15.14. Director means a member of the Board or a member of the board of directors of an Affiliate.

15.15. Disability or Disabled means:

(i)	If the Participant is a participant in a disability insurance program of BB&T or an Affiliate, that the Participant incurs a Separation from Service for disability under such program; or

(ii)	If the Participant is not a participant in a disability insurance program of BB&T or an Affiliate, that such Participant suffers from any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six (6) months, where such impairment causes the individual to be unable to perform the duties of his or her employment or any substantially similar position of employment and that the Participant incurs a Separation from Service.

15.16. Effective Date means the date, as defined in Section 1.1, upon which the Plan is approved by BB&T’s shareholders.

15.17. Employee means any person who is an employee of BB&T or any Affiliate (including entities which become Affiliates after the Effective Date of the Plan); provided, however, that with respect to Incentive Options, “Employee” means any person who is considered an employee of BB&T or any Affiliate for purposes of Treas. Reg. Section 1.421- 1(h) (or any successor provision related thereto).

15.18. Exchange Act means the Securities Exchange Act of 1934, as amended.

15.19. Fair Market Value per share of the Common Stock shall be, to the extent applicable to an Award, the closing sales price per share on the New York Stock Exchange or the American Stock Exchange (as applicable) on the date an Award is granted or other determination is made (each, a “valuation date”), or, if there is no transaction on such date, then on the trading date nearest preceding the valuation date for which closing sales price information is available. In the absence of any such markets for the Common Stock, the Fair Market Value shall be determined by the Board in good faith in accordance with Section 409A.

15.20. Fiscal Year means BB&T’s fiscal year which is the calendar year beginning each January 1, and ending the following December 31.

15.21. Freestanding SAR means an SAR that is granted without relation to an Option, as provided in Section 5.1.

15.22. Incentive Option means an Option that is designated by the Administrator as an Incentive Option and intended to meet the requirements of incentive stock options under Code Section 422 and related regulations.

15.23. Independent Contractor means an independent contractor, consultant, or advisor providing services to BB&T or an Affiliate.

15.24. Individual Incentive Opportunity means a Participant’s allocable percentage share of either the Annual Corporate Incentive Pool under Article 9 or a Participant’s target award under Article 10.

15.25. LTIP Award means a long-term incentive performance award granted under Article 8.

15.26. Nonqualified Option means an Option that is not an Incentive Option.

15.27. Option means a stock option granted under Article 4.

15.28. Option Period means the term of the Option as provided in Section 4.4.

15.29. Option Price means the price per share at which an Option may be exercised as provided in Section 4.3.

15.30. Participant means an individual employed by, or providing services to, BB&T or an Affiliate who satisfies the requirements of Article 2 and is selected by the Administrator to receive an Award under the Plan.

15.31. Performance Award means a Performance Share Award, a Performance Unit Award and/or an LTIP Award as provided in Article 8.

15.32. Performance Goals means (i) for a Performance Period, one (1) or more goals as may be established in writing by the Administrator for the Performance Period based upon the achievement (measured on an absolute or relative basis) of one (1) or more Performance Measures, and (ii) for purposes of Article 10, such performance goal or goals based upon such performance measure(s) as the Administrator establishes in writing for a Performance Period.

15.33. Performance Measures mean one (1) or more (either alone or in combination) performance factors which may be established by the Administrator with respect to an Award. Performance factors may be based on such corporate, business unit or division and/or individual performance factors and criteria as the Administrator in its discretion may deem appropriate (including, but not limited to, one (1) or more designated external or internal indices or benchmarks, or designated comparison group or entity or groups or entities); provided, however, that such performance factors shall be limited to one (1) or more (either alone or in combination) of the following: (i) return measures (including, but not limited to, return on assets; return on risk-weighted assets; return on shareholders’ equity; return on tangible equity; return on capital; return on regulatory capital; and return on investment); (ii) earnings measures (including, but not limited to, earnings per share; net income; net interest income; net interest margin; non-interest income; income before income taxes; income before income taxes and provision for credit losses; risk-adjusted profitability measures; earnings before interest, taxes, depreciation and amortization; operating or profit margin; productivity ratios; profitability of an identifiable business unit or product; and maintenance or improvement of profit margin); (iii) expense measures (including, but not limited to, expense management; total expenses; operating efficiencies; efficiency ratios; and non-interest expense); (iv) balance sheet measures (including, but not limited to, asset growth; asset mix; loan growth; loan mix; loan loss reserves; nonperforming assets; deposits; deposit mix; book value per share; book equity; tangible equity; and investments); (v) enterprise risk management measures (including, but not limited to, interest-sensitivity levels; liquidity measures; asset quality; credit quality; credit performance; charge-offs; regulatory compliance; satisfactory internal or external audits; and financial or credit ratings); (vi) internal or external regulatory capital, liquidity, risk or other regulatory-related requirements, expectations, goals or objectives (including, but not limited to, capital management; cost of capital; improvements in capital structure; working capital; tier one capital ratio; common equity tier one ratio; leverage ratio; stress testing and capital levels); (vii) market or market-related measures (including, but not limited to, stock price; dividends or dividend yield; total shareholder return; market to book value; market capitalization; market to tangible book value; and price/earnings ratio); (viii) strategic business goals and objectives (including, but not limited to, consummation or integration of acquisitions; dispositions; projects or other specific events, transactions, or workforce objectives); (ix) off-balance sheet portfolio objectives (including, but not limited to, those related to servicing portfolios, securitizations, assets under administration or management, derivatives, loan originations or innovation goals or objectives); (x) product, consumer or market-related objectives (including, but not limited to, revenue; sales; revenue mix; product growth; customer growth; number or type of customer relationships; customer satisfaction; associate satisfaction; top box scores; and market share); (xi) cash flow (including, but not limited to, operating cash flow; free cash flow; and cash flow return on capital); and (xii) any other objective measures established by the Administrator, provided, however, that such measures shall not be used in connection with Awards to Covered Employees.

With respect to Covered Employees, such performance factors and criteria may include or exclude certain items that have an accounting or financial impact as determined by the Administrator within the first ninety (90) days of the Performance Period (or, if shorter, within the maximum period allowed under Section 162(m)).

15.34. Performance Period means the one (1) or more periods of time of at least twelve (12) consecutive months in duration, or a period of time shorter than twelve (12) consecutive months, as the Administrator may select, over which the attainment of one (1) or more Performance Goals will be measured for purposes of determining a Participant’s right to and the payment of a Performance Award, an Annual Incentive Performance Award, a Restricted Award, or any other Award for which the Administrator determines a measuring period is appropriate. Subject to the foregoing, for purposes of Annual Incentive Performance Awards under Articles 9 and 10, the Performance Period shall be the Fiscal Year.

15.35. Performance Share means an Award granted under Article 8.

15.36. Performance Unit means an Award granted under Article 8.

15.37. Phantom Stock Award means an Award, granted under Section 5.2, to a Participant of a number of hypothetical share units with respect to shares of Common Stock, with a value based on the Fair Market Value of a share of Common Stock.

15.38. Plan means this BB&T Corporation 2012 Incentive Plan, as it may be hereafter amended and/or restated.

15.39. Related SAR means an SAR granted under Section 5.1 that is granted in relation to a particular Option and that can be exercised only upon the surrender to BB&T, unexercised, of that portion of the Option to which the SAR relates.

15.40. Restricted Award means either a Restricted Stock Award or a Restricted Stock Unit Award.

15.41. Restriction Period means the nature, length, and starting date of the period during which a Restricted Award may be earned by a Participant.

15.42. Restricted Stock and Restricted Stock Award mean shares of Common Stock subject to restrictions awarded to a Participant under Article 6.

15.43. Restricted Stock Unit and Restricted Stock Unit Award mean a Restricted Stock Unit Award and Restricted Stock Units granted to a Participant pursuant to Article 7.

15.44. Retirement means that a Participant has incurred a Separation from Service on or after his earliest early retirement date. As used herein, the “earliest early retirement date” of a Participant who incurs a Separation from Service is, (i) if the Participant is an Employee, either the Employee’s attainment of at least age 55 with at least 10 years of service with BB&T and/or an Affiliate, or, in the event the Employee has not attained at least age 55 with at least 10 years of service, the Employee’s attainment of at least age 65 with at least 5 years of service with BB&T and/or an Affiliate; and (ii) if the Participant is a Director, the Director’s attainment of at least the age of retirement specified in BB&T’s policy and procedure applicable to Directors as the retirement age for Directors.

15.45. Rule 16b-3 means Rule 16b-3 as promulgated and interpreted by the SEC under the Exchange Act, or any successor rule or regulation thereto as in effect from time to time.

15.46. SAR and Stock Appreciation Right. means a stock appreciation right granted under Section 5.1. References to “SARs” include both Related SARs and Freestanding SARs, unless the context requires otherwise.

15.47. SEC means the Securities and Exchange Commission or any successor thereto.

15.48. Section 162(m) means Section 162(m) of the Code and the guidance issued thereunder by the United States Department of the Treasury and/or Internal Revenue Service.

15.49. Section 409A means Section 409A of the Code and the guidance issued thereunder by the United States Department of the Treasury and/or Internal Revenue Service.

15.50. Securities Act means the Securities Act of 1933, as amended.

15.51. Separation from Service means a termination of employment with BB&T and all Affiliates that is a “separation from service” within the meaning of Section 409A. In accordance with Section 409A, bona fide leaves of absence up to six (6) months (or longer if the individual retains a right to reemployment under an applicable statute or by contract) for governmental or military service, illness, temporary disability or other reasons shall not be deemed Separations from Service.

15.52. Specified Employee means a “specified employee” within the meaning of Section 409A and any “specified employee” identification policy of BB&T.

15.53. Ten Percent Shareholder means an individual who, at the time an Option is granted, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of BB&T or an Affiliate. For this purpose, an individual will be deemed to own stock which is attributable to the individual under Section 424(d) of the Code.

REST OF PAGE INTENTIONALLY LEFT BLANK

IN WITNESS WHEREOF, this BB&T Corporation 2012 Incentive Plan, Amended April 25, 2017, is, by the authority of the Board of Directors of BB&T Corporation, executed on behalf of BB&T Corporation, the      day of                     , 2017.

BB&T CORPORATION

By:

Name:

Title:

ATTEST:

By:

Name:

Title:

[Corporate Seal]

ATTENDING THE ANNUAL MEETING
Date and Time	11:00 a.m. Eastern Daylight Time on Tuesday, April 25, 2017
Location	Hilton Harrisburg One North Second Street Harrisburg, PA 17101
Who May Attend:	• Record holders: Shareholders who own shares of BB&T common stock directly and not through a bank, broker or intermediary.
• Beneficial holders: Shareholders whose shares of BB&T common stock are held for them by banks, brokers or other intermediaries.
• Authorized representatives of entities who are beneficial holders of BB&T common stock.
Required Documentation:	In addition to a valid photo ID, the following materials must be presented in order to be admitted to the annual meeting:
• Record holders: The top portion of your proxy card, which will serve as an admission ticket.
•

Beneficial holders: Evidence of your ownership, which may include (1) a notice regarding the availability of proxy materials, (2) the top portion of a voting instruction form, or (3) a recent proxy or letter from the bank, broker or other intermediary that holds the beneficial holders’ shares and that confirms the beneficial holders’ ownership of those shares.

• Authorized representatives of beneficial holders: A letter from the record holder certifying the beneficial ownership of the entity they represent and a letter from the beneficial holder certifying as to their status as an authorized representative.
Prohibited Items:	•

The use of cameras (including cellular phones or PDAs with photographic and/or video recording capabilities), recording devices and other electronic devices, cellular phones or PDAs is strictly prohibited.

• Knives, firearms, any item that could be used as a weapon and any other device or instrument that may be potentially disruptive are strictly prohibited.
Admissions:	• BB&T representatives will be at the entrance to the annual meeting and these representatives will have the authority, on BB&T’s behalf, to determine whether the admission policy and procedures are being followed and whether you will be granted admission to the annual meeting.
002CSN778A	C0001125053

Admission Ticket

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Daylight Time, on April 24, 2017.
Vote by Internet
• Go to www.envisionreports.com/BBT
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website
Vote by telephone
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
• Follow the instructions provided by the recorded message

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Election of Directors — The Board of Directors recommends a vote FOR all nominees listed.

1. The election of sixteen directors, each for a one-year term expiring at the 2018 Annual Meeting of Shareholders.												+
	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - Jennifer S. Banner	☐	☐	☐	07 - Kelly S. King	☐	☐	☐	13 - Christine Sears	☐	☐	☐

02 - K. David Boyer, Jr.	☐	☐	☐	08 - Louis B. Lynn, Ph.D.	☐	☐	☐	14 - Thomas E. Skains	☐	☐	☐

03 - Anna R. Cablik	☐	☐	☐	09 - Charles A. Patton	☐	☐	☐	15 - Thomas N. Thompson	☐	☐	☐

04 - James A. Faulkner	☐	☐	☐	10 - Nido R. Qubein	☐	☐	☐	16 - Stephen T. Williams	☐	☐	☐

05 - I. Patricia Henry	☐	☐	☐	11 - William J. Reuter	☐	☐	☐

06 - Eric C. Kendrick	☐	☐	☐	12 - Tollie W. Rich, Jr.	☐	☐	☐

B	Management Proposals — The Board of Directors recommends a vote FOR Proposals 2, 3 and 5, and “EVERY YEAR” for Proposal 4.

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the Corporation’s independent registered public accounting firm for 2017.	For ☐	Against ☐	Abstain ☐	3.	To vote on an advisory resolution to approve BB&T’s executive compensation program, commonly referred to as a “say on pay” vote.	For ☐	Against ☐	Abstain ☐

4.	To vote on an advisory resolution to approve the frequency of BB&T’s “say on pay” vote.	Every Year ☐	2 Years ☐	3 Years ☐	Abstain ☐	5.

To approve the amendments to the BB&T Corporation 2012 Incentive Plan, which include increasing the number of authorized shares, and re-approval of the Plan for purposes of Internal Revenue Code section 162(m).

							☐	☐	☐

C	Shareholder Proposals — The Board of Directors recommends a vote AGAINST Proposal 6.

6.	To vote on a shareholder proposal requesting the elimination of supermajority voting provisions in BB&T Corporation’s articles and bylaws, if properly presented at the meeting.	For ☐	Against ☐	Abstain ☐

ADMISSION TICKET
PLEASE DETACH BELOW AND BRING WITH YOU IF YOU
PLAN TO ATTEND THE ANNUAL MEETING IN PERSON

VOTE BY INTERNET OR TELEPHONE
24 Hours a Day—7 Days a Week
It’s Fast and Convenient

Important Notice Regarding the Internet Availability of

Proxy Materials for the Annual Meeting of Shareholders.

The Proxy Statement, BB&T’s Annual Report and Form 10-K

are available at: www.envisionreports.com/BBT

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — BB&T CORPORATION	+
ANNUAL MEETING APRIL 25, 2017

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF BB&T CORPORATION

The undersigned shareholder of BB&T Corporation, a North Carolina corporation (“BB&T”), appoints Kelly S. King, Christopher L. Henson and Robert J. Johnson, Jr., or any of them, with full power to act alone, the true and lawful attorneys-in-fact of the undersigned, with full power of substitution and revocation, to vote all shares of common stock of BB&T that the undersigned is entitled to vote at the annual meeting of shareholders of BB&T to be held at the Hilton Harrisburg, One North Second Street, Harrisburg, PA 17101, on Tuesday, April 25, 2017 at 11:00 a.m. Eastern Daylight Time and at any adjournment thereof, with all powers the undersigned would possess if personally present, as stated on the reverse side hereof.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE DIRECTIONS OF THE UNDERSIGNED. IF NO INSTRUCTION TO THE CONTRARY IS GIVEN, THIS PROXY WILL BE VOTED:

•	“FOR” EACH OF THE NOMINEES FOR DIRECTOR DESCRIBED IN PROPOSAL 1;
•	“FOR” PROPOSALS 2, 3, AND 5, AND “EVERY YEAR” FOR PROPOSAL 4;
•	“AGAINST” PROPOSAL 6

IF ANY OTHER BUSINESS IS PRESENTED AT THE ANNUAL MEETING, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BEST JUDGMENT OF THE NAMED ATTORNEYS-IN-FACT.

THE TOP PAGE OF THE PROXY CARD SERVES AS YOUR ADMISSION TICKET TO THE ANNUAL MEETING.

The undersigned acknowledges receipt of the Notice of the BB&T Annual Meeting and Proxy Statement.

D	Non-Voting Items

Change of Address — Please print new address below.

E	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please insert date of signing. Sign exactly as the name appears on the reverse. Where stock is issued in two or more names, all names should sign. If signing as attorney, administrator, executor, trustee or guardian, give full title as such. A corporation should sign by an authorized officer and affix seal.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

+
IF VOTING BY MAIL, PLEASE COMPLETE SECTIONS A - E ON BOTH SIDES OF THIS CARD.